Exhibit 10.1

Execution Copy

CUSIP NO.:53279FAA7

CREDIT AGREEMENT

Dated as of September 15, 2011

among

LINCARE HOLDINGS INC.,

as Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER

FROM TIME TO TIME PARTY HERETO,

as Guarantors,

THE SEVERAL LENDERS

FROM TIME TO TIME PARTY HERETO

and

BANK OF AMERICA, N.A.,

as Agent

and

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

and WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents

and

U.S. BANK NATIONAL ASSOCIATION and RBS CITIZENS, NATIONAL ASSOCIATION,

as Co-Documentation Agents

Arranged by:

MERRILL LYNCH, PIERCE FENNER & SMITH INCORPORATED,

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

and WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Book Managers

TABLE OF CONTENTS

SECTION 1 DEFINITIONS		1
1.1	Definitions	1
1.2	Computation of Time Periods	25
1.3	Accounting Terms	25
1.4	Letter of Credit Amounts	26

SECTION 2 CREDIT FACILITIES		26
2.1	Revolving Loans	26
2.2	Letter of Credit Subfacility	27
2.3	Swingline Loans	32

SECTION 3 OTHER PROVISIONS RELATING TO CREDIT FACILITIES		34
3.1	Default Rate	34
3.2	Extension and Conversion	34
3.3	Prepayments	35
3.4	Termination and Reduction of Revolving Committed Amount	35
3.5	Fees	36
3.6	Capital Adequacy	37
3.7	Limitation on Eurodollar Loans	37
3.8	Illegality	38
3.9	Requirements of Law	38
3.10	Treatment of Affected Revolving Loans	39
3.11	Taxes	40
3.12	Compensation	41
3.13	Pro Rata Treatment	42
3.14	Sharing of Payments	42
3.15	Payments, Computations, Etc.	43
3.16	Evidence of Debt	44
3.17	Replacement of Affected Lenders	45
3.18	Cash Collateral	46
3.19	Defaulting Lenders	47

SECTION 4 GUARANTY		48
4.1	The Guaranty	48
4.2	Obligations Unconditional	49
4.3	Reinstatement	50
4.4	Certain Additional Waivers	50
4.5	Remedies	50
4.6	Rights of Contribution	50
4.7	Continuing Guarantee	51

SECTION 5 CONDITIONS		52
5.1	Closing Conditions	52
5.2	Conditions to all Extensions of Credit	54

SECTION 6 REPRESENTATIONS AND WARRANTIES		55
6.1	Financial Condition	55
6.2	No Material Change	55
6.3	Organization and Good Standing	55
6.4	Power; Authorization; Enforceable Obligations	56
6.5	No Conflicts	56

i

6.6	No Default	56
6.7	Ownership	56
6.8	Indebtedness	56
6.9	Litigation	57
6.10	Taxes	57
6.11	Compliance with Law	57
6.12	ERISA	57
6.13	Subsidiaries	58
6.14	Governmental Regulations, Etc.	58
6.15	Purpose of Revolving Loans and Letters of Credit	59
6.16	Environmental Matters	59
6.17	Intellectual Property	60
6.18	Solvency	60
6.19	Investments	60
6.20	Disclosure	60
6.21	No Unusual Restrictions	60
6.22	Reimbursement from Third Party Payors	60
6.23	Fraud and Abuse	61
6.24	Licensing and Accreditation	61

SECTION 7 AFFIRMATIVE COVENANTS		62
7.1	Information Covenants	62
7.2	Preservation of Existence and Franchises	64
7.3	Books and Records	64
7.4	Compliance with Law	64
7.5	Payment of Taxes	65
7.6	Insurance	65
7.7	Maintenance of Property	65
7.8	[Reserved]	65
7.9	Use of Proceeds	65
7.10	Audits/Inspections	65
7.11	Financial Covenants	66
7.12	Additional Guarantors and Pledged Stock	66
7.13	Post-Closing Covenants	66

SECTION 8 NEGATIVE COVENANTS		67
8.1	Indebtedness	67
8.2	Liens	68
8.3	Nature of Business	68
8.4	Consolidation. Merger, Dissolution, etc.	68
8.5	Asset Dispositions	69
8.6	Investments	69
8.7	Restricted Payments	69
8.8	Prepayments of Indebtedness etc.	69
8.9	Transactions with Affiliates	70
8.10	Fiscal Year; Organizational Documents	70
8.11	Limitation on Restricted Actions	70
8.12	Ownership of Subsidiaries; Limitations on Borrower	70
8.13	Sale Leasebacks	71

SECTION 9 EVENTS OF DEFAULT		71
9.1	Events of Default	71

9.2	Acceleration; Remedies	73

SECTION 10 AGENCY PROVISIONS		74
10.1	Appointment and Authorization of Agent	74
10.2	Delegation of Duties	74
10.3	Liability of Agent	75
10.4	Reliance by Agent	75
10.5	Notice of Default	76
10.6	Credit Decision; Disclosure of Information by Agent	76
10.7	Indemnification of Agent	76
10.8	Agent in its Individual Capacity	76
10.9	Successor Agent	77
10.10	Agent May File Proofs of Claim	77
10.11	Collateral and Guaranty Matters	78
10.12	No Other Duties; Etc.	78

SECTION 11 MISCELLANEOUS		79
11.1	Notices	79
11.2	Right of Set-Off; Adjustments	81
11.3	Successors and Assigns	81
11.4	No Waiver; Remedies Cumulative	86
11.5	Expenses; Indemnification	86
11.6	Amendments Waivers and Consents	87
11.7	Counterparts	88
11.8	Headings	89
11.9	Survival	89
11.10	Governing Law; Submission to Jurisdiction: Venue	89
11.11	Severability	89
11.12	Entirety	90
11.13	Binding Effect; Termination	90
11.14	Conflict	90
11.15	Confidentiality	90
11.16	No Advisory or Fiduciary Responsibility	91
11.17	USA PATRIOT Act Notice	92

SCHEDULES

Schedule 1.1(a)	Investments
Schedule 1.1(b)	Liens
Schedule 1.1(c)	Existing Letters of Credit
Schedule 2.1(a)	Commitment Percentages
Schedule 6.13	Subsidiaries
Schedule 8.1	Indebtedness

EXHIBITS

Exhibit 1.1(a)	Pledge Agreement
Exhibit 2.1(b)(i)	Form of Notice of Borrowing
Exhibit 2.1(e)	Form of Revolving Note
Exhibit 3.2	Form of Notice of Extension/Conversion
Exhibit 7.1(c)	Form of Officer’s Compliance Certificate
Exhibit 7.12	Form of Joinder Agreement
Exhibit 11.3	Form of Assignment and Assumption

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of September 15, 2011, (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), is by and among LINCARE HOLDINGS INC., a Delaware corporation (the “Borrower”), each of the Subsidiaries of the Borrower identified as a “Guarantor” on the signature pages hereto, the Lenders (as defined herein) from time to time party hereto and BANK OF AMERICA, N. A., as Agent for the Lenders (in such capacity, the “Agent”).

W I T N E S S E T H

WHEREAS, the Borrower and each of its Subsidiaries are party to that certain Credit Agreement, dated as of December 1, 2006, as amended from time to time thereafter (as amended, the “Existing Credit Agreement”), among the Borrower, the guarantors party thereto, the lenders party thereto, and Bank of America, N.A., as the agent for such lenders; and

WHEREAS, the Borrower and the Guarantors have requested, and the Lenders have agreed to provide the requested $450,000,000 five-year revolving credit facility available to the Borrower on the terms and conditions hereinafter set forth, which will be used in part to repay all amounts outstanding under the Existing Credit Agreement.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

1.1	Definitions.

As used in this Credit Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

“2007 Series A Convertible Note Indenture” means that certain Convertible Senior Note Indenture by and between the Borrower and U.S. Bank Trust National Association, as Trustee with respect to the 2007 Series A Convertible Notes.

“2007 Series A Convertible Notes” means the Borrower’s Series A Convertible Senior Debentures due 2037 (each as amended, modified, extended, renewed or restated from time to time) issued under the 2007 Series A Convertible Note Indenture.

“2007 Series B Convertible Note Indenture” means that certain Convertible Senior Note Indenture by and between the Borrower and U.S. Bank Trust National Association, as Trustee with respect to the 2007 Series B Convertible Notes.

“2007 Series B Convertible Notes” means the Borrower’s Series B Convertible Senior Debentures due 2037 (each as amended, modified, extended, renewed or restated from time to time) issued under the 2007 Series B Convertible Note Indenture.

“Acquisition”, by any Person, means the acquisition by such Person of all of the Capital Stock or all or substantially all of the Property of another Person, whether or not involving a merger or consolidation with such other Person.

“Adjusted Base Rate” means the Base Rate plus the Applicable Percentage.

“Adjusted Eurodollar Rate” means the Eurodollar Rate plus the Applicable Percentage.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affiliate” means, with respect to any Person, any other Person (i) directly or indirectly controlling or controlled by or under direct or indirect common control with such Person or (ii) directly or indirectly owning or holding five percent (5%) or more of the equity interest in such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” shall have the meaning assigned to such term in the heading hereof, together with any successors or assigns.

“Agent’s Fee Letter” means that certain letter agreement, dated as of August 16, 2011, among the Agent, MLPFS and the Borrower, as amended, modified, restated or supplemented from time to time.

“Agent-Related Persons” means the Agent (including any successor agent), together with its Affiliates (including, in the case of Bank of America in its capacity as the Agent), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Applicable Lending Office” means, for each Lender, the office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Agent and the Borrower by written notice as the office by which its Eurodollar Loans are made and maintained.

“Applicable Percentage” means, for purposes of calculating the applicable interest rate for any day for any Revolving Loan, the applicable rate of the Commitment Fee for any day for purposes of Section 3.5(b) and the applicable rate of the Letter of Credit Fee for any day for purposes of Section 3.5(c)(i), the appropriate applicable percentage corresponding to the Leverage Ratio in effect as of the most recent Calculation Date as set forth below:

Applicable Percentages

Pricing Level	Leverage Ratio	Revolving Loans		Letter of Credit Fee	Commitment Fee
		Eurodollar Loans	Base Rate Loans
I	< 1.00	1.125%	0.125%	1.125%	0.175%
II	< 2.00 but ≥ 1.0	1.375%	0.375%	1.375%	0.20%
III	< 2.50 but ≥ 2.00	1.50%	0.50%	1.50%	0.25%
IV	≥ 2.50	1.625%	0.625%	1.625%	0.275%

The Applicable Percentages shall be determined and adjusted quarterly on the date (each a “Calculation Date”) five Business Days after the date by which the Borrower is required to provide the officer’s certificate in accordance with the provisions of Section 7.1(c) for the most recently ended fiscal quarter of the Consolidated Parties; provided, however, that (i) the initial Applicable Percentages following the Closing Date shall be based on Pricing Level II (as shown above) and shall remain at Pricing Level II until the Calculation Date for the fiscal quarter of the Consolidated Parties ending on September 30, 2011, on and after which time the Pricing Level shall be determined by the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Consolidated Parties preceding the applicable Calculation Date and (ii) if the Borrower fails to provide the officer’s certificate as required by Section 7.1(c) for the last day of the most recently ended fiscal quarter of the Consolidated Parties preceding the applicable Calculation Date, the Applicable Percentage from such Calculation Date shall be based on Pricing Level IV until such time as an appropriate officer’s certificate is provided, whereupon the Applicable Percentages shall be determined by the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Consolidated Parties preceding such Calculation Date. Each Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Percentages shall be applicable to all existing Revolving Loans and Letters of Credit as well as any new Revolving Loans and Letters of Credit made or issued.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Disposition” means any disposition, other than pursuant to an Excluded Asset Disposition, of any or all of the Property (including without limitation the Capital Stock of a Subsidiary) of any Consolidated Party whether by sale, lease, transfer or otherwise, but other than pursuant to any casualty or condemnation event.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.3(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit 11.3 or any other form approved by the Administrative Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2010, and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, including the notes thereto.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following with respect to such Person: (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or ordering the winding up or liquidation of its affairs; or (ii) there shall be commenced against such Person an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded for a period of sixty (60) consecutive days; or (iii) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (iv) such Person shall be unable to, or shall admit in writing its inability to, pay its debts generally as they become due.

“Base Rate” means, for any day, the rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus one-half of one percent (0.50%), (b) a daily rate equal to the Prime Rate for such day and (c) the Eurodollar Rate plus 1.0%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.

“Base Rate Loan” means any Revolving Loan bearing interest at a rate determined by reference to the Base Rate.

“Borrower” means the Person identified as such in the heading hereof, together with any permitted successors and assigns.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close, except that, when used in connection with a Eurodollar Loan, such day shall also be a day on which dealings between banks are carried on in U.S. dollar deposits in London, England.

“Calculation Date” shall have the meaning assigned to such term in the definition of “Applicable Percentage” set forth in this Section 1.1.

“Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the Agent, the Issuing Lender or the Swingline Lender (as applicable) and the Lenders, as collateral for LOC Obligations, Credit Party Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Issuing Lender or the Swingline Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Agent and (b) the Issuing Lender or the Swingline Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) U.S. dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) obligations of any U.S. state or a division, public instrumentality or taxing authority thereof for which sufficient obligations of the United States have been irrevocably deposited with such Person to support the payment in full of principal and interest thereon, (e) repurchase agreements with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which any Credit Party shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (f) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (e) and (g) auction rate securities rated AA (or the equivalent thereof) or better by S&P or Aa2 (or the equivalent thereof) or better by Moody’s and with reset periods not to exceed 49 days between auctions.

“Change in Law” means the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events: (i) any Person or two or more Persons acting in concert (other than Persons owning 30% or more of the Voting Stock of the Borrower on the Closing Date) shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, control over, Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 30% or more of the combined voting power of all Voting Stock of the Borrower, (ii) any Person or two or more Persons acting in concert (other than Persons owning 30% or more of the Voting Stock of the Borrower on the Closing Date) has the ability directly or indirectly, to elect a majority of the board of directors of the Borrower, (iii) during any period of up to 12 consecutive months, commencing on the Closing Date, individuals (or their designees or other individuals appointed by the same designating party) who at the beginning of such 12 month period were directors of the Borrower (together with any new directors whose election to the board of directors of the Borrower or whose nomination for election by the stockholders of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease for any reason to constitute a majority of the board of directors of the Borrower or (iv) the occurrence of (x) a “Change of Control” (or any comparable term) under, and as defined by any convertible debenture indenture (including, without limitation, the Convertible Note Indenture, the Convertible Notes or any other documents evidencing the Convertible Notes), which, in accordance with the terms of such indenture, gives the convertible debentureholder (the “Bond Holder”) the right to require the Borrower to repurchase the convertible debentures the (“Debentures”) held by such Person and (y) thereafter the Borrower either provides notice to the Bond Holders that it intends to pay in cash or actually pays in cash any portion of the required purchase price for the Debentures.

“CIA” means the Corporate Integrity Agreement between the OIG and Lincare Holdings Inc. and Lincare Inc., dated May 15, 2006.

“Closing Date” means the date hereof.

“CMS” means the Centers for Medicare and Medicaid Services of HHS and any successor thereto.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

“Collateral” means a collective reference to all real and personal property with respect to which Liens in favor of the Agent, for the benefit of itself and the Lenders, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” means a collective reference to the Pledge Agreement and other security documents as may be executed and delivered by the Credit Parties pursuant to the terms of Section 7.12.

“Commitment” means (i) with respect to each Lender, the commitment of such Lender in an aggregate principal amount at any time outstanding of up to such Lender’s Commitment Percentage of the Revolving Committed Amount, (a) to make Revolving Loans in accordance with the provisions of Section 2.1(a) and (b) to purchase Participation Interests in Letters of Credit in accordance with the provisions of Section 2.2(c), (ii) with respect to each Issuing Lender, the LOC Commitment and (iii) with respect to the Swingline Lender, the Swingline Commitment.

“Commitment Fee” has the meaning assigned to such term in Section 3.5(b).

“Commitment Percentage” means, for any Lender, the percentage identified as its Commitment Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 11.3.

“Consolidated EBITDA” means, for any period, the sum of (i) Consolidated Net Income for such period, plus (ii) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (A) Consolidated Interest Expense, (B) total federal, state, local and foreign income, value added and similar taxes, (C) depreciation and amortization expense and (D) other extraordinary non-recurring, non-cash charges, all as determined in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, interest expense (including the amortization of debt discount and premium, the interest component under Capital Leases and the implied interest component under Synthetic Leases) of the Consolidated Parties on a consolidated basis for such period, as determined in accordance with GAAP.

“Consolidated Net Income” means, for any period, net income (excluding extraordinary items) after taxes for such period of the Consolidated Parties on a consolidated basis, as determined in accordance with GAAP.

“Consolidated Net Worth” means, as of any date, shareholders’ equity or net worth of the Consolidated Parties on a consolidated basis, as determined in accordance with GAAP.

“Consolidated Parties” means a collective reference to the Borrower and its Subsidiaries, and “Consolidated Party” means any one of them.

“Continue”, “Continuation”, and “Continued” shall refer to the continuation pursuant to Section 3.2 or Sections 3.7 through 3.9, inclusive, of a Eurodollar Loan from one Interest Period to the next Interest Period.

“Contract Provider” means any Person or any employee, agent or subcontractor of such Person who provides professional health care services under or pursuant to any contract with any Consolidated Party.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Convert”, “Conversion”, and “Converted” shall refer to a conversion pursuant to Section 3.2 or Sections 3.7 through 3.12, inclusive, of a Base Rate Loan into a Eurodollar Loan or of a Eurodollar Loan into a Base Rate Loan.

“Convertible Notes” means the 2007 Series A Convertible Notes and the 2007 Series B Convertible Notes.

“Convertible Note Indenture” means the 2007 Series A Convertible Note Indenture and the 2007 Series B Convertible Note Indenture.

“Credit Agreement” shall have the meaning assigned to such term in the heading hereof.

“Credit Agricole CIB Fee Letter” means that certain letter agreement, dated as of August 16, 2011, among Credit Agricole Corporate and Investment Bank and the Borrower, as amended, modified, restated or supplemented from time to time.

“Credit Documents” means a collective reference to this Credit Agreement, the Revolving Notes, if any, the LOC Documents, each Joinder Agreement, the Fee Letters, the Pledge Agreement and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto (in each case as the same may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time), and “Credit Document” means any one of them.

“Credit Parties” means a collective reference to the Borrower and the Guarantors, and “Credit Party” means any one of them.

“Credit Party Obligations” means, without duplication, (i) all of the obligations of the Credit Parties to the Lenders (including the Swingline Lender and each Issuing Lender) and the Agent, whenever arising, under this Credit Agreement, the Revolving Notes, if any, the Pledge Agreement or any of the other Credit Documents (including, but not limited to, any interest accruing after the occurrence of a Bankruptcy Event with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code) and (ii) all liabilities and obligations, whenever arising, owing from any Credit Party to any Lender, or any Affiliate of a Lender, arising under any Hedging Agreement or any Equity Swap Agreement.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” means (a) when used with respect to Credit Party Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Percentage, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Percentage) otherwise applicable to such Eurodollar Loan plus 2% per annum, in each case to the fullest extent permitted by applicable laws and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Percentage plus 2% per annum.

“Defaulting Lender” means, subject to Section 3.19(b), any Lender that, as reasonably determined by the Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swingline Loans, within three Business Days of the date required to be funded by it hereunder, unless, in the case of any Loan, such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower or the Agent in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements generally in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the Agent, to confirm in a manner satisfactory to the Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any applicable bankruptcy, insolvency or other similar law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Borrower which is incorporated or organized under the laws of any state of the United States or the District of Columbia.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.3(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.3(b)(iii)).

“Environmental Laws” means any and all lawful and applicable Federal, state, local and foreign statutes, laws (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Water Pollution Control Act, the Clean Air Act and the Hazardous Materials Transportation Act), regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“Equity Issuance” means any issuance by any Consolidated Party to any Person (other than a Credit Party) of (a) shares of its Capital Stock, (b) any shares of its Capital Stock pursuant to the exercise of options or warrants or (c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity. The term “Equity Issuance” shall not include any Asset Disposition.

“Equity Swap Agreements” means any agreement entered into by the Borrower in order to manage existing or anticipated risk associated with the repurchase by the Borrower of shares of its Capital Stock at a predetermined purchase price.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means an entity which is under common control with any Credit Party within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes the Borrower and which is treated as a single employer under Sections 414(b) or (c) of the Code.

“ERISA Event” means (i) with respect to any Plan, the occurrence of a Reportable Event with respect to which the Department of Labor has not waived the reporting requirement or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (ii) the withdrawal by any Consolidated Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (iii) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (iv) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the complete or partial withdrawal of any Consolidated Party or any ERISA Affiliate from a Multiemployer Plan; (vii) the conditions for imposition of a lien under Section 302(f) of ERISA exist with respect to any Plan that could reasonably be expected to cause a Material Adverse Effect; or (viii) the adoption of an amendment to any Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.

“Eurodollar Loan” means a Revolving Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate”.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such published rate is not available at such time for any reason, the rate determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by

Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.

“Event of Default” means such term as defined in Section 9.1.

“Excluded Asset Disposition” means, with respect to any Consolidated Party, (i) the sale of inventory in the ordinary course of such Consolidated Party’s business, (ii) the sale or disposition of machinery and equipment no longer used or useful in the conduct of such Consolidated Party’s business, (iii) any Equity Issuance by such Consolidated Party, (iv) any disposition on account of any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of the Consolidated Parties and (v) any sale, lease, transfer or other disposition of Property by such Consolidated Party to any other Consolidated Party.

“Executive Officer” of any Person means any of the chief executive officer, chief operating officer, president, vice president, chief financial officer or treasurer of such Person.

“Existing Credit Agreement” shall have the meaning assigned to such term in the heading hereof.

“Existing Letters of Credit” means the letters of credit described by date of issuance, letter of credit number, undrawn amount, name of beneficiary and date of expiry on Schedule 1.1(c).

“Fee Letters” means, collectively, the Agent’s Fee Letter, the Credit Agricole CIB Fee Letter and the WFS Fee Letter.

“Fees” means all fees payable pursuant to Section 3.5.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Agent (in its individual capacity) on such day on such transactions as reasonably determined by the Agent.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United

States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower which is not incorporated or organized under the laws of any state of the United States or the District of Columbia.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to an Issuing Lender, such Defaulting Lender’s Commitment Percentage of the outstanding LOC Obligations other than LOC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) the principal portion of all obligations of such Person under Capital Leases, (f) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (g) all preferred Capital Stock issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date, (h) the principal portion of all obligations of such Person under Synthetic Leases, (i) all Indebtedness of another Person of the type referred to in clause (a)-(h) above secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (j) all Guaranty Obligations of such Person with respect to Indebtedness of the type referred to in clauses (a)-(h) above of another Person and (k) Indebtedness of the type referred to in clauses (a)-(h) or (j) above of any partnership or unincorporated joint venture in which such Person is legally obligated or has a reasonable expectation of being liable with respect thereto.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantors” means each of the Domestic Subsidiaries of the Borrower identified as a “Guarantor” on the signature pages hereto and each Person which may hereafter execute a Joinder Agreement pursuant to Section 7.12, together with their successors and assigns, and “Guarantor” means any one of them.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any Property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hedging Agreement” means any interest rate protection agreement, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing

“HHS” means the United States Department of Health and Human Services and any successor thereto.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor thereto, and any and all rules or regulations promulgated from time to time.

“HITECH Act” means the Health Information Technology for Economic and Clinical Health Act, Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009 (ARRA), Pub. L. 111-5, Feb. 17, 2009, and regulations promulgated pursuant thereto.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person, (h) the principal portion of all obligations of such Person under Capital Leases, (i) all obligations of such Person under Hedging Agreements and under Equity Swap Agreements, (j) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Capital Stock issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date (1) the principal portion of all obligations of such Person under Synthetic Leases, (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer and (n) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) regardless of whether such transaction is effected without recourse to such Person or in a manner that would not be reflected on the balance sheet of such Person in accordance with GAAP.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Expense for such period.

“Interest Payment Date” means (a) as to Base Rate Loans (including Swingline Loans), the last Business Day of each March, June, September and December and the Maturity Date and (b) as to Eurodollar Loans, the last day of each applicable Interest Period and the Maturity Date, and in addition where the applicable Interest Period for a Eurodollar Loan is greater than three months, then also the date three months from the beginning of the Interest Period and each three months thereafter.

“Interest Period” means, as to Eurodollar Loans, a period of one, two, three or six months’ duration, as the Borrower may elect, commencing, in each case, on the date of the borrowing (including continuations and conversions thereof); provided, however, (a) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (b) in the case of Revolving Loans, no Interest Period shall extend beyond the Maturity Date and (c) where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

“Interim Financial Statements” means unaudited condensed consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ending June 30, 2011, including balance sheets and statements of income or operations, shareholders’ equity and cash flows.

“Investment” means (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of assets, shares of Capital Stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of any Person, (b) any deposit with, or advance, loan or other extension of credit to, any Person (other than deposits made in connection with the purchase of equipment or other assets in the ordinary course of business) or (c) any other capital contribution to or investment in such Person, including, without limitation, any Guaranty Obligations (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person. Investments which are capital contributions or purchases of Capital Stock which have a right to participate in the profits of the issuer thereof shall be valued at the amount (or, in the case of any Investment made with Property other than cash, the book value of such Property) actually contributed or paid

(including cash and non-cash consideration and any assumption of Indebtedness) to purchase such Capital Stock as of the date of such contribution or payment, less the amount of all repayments and returns of principal or capital thereon to the extent paid in cash or Cash Equivalents. Investments which are loans, advances, extensions of credit or Guaranty Obligations shall be valued at the principal amount of such loan, advance or extension of credit outstanding as of the date of determination or, as applicable, the principal amount of the loan or advance outstanding as of the date of determination actually guaranteed by such Guaranty Obligation.

“Issuer Document” means with respect to any Letter of Credit, the Letter of Credit request and any other document, agreement and instrument entered into by the Issuing Lender and the Borrower (or any Subsidiary) or in favor of the Issuing Lender and relating to any such Letter of Credit.

“Issuing Lender” means Bank of America, N.A. and/or Credit Agricole Corporate and Investment Bank and each of their respective successors.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit 7.12 hereto, executed and delivered by a new Guarantor in accordance with the provisions of Section 7.12.

“Joint Lead Arranger” means MLPFS, Credit Agricole Corporate and Investment Bank, or Wells Fargo Securities, LLC each in its capacity as a Joint Lead Arranger.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means any of the Persons identified as a “Lender” on the signature pages hereto, and any Person which may become a Lender by way of assignment in accordance with the terms hereof, together with their successors and permitted assigns.

“Letter of Credit” means (i) a standby letter of credit issued by an Issuing Lender for the account of the Borrower in accordance with the terms of Section 2.2 and (ii) any Existing Letter of Credit, as such letter of credit or Existing Letter of Credit may be amended, modified, extended, renewed or replaced.

“Letter of Credit Advance” means, with respect to each Lender, such Lender’s funding of its participation in any Letter of Credit Borrowing in accordance with its Commitment Percentage.

“Letter of Credit Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the Maturity Date then in effect.

“Letter of Credit Fee” shall have the meaning assigned to such term in Section 3.5(c)(i).

“Leverage Ratio” means, as of the end of each fiscal quarter of the Consolidated Parties for the twelve month period ending on such date, the ratio of (a) Funded Indebtedness of the Consolidated Parties on the last day of such period to (b) Consolidated EBITDA for such period.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Lincare Canada” means Lincare of Canada Acquisitions Inc., a Delaware corporation.

“Loan” means an extension of credit by a Lender to the Borrower under Section 2 in the form of a Revolving Loan or a Swingline Loan.

“LOC Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Loan.

“LOC Commitment” means the commitment of each Issuing Lender to issue Letters of Credit in an aggregate face amount at any time outstanding (together with the amounts of any unreimbursed drawings thereon) of up to the LOC Committed Amount.

“LOC Committed Amount” shall have the meaning assigned to such term in Section 2.2.

“LOC Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“LOC Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations.

“LOC Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all LOC Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4. For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Material Adverse Effect” means a material adverse effect on (i) the business condition (financial or otherwise), operating results, liabilities or assets of the Consolidated Parties taken as a whole, (ii) the ability of the Credit Parties as a whole to perform any material obligations under the Credit Documents or (iii) the material rights and remedies of the Agent and the Lenders under the Credit Documents.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” means five years from the Closing Date.

“Medicaid” means that means-tested entitlement program under Title XIX of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth at Section 1396, et seq. of Title 42 of the United States Code, as amended, and any statute succeeding thereto.

“Medicaid Provider Agreement” means an agreement entered into between a state agency or other such entity administering the Medicaid program and a health care provider or supplier under which the health care provider or supplier agrees to provide services and/or items for Medicaid patients in accordance with the terms of the agreement and Medicaid Regulations.

“Medicaid Regulations” means, collectively, (i) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto; (ii) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (i) above and all federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (i) above; (iii) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (i) and (ii) above; and (iv) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (iii) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (ii) above, in each case as may be amended, supplemented or otherwise modified from time to time.

“Medical Reimbursement Program” shall have the meaning assigned to such term in Section 6.11.

“Medicare” means that government-sponsored entitlement program under Title XVIII of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code, as amended, and any statute succeeding thereto.

“Medicare Provider Agreement” means an agreement entered into between CMS or other such entity administering the Medicare program on behalf of CMS, and a health care provider or supplier under which the health care provider or supplier agrees to provide services and/or items for Medicare patients in accordance with the terms of the agreement and Medicare Regulations.

“Medicare Regulations” means, collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto; together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including, without limitation, HHS, CMS, the OIG, or any person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, as each may be amended, supplemented or otherwise modified from time to time.

“MLPFS” means Merrill Lynch, Peirce, Fenner & Smith, Incorporated, in its capacity as Joint Lead Arranger and joint book manager.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a Plan which any Consolidated Party or any ERISA Affiliate and at least one employer other than a Consolidated Party or any ERISA Affiliate are contributing sponsors.

“Notice of Borrowing” means a written notice of borrowing in substantially the form of Exhibit 2.l(b)(i), as required by Section 2.1(b)(i).

“Notice of Extension/Conversion” means the written notice of extension or conversion in substantially the form of Exhibit 3.2, as required by Section 3.2.

“OIG” means the Office of Inspector General of HHS and any successor thereto.

“Operating Lease” means, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

“Other Taxes” shall have the meaning assigned to such term in Section 3.11.

“Outstanding Amount” means (a) with respect to any Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Revolving Loans occurring on such date; and (b) with respect to any LOC Obligations on any date, the amount of such LOC Obligations on such date after giving effect to any LOC Credit Extension occurring on such date and any other changes in the aggregate amount of the LOC Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participation Interest” means a purchase by a Lender of a participation in Letters of Credit or LOC Obligations as provided in Section 2.2, in Swingline Loans as provided in Section 2.3 or in any Revolving Loans as provided in Section 3.14.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereof.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Acquisition” means an Acquisition by the Borrower or any Subsidiary of the Borrower for the fair market value of the Capital Stock or Property acquired, provided that (i) the Capital Stock or Property acquired in such Acquisition relates to a line of business similar to the business of the Borrower or any of its Subsidiaries, (ii) in the case of an Acquisition of Capital Stock of another Person, (A) the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition and (B) such Person shall become a Wholly-Owned Subsidiary of the Borrower, (iii) the representations and warranties made by the Credit Parties in any Credit Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date, (iv) no Default or Event of Default exists as of the date of such Acquisition (after giving effect thereto), (v) if the aggregate consideration for such Acquisition exceeds $100,000,000 (including cash and non-cash consideration and any assumption of Indebtedness), the Borrower shall have delivered to the Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to the Acquisition on a Pro Forma Basis, the Borrower will be in compliance with all of the financial covenants set forth in Section 7.11 and (vi) if the Leverage Ratio immediately prior to or after giving effect to such Acquisition on a Pro Forma Basis exceeds 2.0 to 1.0, then the aggregate consideration for all Acquisitions occurring after the Closing Date shall not exceed the greater of (A) $850,000,000 or (B) the aggregate amount of all permitted Acquisitions consummated prior to such date.

“Permitted Investments” means Investments which are:

(i) cash and Cash Equivalents;

(ii) accounts receivable created, acquired or made by any Consolidated Party in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(iii) Investments consisting of Capital Stock, obligations, securities or other property received by any Consolidated Party in settlement of accounts receivable (created in the ordinary course of business);

(iv) Investments existing as of the Closing Date and set forth in Schedule 1.1(a);

(v) advances or loans to officers, employees, agents, customers or suppliers that do not exceed $5,000,000 in the aggregate at any one time outstanding for all of the Consolidated Parties;

(vi) advances or loans to non-officer, non-employee directors that do not exceed $1,000,000 in the aggregate at any one time outstanding for all of the Consolidated Parties;

(vii) Investments in any Credit Party;

(viii) Permitted Acquisitions;

(ix) advances in respect of repurchases by the Borrower of its Capital Stock following the Closing Date to the extent permitted by Section 8.7(c);

(x) Investments in Foreign Subsidiaries not to exceed $50,000,000 in the aggregate at any one time outstanding; and

(xi) additional Investments not included within the foregoing clauses hereof; provided that the aggregate outstanding amount of all Investments made pursuant to this clause (xi) shall not at any time exceed an amount equal to 15% of Consolidated Net Worth as of the end of the most recently completed fiscal year of the Borrower with respect to which the Agent shall have received the Required Financial Information.

“Permitted Liens” means:

(i) Liens in favor of the Agent, for the benefit of the Lenders, to secure the Credit Party Obligations;

(ii) Liens (other than Liens created or imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(iii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(iv) Liens (other than Liens created or imposed under ERISA) incurred or deposits made by any Consolidated Party in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(v) Liens in connection with attachments or judgments (including judgment or appeal bonds) provided that the judgments secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay;

(vi) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes;

(vii) Liens on Property securing purchase money Indebtedness (including Capital Leases and Synthetic Leases) to the extent permitted under Section 8.1(c), provided that any such Lien attaches to such Property concurrently with or within 90 days after the acquisition thereof;

(viii) leases or subleases granted to others not interfering in any material respect with the business of any Consolidated Party;

(ix) any interest of title of a lessor under, and Liens arising from Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Credit Agreement;

(x) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(xi) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(xii) Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(xiii) Liens existing as of the Closing Date and set forth on Schedule 1.1(b); provided that no such Lien shall at any time be extended to or cover any Property other than the Property subject thereto on the Closing Date;

(xiv) Liens on Property in an aggregate amount not to exceed $15,000,000 securing obligations of the Borrower under Equity Swap Agreements permitted under Section 8.1(f); and

(xv) additional Liens not otherwise permitted by the foregoing clauses hereof; provided that such additional Liens permitted by this clause (xvii) do not secure Indebtedness of more than $40,000,000.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which any Consolidated Party or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.

“Pledge Agreement” means that certain Pledge Agreement dated as of September 15, 2011, a copy of which is attached hereto as Exhibit 1.1(a).

“Pledged Collateral” shall have the meaning assigned to such term in the Pledge Agreement.

“Prime Rate” means the per annum rate of interest established from time to time by Bank of America as its prime rate, which rate may not be the lowest rate of interest charged by Bank of America to its customers.

“Pro Forma Basis” means, for purposes of calculating compliance with each of the financial covenants set forth in Section 7.11(a) and (b) in respect of a proposed transaction, that such transaction shall be deemed to have occurred as of the first day of the four fiscal-quarter period ending as of the most recent fiscal quarter end preceding the date of such transaction with respect to which the Agent has received the information required pursuant to Section 7.1. In connection with any calculation of the financial covenants set forth in Section 7.11(a) and (b) upon giving effect to a transaction on a Pro Forma Basis, (a) any Indebtedness incurred by the Borrower in connection with such transaction (i) shall be deemed to have been incurred as of the first day of the applicable period and (ii) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination and (b) income statement items (whether positive or negative) attributable to the Property acquired in such transaction or to the Acquisition comprising such transaction, as applicable, shall be included to the extent relating to the relevant period.

“Pro Forma Compliance Certificate” means a certificate of an Executive Officer of the Borrower delivered to the Agent in connection with any Acquisition as referred to in the definition of “Permitted Acquisition” set forth in this Section 1.1, as applicable, and containing reasonably detailed calculations, upon giving effect to the applicable transaction on a Pro Forma Basis, of the Leverage Ratio and the Interest Coverage Ratio as of the most recent fiscal quarter end preceding the date of the applicable transaction with respect to which the Agent shall have received the Required Financial Information.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Register” shall have the meaning given such term in Section 11.3(c).

“Regulation U or X” means Regulation U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Materials of Environmental Concern).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement has been waived by regulation.

“Required Financial Information” means, with respect to the applicable Calculation Date, (i) the financial statements of the Consolidated Parties required to be delivered pursuant to Section 7.1(a) or (b) for the fiscal period or quarter ending as of such Calculation Date, and (ii) the certificate of an Executive Officer of the Borrower required by Section 7.1(c) to be delivered with the financial statements described in clause (i) above.

“Required Lenders” means, at any time, Lenders holding in the aggregate more than 50% of (i) the Commitments (and Participation Interests therein), or (ii) if the Commitments have been terminated, the outstanding Revolving Loans and Participation Interests (including the Participation Interests of each Issuing Lender in any Letters of Credit and the Participation Interests of the Swingline Lender in any Swingline Loans), provided that the Commitments of and the outstanding principal amount of Revolving Loans and Participation Interests owing to a Defaulting Lender shall be excluded for purposes hereof in making a determination of Required Lenders. In addition to the foregoing, “Required Lenders” shall further require the vote of at least three (3) of the Lenders party hereto.

“Requirement of Law” means, as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property is subject.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding, and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding (it being understood that the term “Restricted Payment” shall not include (x) the repayment or redemption of the Convertible Notes at any time prior to the conversion of such Convertible Notes to Capital Stock of the Borrower or (y) any payment made in connection with the conversion of the Convertible Notes).

“Revolving Committed Amount” means FOUR HUNDRED FIFTY MILLION DOLLARS ($450,000,000), as such amount may be reduced from time to time as provided in Section 3.4.

“Revolving Loans” shall have the meaning assigned to such term in Section 2.1(a), but in any event shall include any portion of any Revolving Loan bearing interest at the Adjusted Base Rate or the Adjusted Eurodollar Rate and referred to as a Base Rate Loan or a Eurodollar Loan.

“Revolving Note” shall have the meaning assigned to such term in Section 2.1(e).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale and Leaseback Transaction” means any arrangement pursuant to which any Consolidated Party, directly or indirectly, becomes liable as lessee, guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property (a) which such Consolidated Party has sold or transferred (or is to sell or transfer) to a Person which is not a Consolidated Party or (b) which such Consolidated Party intends to use for substantially the same purpose as any other Property which has been sold or transferred (or is to be sold or transferred) by such Consolidated Party to another Person which is not a Consolidated Party in connection with such lease.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or a Multiple Employer Plan.

“Social Security Act” means the Social Security Act as set forth in Title 42 of the United States Code, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Social Security Act shall be construed also to refer to any successor sections.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (i) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (iv) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities and obligations, of such Person and (v) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, (b) any partnership, association, limited liability company, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than 50% equity interest at any time and (c) any other Person whose (i) management is controlled by the Borrower and (ii) financial results are consolidated with that of the Borrower in accordance with GAAP.

“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding of up to the Swingline Committed Amount.

“Swingline Committed Amount” shall have the meaning assigned to such term in Section 23(a).

“Swingline Lender” means Bank of America, N.A., and its successors.

“Swingline Loan” shall have the meaning assigned to such term in Section 2.3(a).

“Synthetic Lease” means any tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Taxes” means such term as is defined in Section 3.11.

“TRICARE” means the United States Department of Defense health care program for service families including, but not limited to, TRICARE Prime, TRICARE Standard and Extra and TRICARE Young Adult, and any successor thereto.

“Unreimbursed Amount” has the meaning specified in Section 2.2(d).

“Upfront Fee” shall have the meaning assigned to such term in Section 3.5(a).

“Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“WFS Fee Letter” means that certain letter agreement, dated as of August 16, 2011, between Wells Fargo Securities, LLC and the Borrower, as amended, modified, restated or supplemented from time to time.

“Wholly-Owned Subsidiary” of any Person means any Subsidiary 100% of whose Voting Stock or other equity interests is at the time owned by such Person directly or indirectly through other Wholly-Owned Subsidiaries.

1.2	Computation of Time Periods.

For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

1.3	Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.1 (or, prior to the delivery of the first financial statements pursuant to Section 7.1, consistent with the financial statements as at December 31, 2010); provided, however, if (a) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Agent or the Required Lenders shall so object in writing within 60 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Lenders as to which no such objection shall have been made.

Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of all calculations made under the financial covenants set forth in Section 7.11 (including without limitation for purposes of the definitions of “Applicable Percentage” and “Pro Forma Basis” set forth in Section 1.1), in connection with any merger or consolidation as referred to in Section 8.4 or any Acquisition as referred to in the definition of “Permitted Acquisition” set forth in Section 1.1, income statement items (whether positive or negative) attributable to any Person or Property acquired in any Permitted Acquisition shall, to the extent not otherwise included in such income statement items for the Consolidated Parties in accordance with GAAP or in accordance with any defined terms set forth in Section 1.1, be included to the extent relating to any period applicable in such calculations.

1.4	Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 2

CREDIT FACILITIES

2.1	Revolving Loans.

(a) Commitment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make available to the Borrower such Lender’s Commitment Percentage of the revolving credit loans requested by the Borrower in Dollars (the “Revolving Loans”) from time to time from the Closing Date until the Maturity Date, or such earlier date as the Commitments shall have been terminated as provided herein for the purposes hereinafter set forth; provided, however, that (i) with regard to each Lender individually, such Lender’s share of outstanding Revolving Loans and Swingline Loans and LOC Obligations shall not exceed such Lender’s Commitment Percentage of the Revolving Committed Amount, and (ii) with regard to the Lenders collectively, the aggregate principal amount of outstanding Revolving Loans, Swingline Loans and LOC Obligations shall not exceed the Revolving Committed Amount.

Revolving Loans may consist of Base Rate Loans or Eurodollar Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided, however, that no more than ten (10) Eurodollar Loans shall be outstanding hereunder at any time. For purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new single Eurodollar Loan with a single Interest Period.

(b) Revolving Loan Borrowings.

(i) Notice of Borrowing. The Borrower shall request a Revolving Loan borrowing by written notice (or telephonic notice promptly confirmed in writing) to the Agent not later than 11:00 A.M. (Charlotte, North Carolina time) on the Business Day prior to the date of the requested borrowing in the case of Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of Eurodollar Loans. Each such request for borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, and (D) whether the borrowing shall be comprised of Base Rate Loans, Eurodollar Loans or a combination thereof, and if Eurodollar Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to specify in any such Notice of Borrowing (I) an applicable Interest Period in the case of a Eurodollar Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (II) the type of Revolving Loan requested, then such notice shall be deemed to be a request for a Base Rate Loan hereunder. The Agent shall give notice to each affected Lender promptly upon receipt of each Notice of Borrowing pursuant to this Section 2.1(b)(i), the contents thereof and each such Lender’s share of any borrowing to be made pursuant thereto.

(ii) Minimum Amounts. Each Eurodollar Loan or Base Rate Loan that is a Revolving Loan shall be in a minimum aggregate principal amount of $1,000,000 and integral multiples of $100,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less).

(iii) Advances. Each Lender will make its Commitment Percentage of each Revolving Loan borrowing available to the Agent for the account of the Borrower as specified in Section 3.15(a), or in such other manner as the Agent may specify in writing, by 1:00 P.M. (Charlotte, North Carolina time) on the date specified in the applicable Notice of Borrowing in Dollars and in funds immediately available to the Agent. Such borrowing will then be made available to the Borrower by the Agent by crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Agent by the Lender.

(c) Repayment. The principal amount of all Revolving Loans shall be due and payable in full on the Maturity Date, unless accelerated sooner pursuant to Section 9.2.

(d) Interest. Subject to the provisions of Section 3.1,

(i) Base Rate Loans. During such periods as Revolving Loans shall be comprised in whole or in part of Base Rate Loans, such Base Rate Loans shall bear interest at a per annum rate equal to the Adjusted Base Rate.

(ii) Eurodollar Loans. During such periods as Revolving Loans shall be comprised in whole or in part of Eurodollar Loans, such Eurodollar Loans shall bear interest at a per annum rate equal to the Adjusted Eurodollar Rate.

Interest on Revolving Loans shall be payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

(e) Revolving Notes. Any Lender may request that Revolving Loans made by it be evidenced by a duly executed promissory note of the Borrower to such Lender in an original principal amount equal to such Lender’s Commitment Percentage of the Revolving Committed Amount and in substantially the form of Exhibit 2.1(e), with appropriate insertions as to date and principal amount (each such promissory note a “Revolving Note”).

2.2	Letter of Credit Subfacility.

(a) Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which any Issuing Lender may reasonably require and in reliance upon the representations and warranties set forth herein, each Issuing Lender agrees to issue, and each Lender severally agrees to participate in the issuance by such Issuing Lender of, standby Letters of Credit in Dollars from time to time from the Closing Date until the Maturity Date as the Borrower may request, in a form acceptable to such Issuing Lender; provided, however, that (i) the LOC Obligations outstanding shall not at any time exceed SIXTY MILLION DOLLARS ($60,000,000) (the “LOC Committed Amount”); (ii) with regard to each Lender individually, such Lender’s share of outstanding Revolving Loans and Swingline Loans and LOC

Obligations shall not exceed such Lender’s Commitment Percentage of the Revolving Committed Amount; and (iii) with regard to the Lenders collectively, the aggregate principal amount of outstanding Revolving Loans, Swingline Loans and LOC Obligations shall not exceed the Revolving Committed Amount. No Letter of Credit shall (x) have an original expiry date more than one year from the date of issuance or (y) as originally issued or as extended, have an expiry date extending beyond the date five (5) Business Days prior to the Maturity Date. Each Letter of Credit shall comply with the related LOC Documents. The issuance date of each Letter of Credit shall be a Business Day.

(b) Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted by the Borrower to the applicable Issuing Lender (in form and substance satisfactory to such Issuing Lender), with a copy to the Agent, at least three (3) Business Days prior to the requested date of issuance. Promptly after receipt of any Letter of Credit request, such Issuing Lender will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such Letter of Credit request from the Borrower and, if not, such Issuing Lender will provide the Agent with a copy thereof. Unless such Issuing Lender has received written notice from any Lender, the Agent or any Credit Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 5.2 shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Lender shall, on the requested day, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Lender’s usual and customary business practices. Each Issuing Lender will, on the last Business Day of each month and more frequently upon request, deliver to the Agent, a detailed report specifying the Letters of Credit issued by such Issuing Lender that are then issued and outstanding and any activity with respect thereto that may have occurred since the date of the prior report, and including therein, among other things, the beneficiary, the face amount and the expiry date, as well as any payment or expirations which may have occurred. The Agent shall provide notice to the Borrower and the Lenders not less frequently than quarterly as to the Letters of Credit outstanding hereunder (and in any event, to an individual Lender from time to time upon the request of such Lender).

(c) Reimbursement.

(i) In the event of any drawing under any Letter of Credit, the applicable Issuing Lender will promptly notify the Borrower and the Agent. Not later than 12:00 noon on the date of any payment by the applicable Issuing Lender under a Letter of Credit (each such date, an “Honor Date”) (or, if such notice was first received by the Borrower on the date of such payment, not later than the next succeeding Business Day), the Borrower shall reimburse such Issuing Lender through the Agent in an amount equal to the amount of such drawing. If the Borrower fails to reimburse the applicable Issuing Lender by such time, the Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Commitment Percentage thereof. In such event, the Borrower shall be deemed to have requested a Base Rate Loan to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.1(b)(ii) for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the aggregate Commitments and the conditions set forth in Section 5.2 (other than the delivery of a Notice of Borrowing). Any notice given by an Issuing Lender or the Agent pursuant to this Section 2.2(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.2(c)(i) make funds available to the Agent for the account of the applicable Issuing Lender at the office of the Agent specified in Section 11.1 in an amount equal to its Commitment Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Agent, whereupon, subject to the provisions of Section 2.2(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Agent shall remit the funds so received to the applicable Issuing Lender.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a borrowing of Base Rate Loans because the conditions set forth in Section 5.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable Issuing Issuer a Letter of Credit Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Agent for the account of the applicable Issuing Lender pursuant to Section 2.2(c)(ii) shall be deemed payment in respect of its participation in such Letter of Credit Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.2.

(iv) Until a Lender funds its Revolving Loan or Letter of Credit Advance pursuant to this Section 2.2(c) to reimburse the applicable Issuing Lender for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Commitment Percentage of such amount shall be solely for the account of such Issuing Lender.

(v) Each Lender’s obligation to make Revolving Loans or Letter of Credit Advances to reimburse the applicable Issuing Lender for amounts drawn under Letters of Credit, as contemplated by this Section 2.2(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against such Issuing Lender, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.2(c) is subject to the conditions set forth in Section 5.2 (other than delivery by the Borrower of a Notice of Borrowing). No such making of an Letter of Credit Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable Issuing Lender for the amount of any payment made by such Issuing Lender under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Agent for the account of the applicable Issuing Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.2(c) by the time specified in Section 2.2(c)(ii), such Issuing Lender shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such Issuing Lender in accordance with banking industry rules on interbank compensation. A certificate of the applicable Issuing Lender submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Renewal, Extension. The renewal or extension of any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(e) Uniform Customs and Practice and International Standby Practice. Unless otherwise expressly agreed by the applicable Issuing Lender and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit.

(f) Indemnification; Nature of Issuing Lenders’ Duties.

(i) In addition to its other obligations under this Section 2.2, the Borrower hereby agrees to pay, and protect, indemnify and save each Lender harmless from and against, any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that such Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of the applicable Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”).

(ii) As between the Borrower and the Lenders (including each Issuing Lender), the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. No Lender (including each Issuing Lender) shall be responsible: (A) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (D) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (E) for any consequences arising from causes beyond the control of such Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of each Issuing Lenders’ rights or powers hereunder.

(iii) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Lender (including each Issuing Lender), under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Lender under any resulting liability to the Borrower or any other Credit Party. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify each Lender (including each Issuing Lender) against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower (on behalf of itself and each of the other Credit Parties), including, without limitation, any and all Government Acts. No Lender (including each Issuing Lender)

shall, in any way, be liable for any failure by such Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of such Lender.

(iv) Nothing in this subsection (f) is intended to limit the reimbursement obligations of the Borrower contained in subsection (d) above. The obligations of the Borrower under this subsection (f) shall survive the termination of this Credit Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Lenders (including each Issuing Lender) to enforce any right, power or benefit under this Credit Agreement.

(v) Notwithstanding anything to the contrary contained in this subsection (f), the Borrower shall have no obligation to indemnify any Lender (including each Issuing Lender) in respect of any liability incurred by such Lender (A) arising solely out of the gross negligence or willful misconduct of such Lender, as determined by a court of competent jurisdiction, or (B) caused by such Lender’s failure to pay under any Letter of Credit after presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit, as determined by a court of competent jurisdiction, unless such payment is prohibited by any law, regulation, court order or decree.

(g) Responsibility of Issuing Lenders. It is expressly understood and agreed that the obligations of each Issuing Lender hereunder to the Lenders are only those expressly set forth in this Credit Agreement; provided, however, that nothing set forth in this Section 2.2 shall be deemed to prejudice the right of any Lender to recover from the applicable Issuing Lender any amounts made available by such Lender to such Issuing Lender pursuant to this Section 2.2 in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit constituted gross negligence or willful misconduct on the part of the applicable Issuing Lender.

(h) Limitation on Obligation of each Issuing Lender. Notwithstanding anything contained herein to the contrary, each Issuing Lender shall not be under any obligation to issue, renew or extend any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing a Letter of Credit, or any applicable law, rule or regulation or any request or directive (having the force of law) from any governmental authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or any such Letter of Credit in particular, or shall impose upon such Issuing Lender with respect to any such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Lender any unreimbursed loss, costs or expense which was not applicable on the Closing Date and which such Issuing Lender should deem material to it in good faith or if the issuance of such Letter of Credit would violate one or more policies of the Issuing Lender; or

(ii) any Lender is at that time a Defaulting Lender, unless such Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuer Lender (in its sole discretion) with the Borrower or such Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 3.19(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other LOC Obligations as to which such Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(i) Conflict with LOC Documents. In the event of any conflict between this Credit Agreement and any LOC Document (including any letter of credit application), this Credit Agreement shall control as among the parties hereto.

2.3	Swingline Loans.

(a) Swingline Commitment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties herein set forth, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans to the Borrower (each a “Swingline Loan” and, collectively, the “Swingline Loans”) from time to time from the Closing Date until the Maturity Date for the purposes hereinafter set forth; provided, however, (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed TWENTY FIVE MILLION DOLLARS ($25,000,000) (the “Swingline Committed Amount”), and (ii) the sum of the aggregate principal amount of Revolving Loans outstanding plus LOC Obligations plus obligations in respect of Swingline Loans outstanding at any time shall not exceed the aggregate Revolving Committed Amount. Swingline Loans hereunder shall be made as a Base Rate Loan in accordance with the provisions of this Section 2.3, and may be repaid and reborrowed in accordance with the provisions hereof. Notwithstanding anything herein to the contrary, the Swingline Lender shall not be under any obligation to make any Swingline Loan if any Lender is at that time a Defaulting Lender, unless the Swingline Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Swingline Lender (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate the Swingline Lender’s actual or potential Fronting Exposure (after giving effect to Section 3.19(a)(iv)) with respect to the Defaulting Lender arising from either the Swingline Loan then proposed to be made or all Swingline Loans as to which the Swingline Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(b) Swingline Loan Advances.

(i) Notices; Disbursement. Whenever the Borrower desires a Swingline Loan advance hereunder, the Borrower shall give written notice (or telephone notice promptly confirmed in writing) to the Swingline Lender not later than 1:00 P.M. (Charlotte, North Carolina time) on the Business Day of the requested Swingline Loan advance. Each such notice shall be irrevocable and shall specify (A) that a Swingline Loan advance is requested, (B) the date of the requested Swingline Loan advance (which shall be a Business Day) and (C) the principal amount of the Swingline Loan advance requested. Each Swingline Loan shall be made as a Base Rate Loan and shall have such maturity date as set forth in clause (iii) below. The Swingline Lender shall make each Swingline Loan available to the Borrower by 3:00 P.M., (Charlotte, North Carolina time), on the Business Day of the requested Swingline Loan advance.

(ii) Minimum Amount. Each Swingline Loan shall be in a minimum principal amount of $1,000,000 and in integral multiples of $100,000 in excess thereof (or the remaining amount of the Swingline Committed Amount, if less).

(iii) Repayment of Swingline Loans. The principal amount of all Swingline Loans shall be due and payable on the earlier of (A) a date that is ten (10) Business Days from the date of advance thereof or (B) the Maturity Date. The Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Lenders, demand repayment of its Swingline Loans by way of a Revolving Loan advance, in which case the Borrower shall be deemed to have requested a Revolving Loan advance comprised solely of Base Rate Loans in the amount of such Swingline Loans; provided, however, that any such demand shall be deemed to have been given one Business Day prior to the Maturity Date and on the date of the occurrence of any Event of Default described in Section 9.1 and upon acceleration of the Indebtedness hereunder and the exercise of remedies in accordance with the provisions of Section 9.2. Each Lender hereby irrevocably agrees to make its pro rata share of each such Revolving Loan in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (A) the amount of such borrowing may not comply with the minimum amount for advances of Revolving Loans otherwise required hereunder, (B) whether any conditions specified in Section 5.2 are then satisfied, (C) whether a Default or Event of Default then exists, (D) failure of any such request or deemed request for Revolving Loan to be made by the time otherwise required hereunder, (E) whether the date of such borrowing is a date on which Revolving Loans are otherwise permitted to be made hereunder or (F) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing. In the event that any Revolving Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon its Commitment Percentage of the Revolving Committed Amount, provided that (A) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is purchased and (B) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Swingline Lender in accordance with the terms of subsection (c)(ii) hereof, interest on the principal amount of participation purchased for each day from and including the day upon which such borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to the Federal Funds Rate.

(c) Interest on Swingline Loans.

(i) Subject to the provisions of Section 3.1, each Swingline Loan shall bear interest at the rate per annum equal to the Adjusted Base Rate in accordance with the provisions of Section 2.3(b).

(ii) Interest on Swingline Loans shall be payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

(d) Swingline Note. The Swingline Lender may request that Swingline Loans made by it be evidenced by a duly executed promissory note of the Borrower to the Swingline Lender in an original principal amount equal to the Swingline Lender’s Commitment Percentage.

SECTION 3

OTHER PROVISIONS RELATING TO CREDIT FACILITIES

3.1	Default Rate.

(a) If any amount of principal of any Revolving Loans is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.

(b) If any amount (other than principal of any Revolving Loan) payable by the Borrower under any Credit Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.

(c) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Credit Party Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.

(d) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

3.2	Extension and Conversion.

Subject to the terms of Section 5.2. the Borrower shall have the option, on any Business Day, to extend existing Revolving Loans into a subsequent permissible Interest Period or to convert Revolving Loans into Revolving Loans of another interest rate type; provided, however, that (i) except as provided in Section 3.8. Eurodollar Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto, (ii) Eurodollar Loans may be extended, and Base Rate Loans may be converted into Eurodollar Loans, only if no Default or Event of Default is in existence on the date of extension or conversion, (iii) Revolving Loans extended as, or converted into, Eurodollar Loans shall be subject to the terms of the definition of “Interest Period” set forth in Section 1.1 and shall be in such minimum amounts as provided in, with respect to Revolving Loans, Section 2.1(b)(ii), (iv) no more than 10 Eurodollar Loans shall be outstanding hereunder at any time (it being understood that, for purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurodollar Loan with a single Interest Period), (v) any request for extension or conversion of a Eurodollar Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month and (vi) Swingline Loans may not be extended or converted pursuant to this Section 3.2. Each such extension or conversion shall be effected by the Borrower by giving a Notice of Extension/Conversion (or telephonic notice promptly confirmed in writing) to the office of the Agent specified in Section 11.1, or at such other office as the Agent may designate in writing, prior to 11:00 A.M. (Charlotte, North Carolina time) on the Business Day of, in the case of the conversion of a Eurodollar Loan into a Base Rate Loan, and on the third Business Day prior to, in the case of the extension of a Eurodollar Loan as, or conversion of a Base Rate Loan into, a Eurodollar Loan, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the Revolving Loans to be so extended or converted, the types of Revolving Loans into which such Revolving Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto. Each request for extension or conversion shall be irrevocable and shall constitute a representation and warranty by the Borrower of the matters specified in subsections (b), (c), (d) and (e) of Section 5.2. In the event the Borrower fails to request extension or conversion of any Eurodollar Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then such Eurodollar Loan shall be automatically converted into a Base Rate Loan at the end of the Interest Period applicable thereto. The Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Revolving Loan.

3.3	Prepayments.

(a) Voluntary Prepayments. The Borrower shall have the right to prepay Revolving Loans in whole or in part from time to time; provided, however, that each partial prepayment of Revolving Loans (other than Swingline Loans) shall be in a minimum principal amount of $2,000,000 and integral multiples of $500,000 (or, if less, the full remaining principal amount of Revolving Loans then outstanding). Any prepayment of a Eurodollar Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.12. Each such prepayment shall be applied to the Revolving Loans of the Lenders in accordance with their respective Commitment Percentages. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of prepayment if such prepayment would have resulted from a refinancing of the Credit Agreement and such refinancing is not consummated or is delayed.

(b) Revolving Committed Amount. If at any time, the sum of the aggregate principal amount of outstanding Revolving Loans plus Swingline Loans plus LOC Obligations outstanding shall exceed the Revolving Committed Amount, the Borrower immediately shall prepay the Revolving Loans and (after all Revolving Loans have been repaid) cash collateralize the LOC Obligations, in an amount sufficient to eliminate such excess.

(c) Generally. All prepayments under this Section 3.3 shall be subject to Section 3.12. but otherwise without premium or penalty.

3.4	Termination and Reduction of Revolving Committed Amount.

(a) The Borrower may from time to time permanently reduce or terminate the Revolving Committed Amount in whole or in part (in minimum aggregate amounts of $5,000,000 or in integral multiples of $1,000,000 in excess thereof (or, if less, the full remaining amount of the then applicable Revolving Committed Amount)) upon three Business Days’ prior written notice to the Agent; provided, however, no such termination or reduction shall be made which would cause the aggregate principal amount of outstanding Revolving Loans, Swingline Loans and LOC Obligations to exceed the Revolving Committed Amount, unless, concurrently with such termination or reduction, the Revolving Loans are repaid to the extent necessary to eliminate such excess. The Agent shall promptly notify each affected Lender of receipt by the Agent of any notice from the Borrower pursuant to this Section 3.4(a). Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Revolving Committed Amount if such termination would have resulted from a refinancing of the Credit Agreement and such refinancing is not consummated or is delayed.

(b) Maturity Date. The Commitments of the Lenders, the Swingline Commitment of the Swingline Lender and the LOC Commitment of each Issuing Lender shall automatically terminate on the Maturity Date.

(c) General. The Borrower shall pay to the Agent for the account of the Lenders in accordance with the terms of Section 3.5(b). on the date of each reduction of the Revolving Committed Amount, the Commitment Fee accrued through the date of such termination or reduction on the amount of the Revolving Committed Amount so terminated or reduced.

3.5	Fees.

(a) Upfront Fees. The Borrower agrees to pay to the Agent for the benefit of the Lenders in immediately available funds on or before the Closing Date an upfront fee (the “Upfront Fee”) in the amount provided in the Agent’s Fee Letter.

(b) Commitment Fee. The Borrower shall pay to the Agent for the account of each Lender in accordance with its Commitment Percentage, a commitment fee (the “Commitment Fee”) equal to the product of (i) the Applicable Percentage times (ii) the actual daily amount by which the aggregate Revolving Committed Amount exceeds the sum of (x) the Outstanding Amount of Revolving Loans and (y) the Outstanding Amount of LOC Obligations, subject to adjustment as provided in Section 3.19. The Commitment fee shall accrue at all times from the Closing Date until the Maturity Date (and thereafter so long as any Revolving Loans, Swingline Loans or LOC Obligations remain outstanding), including at any time during which one or more of the conditions in Section 5.2 is not met, and will be payable quarterly in arrears on the first Business Day following the last day of each March, June, September and December for the immediately preceding quarter (or a portion thereof), commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand). The commitment fee shall be calculated at a per annum rate quarterly in arrears, and if there is any change in the Applicable Percentage during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect. For purposes of clarification, Swingline Loans shall not be considered outstanding for purposes of determining the unused portion of the aggregate Revolving Committed Amount.

(c) Letter of Credit Fees.

(i) Letter of Credit Issuance Fee. In consideration of the issuance of Letters of Credit hereunder, the Borrower promises to pay to the Agent for the account of each Lender a fee (the “Letter of Credit Fee”) on such Lender’s Commitment Percentage of the average daily maximum amount available to be drawn under each such Letter of Credit computed at a per annum rate for each day from the date of issuance to the date of expiration equal to the Applicable Percentage; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable Issuing Lender pursuant to Section 2.2 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Commitment Percentages allocable to such Letter of Credit pursuant to Section 3.19(a)(iv), with the balance of such fee, if any, payable to the applicable Issuing Lender for its own account. The Letter of Credit Fee will be payable quarterly in arrears on the first Business Day following the last day of each March, June, September and December for the immediately preceding quarter (or a portion thereof), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.

(ii) Issuing Lender Fees. The Borrower shall pay directly to the applicable Issuing Lender for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Agent’s Fee Letter or in that certain fee letter among the Borrower and another Issuing Lender, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee will be payable quarterly in arrears on the first Business Day following the last day of each March, June, September and December for the immediately preceding quarter (or a portion thereof), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4. In addition, the Borrower shall pay directly to the Issuing Lender for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Lender relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(d) Administrative Fees. The Borrower agrees to pay to the Agent, for its own account, an annual administrative fee and such other fees, if any, referred to in the Agent’s Fee Letter.

3.6	Capital Adequacy.

If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender regarding capital adequacy, or compliance by such Lender or any Issuing Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender or such Issuing Lender could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies with respect to capital adequacy), then, upon notice from such Lender or such Issuing Lender to the Borrower, the Borrower shall be obligated to pay to such Lender or such Issuing Lender such additional amount or amounts as will compensate such Lender or such Issuing Lender, as the case may be, for such reduction. Each determination by any such Lender or any Issuing Lender of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the parties hereto. Notwithstanding the foregoing, the Borrower shall not be required to compensate a Lender or an Issuing Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.7	Limitation on Eurodollar Loans.

If on or prior to the first day of any Interest Period for any Eurodollar Loan:

(a) the Agent reasonably determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(b) the Required Lenders reasonably determine (which determination shall be conclusive) and notify the Agent that the Eurodollar Rate will not adequately and fairly reflect the cost to the Lenders of funding Eurodollar Loans for such Interest Period;

then the Agent shall give the Borrower prompt notice thereof, and so long as such condition remains in effect, the Lenders shall be under no obligation to make additional Eurodollar Loans, Continue Eurodollar Loans, or to convert Base Rate Loans into Eurodollar Loans and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Loans, either prepay such Eurodollar Loans or convert such Eurodollar Loans into Base Rate Loans in accordance with the terms of this Credit Agreement.

3.8	Illegality.

Notwithstanding any other provision of this Credit Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to make, maintain, or fund Eurodollar Loans hereunder, then such Lender shall promptly notify the Borrower thereof and such Lender’s obligation to make or Continue Eurodollar Loans and to convert Base Rate Loans into Eurodollar Loans shall be suspended until such time as such Lender may again make, maintain, and fund Eurodollar Loans (in which case the provisions of Section 3.10 shall be applicable).

3.9	Requirements of Law.

(a) If any Change in Law:

(i) shall subject such Lender (or its Applicable Lending Office) or any Issuing Lender to any tax, duty, or other charge with respect to any Eurodollar Loans, its Revolving Notes, if any, or its obligation to make Eurodollar Loans, or change the basis of taxation of any amounts payable to such Lender (or its Applicable Lending Office) under this Credit Agreement or its Revolving Notes, if any, in respect of any Eurodollar Loans (other than taxes imposed on the overall net income of such Lender by the jurisdiction in which such Lender has its principal office or such Applicable Lending Office) or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by an Issuing Lender;

(ii) shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (or its Applicable Lending Office), including the Commitment of such Lender hereunder; or

(iii) shall impose on such Lender (or its Applicable Lending Office) or any Issuing Lender or on the United States market for certificates of deposit or the London interbank market any other condition affecting this Credit Agreement or its Revolving Notes, if any, or any of such extensions of credit or liabilities or commitments or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by an Issuing Lender;

and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, converting into, continuing, or maintaining any Eurodollar Loans or any Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce any sum received or receivable by such Lender (or its Applicable Lending Office) or any Issuing Lender under this Credit Agreement or its Revolving Notes, if any, with respect to any Eurodollar Loans, then the Borrower shall pay to such Lender or such Issuing Lender, on demand, such amount or amounts as will compensate such Lender or such Issuing Lender for such increased cost or reduction. If any Lender or Issuing Lender requests compensation by the Borrower under this

Section 3.9(a), the Borrower may, by notice to such Lender or Issuing Lender (with a copy to the Agent), suspend the obligation of such Lender to make or Continue Eurodollar Loans, or to convert Base Rate Loans into Eurodollar Loans, or issue Letters of Credit until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.10 shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(b) Each Lender shall promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 3.9 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section 3.9 shall furnish to the Borrower and the Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. La determining such amount, such Lender may use any reasonable averaging and attribution methods. Notwithstanding the foregoing, the Borrower shall not be required to compensate a Lender or an Issuing Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.10	Treatment of Affected Revolving Loans.

If the obligation of any Lender to make any Eurodollar Loan or to continue, or to convert Base Rate Loans into, Eurodollar Loans shall be suspended pursuant to Section 3.8 or 3.9 hereof, such Lender’s Eurodollar Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Loans (or, in the case of a conversion required by Section 3.8 hereof, on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.8 or 3.9 hereof that gave rise to such conversion no longer exist:

(a) to the extent that such Lender’s Eurodollar Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Loans shall be applied instead to its Base Rate Loans; and

(b) all Revolving Loans that would otherwise be made or continued by such Lender as Eurodollar Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Loans shall remain as Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 3.8 or 3.9 hereof that gave rise to the conversion of such Lender’s Eurodollar Loans pursuant to this Section 3.10 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans, to the extent necessary so that, after giving effect thereto, all Revolving Loans held by the Lenders holding Eurodollar Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

3.11	Taxes.

(a) Any and all payments by the Borrower to or for the account of any Lender or the Agent hereunder or under any other Credit Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender (or its Applicable Lending Office) or the Agent (as the case may be) is organized or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under this Credit Agreement or any other Credit Document to any Lender or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.11) such Lender or the Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) the Borrower shall furnish to the Agent, at its address referred to in Section 11.1, the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Credit Agreement or any other Credit Document or from the execution or delivery of, or otherwise with respect to, this Credit Agreement or any other Credit Document (hereinafter referred to as “Other Taxes”).

(c) The Borrower agrees to indemnify each Lender, each Issuing Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.11) paid by such Lender, Issuing Lender or the Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.

(d) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Credit Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower or the Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and the Agent with (i) Internal Revenue Service Form W-8ECI or W-8BEN, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Credit Agreement is effectively connected with the conduct of a trade or business in the United States or (ii) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Internal Revenue Code), certifying that such Lender is entitled to an exemption from or a reduced rate of tax on payments pursuant to this Credit Agreement or any of the other Credit Documents.

(e) For any period with respect to which a Lender has failed to provide the Borrower and the Agent with the appropriate form pursuant to Section 3.11(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 3.11(a) or 3.11(b) with respect to Taxes imposed by the United States; provided, however, that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(f) If the Borrower is required to pay additional amounts to or for the account of any Lender or any Issuing Lender pursuant to this Section 3.11, then such Lender or Issuing Lender will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender or Issuing Lender, is not otherwise disadvantageous to such Lender or such Issuing Lender.

(g) Within thirty (30) days after the date of any payment of Taxes, the Borrower shall furnish to the Agent the original or a certified copy of a receipt evidencing such payment.

(h) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 3.11 shall survive the repayment of the Revolving Loans, LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments hereunder.

3.12	Compensation.

Upon the request of any Lender, the Borrower shall pay to such Lender such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost, or reasonable expense (including loss of anticipated profits) incurred by it as a result of:

(a) any payment, prepayment, or conversion of a Eurodollar Loan for any reason (including, without limitation, the acceleration of the Revolving Loans pursuant to Section 9.2) on a date other than the last day of the Interest Period for such Revolving Loan; or

(b) any failure by the Borrower for any reason (including, without limitation, the failure of any condition precedent specified in Section 5 to be satisfied) to borrow, convert, continue, or prepay a Eurodollar Loan on the date for such borrowing, conversion, continuation, or prepayment specified in the relevant notice of borrowing, prepayment, continuation, or conversion under this Credit Agreement.

With respect to Eurodollar Loans, such indemnification may include an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein over (b) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. The covenants of the Borrower set forth in this Section 3.12 shall survive the repayment of the Revolving Loans, LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments hereunder.

3.13	Pro Rata Treatment.

Except to the extent otherwise provided herein:

(a) Revolving Loans. Each Revolving Loan, each payment or prepayment of principal of any Revolving Loan or reimbursement obligations arising from drawings under Letters of Credit, each payment of interest on the Revolving Loans or reimbursement obligations arising from drawings under Letters of Credit, each payment of the Commitment Fees, each payment of the Letter of Credit Fee, each reduction of the Revolving Committed Amount and each conversion or extension of any Revolving Loan, shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Revolving Loans and Participation Interests.

(b) Advances. No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make its ratable share of a borrowing hereunder; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder. Unless the Agent shall have been notified by any Lender prior to the date of any requested borrowing that such Lender does not intend to make available to the Agent its ratable share of such borrowing to be made on such date, the Agent may assume that such Lender has made such amount available to the Agent on the date of such borrowing, and the Agent in reliance upon such assumption, may (in its sole discretion but without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent, the Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Agent’s demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing or (ii) from a Lender at the Federal Funds Rate.

3.14	Sharing of Payments.

The Lenders agree among themselves that, in the event that any Lender shall obtain payment in respect of any Revolving Loan, LOC Obligations or any other obligation owing to such Lender under this Credit Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided for in this Credit Agreement, such Lender shall promptly purchase from the other Lenders a Participation Interest in such Revolving Loans, LOC Obligations and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a Participation Interest theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a Participation Interest may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such Participation Interest as fully as if such Lender were a holder of such Revolving Loan, LOC Obligations or other obligation in the amount of such Participation Interest. Except as otherwise expressly provided in this Credit Agreement, if any Lender or the Agent shall fail to remit to the Agent or any other Lender an amount payable by such Lender or the Agent to the Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.14 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.14 to share in the benefits of any recovery on such secured claim.

Notwithstanding anything herein to the contrary, the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 3.18, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or subparticipations in LOC Obligations or Swingline Loans to any assignee or participant, other than an assignment to any Credit Party or any Subsidiary thereof (as to which the provisions of this Section shall apply).

3.15	Payments, Computations, Etc.

(a) Except as otherwise specifically provided herein, all payments hereunder shall be made to the Agent in Dollars and in immediately available funds, without setoff, deduction, counterclaim or withholding of any kind, at the Agent’s office specified in Section 11.1 not later than 2:00 P.M. (Charlotte, North Carolina time) on the date when due. Payments received after such time shall be deemed to have been received on the next succeeding Business Day. The Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Borrower maintained with the Agent (with notice to the Borrower). The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Agent the Revolving Loans, LOC Obligations, Fees, interest or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, the Agent shall distribute such payment to the Lenders in such manner as the Agent may determine to be appropriate in respect of obligations owing by the Borrower hereunder, subject to the terms of Section 3.13(a)). The Agent will distribute such payments to such Lenders, if any such payment is received prior to 12:00 Noon (Charlotte, North Carolina time) on a Business Day in like funds as received prior to the end of such Business Day and otherwise the Agent will distribute such payment to such Lenders on the next succeeding Business Day. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and Fees for the period of such extension), except that in the case of Eurodollar Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days elapsed over a year of 360 days, except with respect to computation of interest on Base Rate Loans which shall be calculated based on a year of 365 or 366 days, as appropriate. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

(b) Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Credit Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent or any Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents or in respect of the Pledged Collateral shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Agent in connection with enforcing the rights of the Lenders under the Credit Documents;

SECOND, to payment of any fees owed to the Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender;

FOURTH, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest;

FIFTH, to the payment of the outstanding principal amount of the Credit Party Obligations (including the payment or cash collateralization of the outstanding LOC Obligations);

SIXTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to the Borrower or whoever else may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Revolving Loans and LOC Obligations held by such Lender bears to the aggregate then outstanding Revolving Loans and LOC Obligations) of amounts available to be applied pursuant to clauses ‘THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent in a cash collateral account and applied (A) first, to reimburse the applicable Issuing Lender from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section 3.15(b).

3.16	Evidence of Debt.

(a) Each Lender shall maintain an account or accounts evidencing each Revolving Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Credit Agreement. Each Lender shall maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.

(b) The Agent shall maintain the Register pursuant to Section 11.3(c), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount, type and Interest Period of each such Revolving Loan hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder from or for the account of the Borrower and each Lender’s share thereof. The Agent shall maintain the accuracy of the subaccounts referred to in the preceding sentence and to promptly update such subaccounts from time to time, as necessary.

(c) The entries made in the accounts, Register and subaccounts maintained pursuant to subsection (b) of this Section 3.16 (and, if consistent with the entries of the Agent, subsection (a)) shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Agent to maintain any such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Revolving Loans made by such Lender in accordance with the terms hereof.

3.17	Replacement of Affected Lenders.

If any Lender having a Commitment becomes a Defaulting Lender or if any Lender is owed increased costs under Section 3.6, Section 3.8, or Section 3.9, or the Borrower is required to make any payments under Section 3.11 to any Lender in excess of those to the other Lenders, or if any Lender refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to Section 11.6, requires consent of 100% of the Lenders and is consented to by the Required Lenders, then the Borrower shall have the right, if no Event of Default then exists, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Assignee or Eligible Assignees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) reasonably acceptable to the Agent, provided that (i) at the time of any replacement pursuant to this Section 3.17, the Replaced Lender and Replacement Lender shall enter into one or more assignment agreements, in form and substance reasonably satisfactory to such parties and the Agent, pursuant to which the Replacement Lender shall acquire all or a portion, as the case may be, of the Commitments and outstanding Loans of, and participation in Letters of Credit and Swingline Loans by, the Replaced Lender hereunder and (ii) all obligations of the Borrower owing to the Replaced Lender relating to the Loans so replaced (including, without limitation, such increased costs and excluding those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon the execution of the respective assignment documentation, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of an appropriate Revolving Note executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder with respect to such replaced Revolving Loans, except with respect to indemnification provisions under this Credit Agreement, which shall survive as to such Replaced Lender. Notwithstanding anything to the contrary contained above, (1) the Lender that acts as an Issuing Lender may not be replaced hereunder at any time that it has Letters of Credit outstanding hereunder unless arrangements satisfactory to such Issuing Lender (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer satisfactory to such Issuing Lender or the depositing of cash collateral into a cash collateral account maintained with the Agent in amounts and pursuant to arrangements satisfactory to such Issuing Lender) have been made with respect to such outstanding Letters of Credit and (2) the Lender that acts as the Agent may not be replaced hereunder except in accordance with the terms of Section 10.7. The Replaced Lender shall be required to deliver for cancellation its applicable Revolving Notes, to the extent applicable, to be canceled on the date of replacement, or if any such Revolving Note is lost or unavailable, such other assurances or indemnification therefor as the Borrower may reasonably request.

3.18	Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Agent or any Issuing Lender (i) if the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an LOC Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any LOC Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all LOC Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Agent, the Issuing Lender or the Swingline Lender, the Borrower shall deliver to the Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 3.19(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Agent, for the benefit of the Agent, the Issuing Lenders and the Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 3.18(c). If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Credit Agreement, Cash Collateral provided under any of this Section 3.18 or Sections 2.2. 2.3. 3.3, 3.19 or 9.2 in respect of Letters of Credit or Swingline Loans shall be held and applied to the satisfaction of the specific LOC Obligations, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.3(b)(vi))) or (ii) the Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Credit Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 3.18 may be otherwise applied in accordance with Section 3.15(b)). and (y) the Person providing Cash Collateral and the applicable Issuing Lender or Swingline Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

3.19	Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in Section 11.6.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Lenders or Swingline Lender hereunder; third, if so determined by the Agent or requested by an Issuing Lender or Swingline Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Revolving Loans under this Credit Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Credit Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Credit Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LOC Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or LOC Borrowings were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LOC Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LOC Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 3.5(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 3.5(c)).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Sections 2.2 and 2.3, the “Commitment Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date of such reallocation, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Loans of that Lender.

(b) Defaulting Lender Cure. If the Borrower, the Agent, the Swingline Lender and the Issuing Lenders agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentages (without giving effect to Section 3.19(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 4

GUARANTY

4.1	The Guaranty.

Subject to Section 4.8, each of the Guarantors hereby jointly and severally guarantees to each Lender, each Affiliate of a Lender that enters into a Hedging Agreement or enters into an Equity Swap Agreement, and the Agent as hereinafter provided the prompt payment of the Credit Party Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Credit Party Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Credit Party Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, Hedging Agreements or Equity Swap Agreements, to the extent the obligations of a

Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

4.2	Obligations Unconditional.

Subject to Section 4.8, the obligations of the Guarantors under Section 4.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents, Hedging Agreements or Equity Swap Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Credit Party Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor of the Credit Party Obligations for amounts paid under this Section 4 until such time as the Lenders (and any Affiliates of Lenders entering into Hedging Agreements or Equity Swap Agreements) have been paid in full, all Commitments under this Credit Agreement have been terminated and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Lenders in connection with monies received under the Credit Documents, Hedging Agreements or Equity Swap Agreements. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Credit Party Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Credit Documents, any Hedging Agreement, any Equity Swap Agreement or any other agreement or instrument referred to in the Credit Documents, Hedging Agreements or Equity Swap Agreements shall be done or omitted;

(c) the maturity of any of the Credit Party Obligations shall be accelerated, or any of the Credit Party Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents, any Hedging Agreement, any Equity Swap Agreement or any other agreement or instrument referred to in the Credit Documents, Hedging Agreements or Equity Swap Agreements shall be waived or any other guarantee of any of the Credit Party Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Agent or any Lender or Lenders as security for any of the Credit Party Obligations shall fail to attach or be perfected, or any Collateral shall be released;

(e) any of the Credit Party Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor); or

(f) any law, regulation or other event shall render any term of the Credit Party Obligations invalid or unenforceable.

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever (except notices expressly provided for in the Credit Documents), and any requirement that the Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents, any Hedging Agreement, Equity Swap Agreement or any other agreement or instrument referred to in the Credit Documents, Hedging Agreements or Equity Swap Agreement, or against any other Person under any other guarantee of, or security for, any of the Credit Party Obligations.

4.3	Reinstatement.

The obligations of the Guarantors under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Credit Party Obligations is rescinded or must be otherwise restored by any holder of any of the Credit Party Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.4	Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Credit Party Obligations, except through the exercise of rights of subrogation pursuant to Section 4.2 and through the exercise of rights of contribution pursuant to Section 4.6.

4.5	Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Agent and the Lenders, on the other hand, the Credit Party Obligations may be declared to be forthwith due and payable as provided in Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.2) for purposes of Section 4.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Credit Party Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Credit Party Obligations being deemed to have become automatically due and payable), the Credit Party Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.1. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Pledge Agreement and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

4.6	Rights of Contribution.

The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Guarantor under this Section 4.6 shall be subordinate and subject in right of payment to the prior payment in full to the Agent and the Lenders of the Guaranteed

Obligations, and none of the Guarantors shall exercise any right or remedy under this Section 4.6 against any other Guarantor until payment and satisfaction in full of all of such Guaranteed Obligations. For purposes of this Section 4.6, (a) “Guaranteed Obligations” shall mean any obligations arising under the other provisions of this Section 4; (b) “Excess Payment” shall mean the amount paid by any Guarantor in excess of its Pro Rata Share of any Guaranteed Obligations; (c) “Pro Rata Share” shall mean, for any Guarantor in respect of any payment of Guaranteed Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guaranteed Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Borrower and all of the Guarantors exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Borrower and the Guarantors hereunder) of the Borrower and all of the Guarantors; provided, however, that, for purposes of calculating the Pro Rata Shares of the Guarantors in respect of any payment of Guaranteed Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment; and (d) “Contribution Share” shall mean, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Borrower and all of the Guarantors other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Borrower and the Guarantors hereunder) of the Borrower and all of the Guarantors other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment. This Section 4.6 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under applicable law against the Borrower in respect of any payment of Guaranteed Obligations. Notwithstanding the foregoing, all rights of contribution against any Guarantor shall terminate from and after such time, if ever, that such Guarantor shall be relieved of its obligations pursuant to Section 8.4.

4.7	Continuing Guarantee.

The guarantee in this Section 4 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Credit Party Obligations whenever arising.

4.8	Limitation of Liability. Anything in this Agreement or any other Credit Document to the contrary notwithstanding:

(a) so long as Lincare Canada shall not have any assets other than the Capital Stock of Foreign Subsidiaries, the aggregate amount recoverable from Lincare Canada for application to any Credit Party Obligation or any “Secured Obligation” (as defined in the Pledge Agreement), whether by means of (i) the application of proceeds of Collateral owned by Lincare Canada, (ii) optional prepayment by Lincare Canada, (iii) payment by Lincare Canada of, or sale of or foreclosure on, payables of Lincare Canada owed to any other Credit Party, which payments, or the proceeds of which sale or foreclosure, are applied by the recipient thereof to any Credit Party Obligation or any “Secured Obligation” or (iv) enforcement by the Agent or any Lender hereunder or other Secured Party (as defined in the Pledge Agreement) of any of their rights hereunder or thereunder or otherwise, shall not exceed the actual amount realized from the sale of foreclosure on any Collateral owned by Lincare Canada; and

(b) so long as Lincare Canada shall not have any assets other than the Capital Stock of Foreign Subsidiaries, the obligations of Lincare Canada under this Agreement and the other Credit Documents are and shall be non-recourse obligations of Lincare Canada, payable solely from the Collateral of such Limited Grantor. Following realization and distribution of all proceeds of the Collateral of Lincare Canada, any and all claims arising from this Agreement and any other Credit Document, or any transactions contemplated hereby or thereby, shall be extinguished against Lincare Canada.

SECTION 5

CONDITIONS

5.1	Closing Conditions.

The obligation of the Lenders to enter into this Credit Agreement and to make the initial Revolving Loans or Swingline Loans or of the applicable Issuing Lender to issue the initial Letter of Credit, whichever shall occur first, shall be subject to satisfaction of the following conditions (in form and substance acceptable to the Lenders):

(a) Executed Credit Documents. Receipt of (i) duly executed copies of the Credit Documents by the Agent and (ii) Revolving Notes by the Lenders requesting Revolving Notes, if any.

(b) Corporate Documents. Receipt by the Agent of the following:

(i) Charter Documents. Copies of the articles or certificates of incorporation or other charter documents of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.

(ii) Bylaws. A copy of the bylaws of each Credit Party certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.

(iii) Resolutions. Copies of resolutions of the Board of Directors of each Credit Party approving and adopting the Credit Documents to which it is a party, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of such Credit Party to be true and correct and in force and effect as of the Closing Date.

(iv) Good Standing. To the extent received by the Borrower prior to the Closing Date, copies of (A) certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation1 and (B) to the extent available,

[1]	It appears that in the prior deal, good standing certificates were delivered only from the states of organization of the Credit Parties and we would prefer to expressly limit this requirement as such.

a certificate indicating payment of all corporate or comparable franchise taxes certified as of a recent date by the appropriate governmental taxing authorities.

(v) Incumbency. An incumbency certificate of each Credit Party certified by a secretary or assistant secretary to be true and correct as of the Closing Date.

(c) Pledge of Stock. The Agent shall have received all stock certificates evidencing the Capital Stock pledged to the Agent pursuant to the Pledge Agreement, together with duly executed in blank undated stock powers attached thereto.

(d) Opinions of Counsel. The Agent shall have received an opinion, or opinions of counsel, addressed to each of the Lenders and Issuing Lenders, in form and substance satisfactory to the Agent dated as of the Closing Date from counsel to the Credit Parties.

(e) Corporate Structure. The corporate capital and ownership structure of the Borrower and its Subsidiaries shall be as described in Schedule 6.13.

(f) Material Adverse Change. No material adverse change (including any event which, in the opinion of the Agent, is reasonably likely to result in such a material adverse change) in the business, assets, liabilities (actual and contingent), operations, condition (financial or otherwise), management or prospects of the Borrower and its respective Subsidiaries, taken as a whole, shall have occurred since December 31, 2010.

(g) Consent. Receipt by the Agent of evidence that all governmental, shareholder and material third party consents and approvals necessary or desirable in connection with the financings and other transactions contemplated hereby and expiration of all applicable waiting periods without any action being taken by any authority that could reasonably be likely to restrain, prevent or impose any material adverse conditions on such transactions or that could reasonably be likely to seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the judgment of the Agent could reasonably be likely to have such effect.

(h) Litigation. There shall not exist any pending or threatened action, suit, investigation or proceeding against a Consolidated Party which, based on the information known to the Borrower as of the Closing Date, could reasonably be expected to have a Material Adverse Effect.

(i) Officer’s Certificates. The Agent shall have received a certificate or certificates executed by the chief financial officer of the Borrower on behalf of the Borrower as of the Closing Date stating that (i) the Borrower and each of the Borrower’s Subsidiaries is in compliance with all existing financial obligations, (ii) all governmental, shareholder and third party consents and approvals, if any, with respect to the Credit Documents and the transactions contemplated thereby have been obtained, (iii) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect the Borrower, any of the Borrower’s Subsidiaries, or any transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding could reasonably be expected to have a Material Adverse Effect, (iv) the Credit Parties have no Funded Indebtedness other than the Indebtedness permitted under Section 8.1 and (v) immediately after giving effect to this Credit Agreement, the other Credit Documents and all the transactions contemplated therein to occur on such date, (A) the Borrower and each of the Borrower’s Subsidiaries is Solvent, (B) no Default or Event of Default exists, (C) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects, and (D) the Credit Parties are in compliance with each of the financial covenants set forth in Section 7.11.

(j) Existing Credit Agreement. Receipt by the Agent of satisfactory evidence of the repayment of all loans and obligations under the Existing Credit Agreement and the termination of the commitments thereunder.

(k) Fees and Expenses. Payment by the Credit Parties of all fees and expenses owed by them to the Joint Lead Arrangers, Lenders and the Agent, including, without limitation, payment to the Agent and Joint Lead Arrangers of the fees set forth in the Fee Letters.

5.2	Conditions to all Extensions of Credit.

The obligations of each Lender to make, convert or extend any Revolving Loan or Swingline Loan and of the applicable Issuing Lender to issue any Letter of Credit (including the initial Revolving Loans and the initial Letter of Credit) are subject to satisfaction of the following conditions in addition to satisfaction on the Closing Date of the conditions set forth in Section 5.1:

(a) The Borrower shall have delivered (i) in the case of any Revolving Loan an appropriate Notice of Borrowing or Notice of Extension/Conversion or (ii) in the case of any Letter of Credit, the applicable Issuing Lender shall have received an appropriate request for issuance in accordance with the provisions of Section 2.2(b);

(b) The representations and warranties set forth in Section 6 shall, subject to the limitations set forth therein, be true and correct in all material respects as of such date (except for those which expressly relate to an earlier date);

(c) There shall not have been commenced against any Credit Party an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded;

(d) No Default or Event of Default shall exist and be continuing either prior to or after giving effect thereto; and

(e) Immediately after giving effect to the making of such Revolving Loan or Swingline Loan (and the application of the proceeds thereof) or to the issuance of such Letter of Credit, as the case may be, (i) the aggregate principal amount of outstanding Revolving Loans, Swingline Loans and LOC Obligations shall not exceed the Revolving Committed Amount, (ii) the aggregate principal amount of LOC Obligations shall not exceed the LOC Committed Amount and (iii) the aggregate principal amount of Swingline Loans shall not exceed the Swingline Committed Amount.

The delivery of each Notice of Borrowing, and each request for a Letter of Credit pursuant to Section 2.2(b) shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b), (c), (d) and (e) above.

SECTION 6

REPRESENTATIONS AND WARRANTIES

The Credit Parties hereby represent to the Agent and each Lender that:

6.1	Financial Condition.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(c) From the date of the Audited Financial Statements to and including the Closing Date, there has been no disposition or any involuntary disposition of any material part of the business or property of the Borrower and its Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any equity interests of any other Person) material in relation to the consolidated financial condition of the Borrower and its Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

6.2	No Material Change.

Since December 31, 2010, there has been no development or event relating to or affecting a Consolidated Party which has had or could reasonably to expected to have a Material Adverse Effect.

6.3	Organization and Good Standing.

Each of the Consolidated Parties (a) is duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has the corporate or other necessary power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect.

6.4	Power; Authorization; Enforceable Obligations.

Each of the Credit Parties has the corporate or other necessary power and authority, and the legal right, to make, deliver and perform the Credit Documents to which it is a party, and in the case of the Borrower, to obtain extensions of credit hereunder, and has taken all necessary corporate action to authorize the borrowings and other extensions of credit on the terms and conditions of this Credit Agreement and to authorize the execution, delivery and performance of the Credit Documents to which it is a party. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Credit Party in connection with the borrowings or other extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of the Credit Documents to which such Credit Party is a party. This Credit Agreement has been, and each other Credit Document to which any Credit Party is a party will be, duly executed and delivered on behalf of the Credit Parties. This Credit Agreement constitutes, and each other Credit Document to which any Credit Party is a party when executed and delivered will constitute, a legal, valid and binding obligation of such Credit Party enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.5	No Conflicts.

Neither the execution and delivery of the Credit Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by such Credit Party will (a) violate or conflict with any provision of its articles or certificate of incorporation or organization or bylaws or other organizational or governing documents of such Person, (b) violate, contravene or materially conflict with any Requirement of Law or any other law, regulation (including, without limitation, Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which could reasonably be expected to have a Material Adverse Effect, or (d) result in or require the creation of any Lien (other than those contemplated in or created in connection with the Credit Documents) upon or with respect to its properties.

6.6	No Default.

No Consolidated Party is in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred or exists except as previously disclosed in writing to the Lenders.

6.7	Ownership.

Each Consolidated Party is the owner of, and has good and marketable title to, or a valid leasehold interest in, all of its material assets and none of such assets is subject to any Lien other than Permitted Liens.

6.8	Indebtedness.

Except as otherwise permitted under Section 8.1, the Consolidated Parties have no Indebtedness.

6.9	Litigation.

There are no actions, suits, investigations, criminal prosecutions, civil investigative demands, impositions of criminal or civil fines and penalties, claims or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of any Credit Party, threatened against any Consolidated Party which, based on the information known to the Borrower, could reasonably be expected to have a Material Adverse Effect.

6.10	Taxes.

Each Consolidated Party has filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) which are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP, No Credit Party is aware as of the Closing Date of any proposed tax assessments against it or any other Consolidated Party.

6.11	Compliance with Law.

Each Consolidated Party is in compliance with all Requirements of Law and all other laws, rules, regulations, orders, settlements or other agreements with any Governmental Authority and decrees (including without limitation titles XVIII and XIV of the Medicare Regulations, Medicaid Social Security Act Regulations, HIPAA, the HITECH Act, the CIA and Environmental Laws) applicable to it, or to its properties, unless such failure to comply could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, each Consolidated Party represents that (i) current billing policies, arrangements, protocols and instructions comply with requirements of Medicare, Medicaid, and TRICARE programs and any other heath care program operated or financed in whole or in part by any federal, state, or local government (each a “Medical Reimbursement Program” and collectively, the “Medical Reimbursement Programs”) and are administered by properly trained personnel except where any such failure to comply could not reasonably be expected to result in a loss of 5% or more of annual consolidated revenues of the Consolidated Parties and (ii) current compensation arrangements with physicians comply with state and federal anti-kick back, fraud and abuse, and self-referral laws, including, without limitation, 42 U.S.C. Section 13209-7(b) and 42 U.S.C. Section 1395(n)(n) and all regulations promulgated under such laws except where any such failure to comply could not reasonably be expected to result in a loss of 5% or more of annual consolidated revenues of the Consolidated Parties.

6.12	ERISA.

(a) During the five-year period prior to the date on which this representation is made or deemed made: (i) no ERISA Event has occurred, and, to the best knowledge of the Credit Parties, no event or condition has occurred or exists as a result of which any ERISA Event could reasonably be expected to occur, with respect to any Plan; (ii) no material “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan; (iii) to the best knowledge of the Credit Parties, each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iv) no lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

(b) The actuarial present value of all “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA), whether or not vested, under each Single Employer Plan, as of the last annual valuation date prior to the date on which this representation is made or deemed made (determined, in each case, utilizing the actuarial assumptions used in such Plan’s most recent actuarial valuation report), did not, by any material amount, exceed as of such valuation date the fair market value of the assets of such Plan.

(c) Neither any Consolidated Party nor any ERISA Affiliate has incurred, or, to the best knowledge of the Credit Parties, could be reasonably expected to incur, any material withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither any Consolidated Party nor any ERISA Affiliate would become subject to any material withdrawal liability under ERISA if any Consolidated Party or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans and Multiple Employer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. Neither any Consolidated Party nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best knowledge of the Credit Parties, reasonably expected to be in reorganization, insolvent, or terminated.

(d) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject any Consolidated Party or any ERISA Affiliate to any material liability under Sections 406, 409, 502(i), or 502(1) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any Consolidated Party or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

(e) Neither any Consolidated Party nor any ERISA Affiliates has any material liability with respect to “expected post-retirement benefit obligations” within the meaning of the Financial Accounting Standards Board Statement 106.

6.13	Subsidiaries.

Set forth on Schedule 6.13 is a complete and accurate list of all Subsidiaries of each Consolidated Party. Information on Schedule 6.13 includes jurisdiction of incorporation or organization, the number of shares of each class of Capital Stock outstanding, the number and percentage of outstanding shares of each class owned (directly or indirectly) by such Consolidated Party; and the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding Capital Stock of all such Subsidiaries is validly issued, fully paid and non-assessable and is owned by each such Consolidated Party, directly or indirectly, free and clear of all Liens (other than those arising under or contemplated in connection with the Credit Documents). Other than as set forth in Schedule 6.13, no Consolidated Party other than the Borrower has outstanding any securities convertible into or exchangeable for its Capital Stock nor does any such Person have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to its Capital Stock.

6.14	Governmental Regulations, Etc.

(a) None of the transactions contemplated by this Credit Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act, the Securities Exchange Act or any of Regulations U and X. If requested by any Lender or the Agent, the Borrower will furnish to the Agent and each Lender a statement, in conformity with the requirements of FR Form U-1 referred to in Regulation U, that no part of the Letters of Credit or proceeds of the Loans will be used, directly or indirectly, for the purpose of “buying” or “carrying” any “margin stock” within the meaning of Regulations U and X.

(b) None of the Consolidated Parties is (i) an “investment company”, or a company “controlled” by “investment company”, within the meaning of the Investment Company Act of 1940, as amended or (ii) subject to regulation under any other Federal or state statute or regulation which limits its ability to incur Indebtedness.

6.15	Purpose of Revolving Loans and Letters of Credit.

The proceeds of the Revolving Loans hereunder shall be used solely by the Borrower (a) on the Closing Date to refinance existing Indebtedness of the Borrower under the Existing Credit Agreement and (b) on and after the Closing Date, to (i) pay the redemption price for the Capital Stock of the Borrower as permitted hereunder and (ii) to provide for ongoing working capital and general corporate purposes (including Permitted Acquisitions) of the Borrower and its Subsidiaries. The Letters of Credit shall be used only for or in connection with appeal bonds, reimbursement obligations arising in connection with surety and reclamation bonds, reinsurance, insurance (including, without limitation, workers’ compensation policies) and obligations not otherwise aforementioned relating to transactions entered into by the applicable account party in the ordinary course of business.

6.16	Environmental Matters.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a) Each of the facilities and properties owned, leased or operated by the Consolidated Parties (the “Properties”) and all operations at the Properties are in compliance with all applicable Environmental Laws, and there is no violation of any material Environmental Law with respect to the Properties or the businesses operated by the Consolidated Parties (the “Businesses”), and there are no conditions relating to the Businesses or Properties, that could give rise to any material liability under any applicable Environmental Laws.

(b) To the best knowledge of the Credit Parties, none of the Properties contains, or has previously contained, any Materials of Environmental Concern at, on or under the Properties in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c) No Consolidated Party has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Businesses, nor does any Consolidated Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Materials of Environmental Concern have not been transported or disposed of from the Properties, or generated, treated, stored or disposed of at, on or under any of the Properties or any other location, in each case by or on behalf of any Consolidated Party in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the best knowledge of any Credit Party, threatened, under any Environmental Law to which any

Consolidated Party is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Consolidated Parties, the Properties or the Businesses.

(f) There has been no release or, threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations (including, without limitation, disposal) of any Consolidated Party in connection with the Properties or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to a material liability under Environmental Laws.

6.17	Intellectual Property.

Each Consolidated Party owns, or has the legal right to use, all trademarks, tradenames, copyrights, technology, know-how and processes (the “Intellectual Property”‘) necessary for each of them to conduct its business as currently conducted except for those the failure to own or have such legal right to use could not reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Credit Party know of any such claim, and to the Credit Parties’ knowledge the use of such Intellectual Property by any Consolidated Party does not infringe on the rights of any Person, except for such claims and infringements that in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.18	Solvency.

Each Credit Party is and, after consummation of the transactions contemplated by this Credit Agreement, will be Solvent.

6.19	Investments.

All Investments of each Consolidated Party are Permitted Investments.

6.20	Disclosure.

Neither this Credit Agreement nor any financial statements delivered to the Lenders nor any other document, certificate or statement furnished to the Lenders by or on behalf of any Consolidated Party in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading.

6.21	No Unusual Restrictions.

No Consolidated Party is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.22	Reimbursement from Third Party Payors.

The accounts receivable of the Consolidated Parties have been and will continue to be adjusted to reflect the reimbursement policies (both those most recently published in writing as well as those not in writing which have been verbally communicated) of third party payors such as Medicare, Medicaid, Blue Cross/Blue Shield, private insurance companies, health maintenance organizations, preferred provider organizations, alternative delivery systems, managed care systems, government contracting agencies and other third party payors, except any which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. In particular, accounts receivable relating to such third party payors do not and shall not exceed amounts any obligee is entitled to receive under any capitation arrangement, fee schedule, discount formula, cost-based reimbursement or other adjustment or limitation to its usual charges payors, except any which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.23	Fraud and Abuse.

Neither the Consolidated Parties nor, to the knowledge of the officers of the Consolidated Parties, any of their officers or directors, or, to the knowledge of any officer of the Consolidated Parties, no Contract Providers, have engaged in any activities which are prohibited under the Medicare Regulations, the Medicaid Regulations, 42 U.S.C. §1320a-7b, 42 U.S.C. §1395nn, the regulations promulgated pursuant to such statutes or related state or local statutes or regulations, or which are prohibited by binding rules of professional conduct, including but not limited to the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any applications for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (a) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid or other applicable third party payors, or (b) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service, or item for which payment may be made in whole or in part by Medicare, Medicaid or other applicable third party payors.

6.24	Licensing and Accreditation.

Each of the Consolidated Parties and, to the knowledge of the officers of the Consolidated Parties, each Contract Provider, has, to the extent applicable: (i) obtained (or been duly assigned) all required certificates of need or determinations of need as required by the relevant state Governmental Authority for the acquisition, construction, expansion of, investment in or operation of its businesses as currently operated; (ii) obtained and maintains in good standing all required licenses, permits, authorizations, and approvals of each Governmental Authority necessary to the conduct of its business; (iii) to the extent prudent and customary in the industry in which it is engaged, obtained and maintains accreditation from all generally recognized accrediting agencies; and (iv) entered into and maintains in good standing its Medicare Provider Agreements and its Medicaid Provider Agreements, in each case except where the failure to do so would not result in a Material Adverse Effect. To the knowledge of the officers of the Consolidated Parties, all such required licenses, permits, authorizations and approvals are in full force and effect on the date hereof and have not been revoked or suspended or otherwise limited in any material respect, except where the failure to do so would not result in a Material Adverse Effect. To the knowledge of the officers of the Consolidated Parties, each Contract Provider is duly licensed (where license is required) by each state or state agency or commission, or any other Governmental Authority having jurisdiction over the provisions of such services by such Person in the locations in which the Consolidated Parties conduct business, required to enable such Person to provide the professional services provided by such Person and otherwise as is necessary to enable the Consolidated Parties to operate as currently operated and as presently contemplated to be operated, except where the failure to do so would not result in a Material Adverse Effect.

SECTION 7

AFFIRMATIVE COVENANTS

Each Credit Party hereby covenants and agrees that so long as this Credit Agreement is in effect or any amounts payable hereunder or under any other Credit Document shall remain outstanding, and until all of the Commitments hereunder shall have terminated:

7.1	Information Covenants.

The Borrower will furnish, or cause to be furnished, to the Agent and each of the Lenders:

(a) Annual Financial Statements. As soon as available, and in any event within 90 days after the close of each fiscal year of the Consolidated Parties (or, if earlier, the date that is five (5) days after the reporting date for such information required by the SEC), a consolidated balance sheet and income statement of the Consolidated Parties, as of the end of such fiscal year, together with related consolidated statements of operations and retained earnings and of cash flows for such fiscal year, setting forth in comparative form consolidated figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail, audited by independent certified public accountants of recognized national standing reasonably acceptable to the Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified as to the status of the Consolidated Parties as a going concern.

(b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the close of each of the first three fiscal quarters of the Consolidated Parties (or, if earlier, the date that is five (5) days after the reporting date for such information required by the SEC), a consolidated balance sheet of the Consolidated Parties, as of the end of such fiscal quarter, together with related consolidated statements of operations for such fiscal quarter and for the portion of the fiscal year then ended and consolidated statements of cash flows for the portion of the fiscal year then ended, in each case setting forth in comparative form consolidated figures for the corresponding periods of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Agent, and accompanied by a certificate of the chief financial officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Consolidated Parties and have been prepared in accordance with GAAP, subject to changes resulting from normal year-end audit adjustments.

(c) Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a certificate of the chief financial officer of the Borrower substantially in the form of Exhibit 7.1(c), (i) demonstrating compliance with the financial covenants contained in Section 7.11 by calculation thereof as of the end of each such fiscal period and (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Credit Parties propose to take with respect thereto.

(d) Auditor’s Reports. Promptly upon receipt thereof, a copy of any other report or “management letter” submitted by independent accountants to any Consolidated Party in connection with any annual, interim or special audit of the books of such Person.

(e) Reports. Promptly upon transmission or receipt thereof, (i) copies of any filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as any Consolidated Party shall send to its shareholders or to a holder of any Indebtedness owed by any Consolidated Party in its capacity as such a holder and (ii) upon the request of the Agent, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters.

(f) Notices. Upon obtaining knowledge thereof, the Borrower shall and shall cause each Subsidiary to promptly notify the Agent of:

(i) the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Credit Parties propose to take with respect thereto;

(ii) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (A) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (B) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority, including, without limitation, the institution of any proceedings against the Borrower or any Subsidiary to suspend, revoke or terminate its Medicaid Provider Agreements or its Medicare Provider Agreements or exclusion from any Medical Reimbursement Program, (C) payment of any penalties or the imposition of any other remedies pursuant to the CIA and (D) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(iii) the occurrence of any ERISA Event; and

(iv) any material change in accounting policies or financial reporting practices by any Credit Party or any Subsidiary.

(g) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of any Consolidated Party as the Agent or the Required Lenders may reasonably request.

Documents required to be delivered pursuant to Sections 7.1(a), (b) or (e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that the Borrower shall deliver paper copies of such documents to the Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender. The Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Agent and/or the Joint Lead Arrangers will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the Joint Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.15); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC” and as such, all Borrower Materials delivered to the Agent or the Joint Lead Arrangers that are not marked “PUBLIC” shall be treated as being suitable only for posting on a portion of the Platform not marked as “Public Investor.”

7.2	Preservation of Existence and Franchises.

Except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary permitted under Section 8.4 or Section 8.5, each Credit Party will, and will cause each of its Subsidiaries to, do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority, except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

7.3	Books and Records.

Each Credit Party will, and will cause each of its Subsidiaries to, keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

7.4	Compliance with Law.

Except to the extent the failure to do so would not have or would not reasonably be expected to have a Material Adverse Effect, the Borrower will, and will cause each of its Subsidiaries to, (a) comply with all the requirements of all laws, and all applicable restrictions and requirements imposed by all Governmental Authorities, applicable to it and its Property (including, without limitation, the CIA and Environmental Laws), (b) conform with and duly observe in all material respects all laws, rules and regulations and all other valid requirements of any regulatory authority with respect to the conduct of its business, including without limitation Titles XVIII and XIX of the Social Security Act, Medicare Regulations, Medicaid Regulations, HIPAA, the HITECH Act and all laws, rules and regulations of Governmental Authorities pertaining to the business of the Borrower and its Subsidiaries; (c) obtain and maintain all licenses, permits, certifications and approvals of all applicable Governmental Authorities as are required for the conduct of its business as currently conducted and herein contemplated, including without limitation professional licenses, Medicare Provider Agreements and Medicaid Provider

Agreements; (d) ensure that (i) billing policies, arrangements, protocols and instructions will comply with reimbursement requirements under Medicare, Medicaid and other Medical Reimbursement Programs and will be administered by properly trained personnel; and (ii) compensation arrangements with physicians will comply with applicable state and federal self-referral and anti-kickback laws, including without limitation 42 U.S.C. Section 1320a-7b(b) and 42 U.S.C. Section 1395nn and (e) make commercially reasonable efforts to implement policies that are consistent with HIPAA. Further, the Borrower has in place a compliance program for the Borrower and its Subsidiaries which is reasonably designed to provide effective internal controls that promote adherence to, prevent and detect material violations of, any Laws applicable to the Borrower and its Subsidiaries, and to comply with all applicable requirements of the CIA.

7.5	Payment of Taxes.

Each Credit Party will, and will cause each of its Subsidiaries to, pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent; provided, however, that no Consolidated Party shall be required to pay any such tax, assessment, charge or levy which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment (i) could give rise to an immediate right to foreclose on a Lien securing such amounts or (ii) could reasonably be expected to have a Material Adverse Effect.

7.6	Insurance.

Each Credit Party will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as required by law and as determined in good faith by the Borrower’s Board of Directors and furnish to the Agent, upon written request, full information as to the insurance carried.

7.7	Maintenance of Property.

Each Credit Party will, and will cause each of its Subsidiaries to, maintain and preserve its properties and equipment material to the conduct of its business in good repair, working order and condition, normal wear and tear and casualty and condemnation excepted, and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses.

7.8	[Reserved].

7.9	Use of Proceeds.

The Borrower will use the proceeds of the Revolving Loans and will use the Letters of Credit solely for the purposes set forth in Section 6.15.

7.10	Audits/Inspections.

Upon reasonable notice and during normal business hours, each Credit Party will, and will cause each of its Subsidiaries to, permit representatives appointed by the Agent, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect its property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Lenders or their representatives to investigate and verify the accuracy of information provided to the Agent and to discuss all such matters with the officers, employees and representatives of such Person.

7.11	Financial Covenants.

(a) Interest Coverage Ratio. The Interest Coverage Ratio, as of the last day of any fiscal quarter of the Consolidated Parties shall be greater than or equal to 2.50 to 1.0.

(b) Leverage Ratio. The Leverage Ratio, as of the last day of each fiscal quarter of the Consolidated Parties, shall be less than or equal to 3.00 to 1.0.

7.12	Additional Guarantors and Pledged Stock.

As soon as practicable and in any event within 30 days after any Person becomes a Subsidiary of any Credit Party, the Borrower shall provide the Agent with written notice thereof setting forth information in reasonable detail describing all of the assets of such Person and shall (a) if such Person is a Domestic Subsidiary of a Credit Party, cause such Person to execute a Joinder Agreement, (b) if such Person is a Domestic Subsidiary of a Credit Party, cause 100% of the Capital Stock of such Person to be delivered to the Agent (together with undated stock powers signed in blank) or if such Person is a direct Foreign Subsidiary of a Credit Party, cause 65% of the Capital Stock entitled to vote and 100% of the Capital Stock not entitled to vote of such Person to be delivered to the Agent (together with undated stock powers signed in blank (unless, with respect to a Foreign Subsidiary, such stock powers are deemed unnecessary by the Agent in its reasonable discretion under the law of the jurisdiction of incorporation of such Person)), and in each case pledged to the Agent pursuant to an appropriate pledge agreement(s) in substantially the form of the Pledge Agreement and otherwise in form reasonably acceptable to the Agent, (c) if such Person is a Domestic Subsidiary and has any Subsidiaries (i) deliver all of the Capital Stock of such Subsidiaries that are Domestic Subsidiaries and 65% of the Capital Stock entitled to vote and 100% of the Capital Stock not entitled to vote of such Subsidiaries that are direct Foreign Subsidiaries (together with undated stock powers signed in blank (unless, with respect to a Foreign Subsidiary, such stock powers are deemed unnecessary by the Agent in its reasonable discretion under the law of the jurisdiction of incorporation of such Person)) to the Agent and (ii) execute a pledge agreement in substantially the form of the Pledge Agreement and otherwise in a form acceptable to the Agent and (d) deliver such other documentation as the Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Agent’s liens thereunder), all in form, content and scope reasonably satisfactory to the Agent.

7.13	Post-Closing Covenants.

The Credit Parties shall provide to the Administrative Agent a pledge agreement and such other documents reasonably deemed necessary granting the Agent a security interest in the equity interests in Lincare Pulmonary Rehab Services of Florida, P.L. held, as of the closing date, by William J. Richards, M.D., each in form and substance reasonably acceptable to the Administrative Agent, on or before November 15, 2011, or such later date to be determined by the Agent, in its sole discretion.

SECTION 8

NEGATIVE COVENANTS

Each Credit Party hereby covenants and agrees that, so long as this Credit Agreement is in effect or any amounts payable hereunder or under any other Credit Document shall remain outstanding, and until all of the Commitments hereunder shall have terminated:

8.1	Indebtedness.

The Credit Parties will not permit any Consolidated Party to contract, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness arising under this Credit Agreement and the other Credit Documents;

(b) Indebtedness of the Borrower and its Subsidiaries set forth in Schedule 8,1;

(c) purchase money Indebtedness (including Capital Leases) or Synthetic Leases hereafter incurred by the Borrower or any of its Subsidiaries to finance the purchase of fixed assets provided that (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount equal to 10% of Consolidated Net Worth (determined as of the end of the most recently completed fiscal year) at any one time outstanding (including any such Indebtedness referred to in subsection (b) above); (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(d) obligations of the Borrower or any of its Subsidiaries in respect of Hedging Agreements entered into in order to manage existing or anticipated interest rate or exchange rate risks and not for speculative purposes;

(e) unsecured Indebtedness incurred by the Borrower to finance repurchases of its Capital Stock to the extent permitted by Sections 8.6 and 8.7;

(f) obligations of the Borrower under Equity Swap Agreements provided that (i) the term of any such Equity Swap Agreements shall not exceed 6 months and (ii) the notional amount of all such obligations shall not exceed $75,000,000 in the aggregate at any time outstanding;

(g) unsecured Indebtedness payable to the seller of the Capital Stock or Property acquired in a Permitted Acquisition representing all or a portion of the purchase price of the Capital Stock or Property so acquired;

(h) Indebtedness owing by one Credit Party to another Credit Party;

(i) other Indebtedness hereafter incurred by the Borrower not exceeding $200,000,000 in aggregate principal amount at any time outstanding;

(j) Guaranty Obligations of any Guarantor with respect to the Indebtedness of the Borrower permitted under Section 8.1(e), (f), (g), or (i);

(k) Indebtedness of the Borrower arising under the 2007 Series A Convertible Note Indenture and the 2007 Series A Convertible Notes in an aggregate principal amount of up to $275,000,000 (and renewals, refinancings and extensions thereof);

(1) Indebtedness of the Borrower arising under the 2007 Series B Convertible Note Indenture and the 2007 Series B Convertible Notes in an aggregate principal amount of up to $275,000,000 (and renewals, refinancings and extensions thereof); and

(m) Indebtedness of Foreign Subsidiaries owing to (i) Consolidated Parties and not prohibited by Section 8.6 or (ii) other Foreign Subsidiaries.

8.2	Liens.

The Credit Parties will not permit any Consolidated Party to contract, create, incur, assume or permit to exist any Lien with respect to any of its Property, whether now owned or after acquired, except for Permitted Liens; provided, however, that the terms of this Section 8.2 shall not be applicable to Capital Stock of the Borrower which constitute treasury shares held by the Borrower.

8.3	Nature of Business.

The Credit Parties will not permit any Consolidated Party to substantively alter the character or conduct of the business conducted by such Person as of the Closing Date.

8.4	Consolidation, Merger, Dissolution, etc.

The Credit Parties will not permit any Consolidated Party to enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that, notwithstanding the foregoing provisions of this Section 8.4. (a) the Borrower may merge or consolidate with any of its Subsidiaries provided that (i) either (A) the Borrower is the continuing or surviving corporation or (B) the Person formed by or surviving any such merger or consolidation (1) is a corporation organized or existing under the laws of the U.S., any state thereof or the District of Columbia and (2) expressly assumes all the obligations of the Borrower under the Credit Documents pursuant to an agreement(s) reasonably satisfactory to the Agent, (ii) the Credit Parties shall cause to be executed and delivered such documents, instruments and certificates as the Agent may request in order to maintain the perfection and priority of the Liens on the assets of the Credit Parties and (iii) after giving effect to such transaction, no Default or Event of Default exists, (b) any Credit Party other than the Borrower may merge or consolidate with any other Credit Party other than the Borrower provided that (i) the Credit Parties shall cause to be executed and delivered such documents, instruments and certificates as the Agent may request in order to maintain the perfection and priority of the Liens on the assets of the Credit Parties and (ii) after giving effect to such transaction, no Default or Event of Default exists, (c) the Borrower or any Subsidiary of the Borrower may merge with any Person other than a Consolidated Party in connection with a Permitted Acquisition provided that (i) either (A) the Borrower is the continuing or surviving corporation or (B) (1) unless such Subsidiary is a Foreign Subsidiary, the Person formed by or surviving any such merger or consolidation is a corporation organized or existing under the laws of the U.S., any state thereof or the District of Columbia and (2) the Person formed by or surviving any such merger or consolidation expressly assumes all the obligations of the Borrower or such Subsidiary, if any, as the case may be, under the Credit Documents pursuant to an agreement(s) reasonably satisfactory to the Agent,

(ii) the Credit Parties shall cause to be executed and delivered such documents, instruments and certificates as the Agent may request in order to maintain the perfection and priority of the Liens on the assets of the Credit Parties and (iii) after giving effect to such transaction, no Default or Event of Default exists and (d) any Foreign Subsidiary may merge or consolidate with any other Foreign Subsidiary.

8.5	Asset Dispositions.

The Credit Parties will not permit any Consolidated Party to sell, lease, transfer or otherwise dispose of any Property (including without limitation pursuant to any sale/leaseback transaction or securitization transaction) other than (i) the sale of inventory in the ordinary course of business for fair consideration, (ii) the sale or disposition of assets no longer used or useful in the conduct of such Person’s business, (iii) Sale and Leaseback Transactions permitted under Section 8.13 and (iv) other sales of assets, provided that the aggregate book value of assets sold or otherwise disposed of pursuant to clause (iv) in any given fiscal year does not exceed an amount equal to 10% of Consolidated Net Worth (determined as of the end of the most recently completed fiscal year).

Upon a sale of Capital Stock of a Consolidated Party not prohibited by this Section 8.5. the Agent shall (to the extent applicable) deliver to the Credit Parties, upon the Credit Parties’ request and at the Credit Parties’ expense, such documentation as is reasonably necessary to evidence the release of such Consolidated Party from all of its obligations, if any, under the Credit Documents.

8.6	Investments.

The Credit Parties will not permit any Consolidated Party to make Investments (including Acquisitions) in or to any Person, except for Permitted Investments.

8.7	Restricted Payments.

The Credit Parties will not permit any Consolidated Party to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except, so long as no Default or Event of Default shall have occurred or would occur as a result thereof, (a) to make dividends payable solely in the same class of Capital Stock of such Person, (b) to make dividends or other distributions payable to any Credit Party (directly or indirectly through Subsidiaries) and (c) any other additional Restricted Payment, provided that with respect to any Restricted Payment under this clause (c) if as of the end of the most recently ended fiscal quarter or after giving pro forma effect to any such Restricted Payment the Leverage Ratio is greater than or equal to 2.00 to 1.0, the aggregate amount of all such Restricted Payments made pursuant to this clause (c) shall at no time exceed the greater of (x) $1,000,000,000 and (y) the amount of Restricted Payments made since the Closing Date up to such date; provided, however, the preceding provisions will not prohibit the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of this Section 8.7 (it being understood that the foregoing proviso is limited solely to the ability to pay such dividend (notwithstanding the occurrence of a Default or Event of Default at the time of such payment or as a result thereof) for purposes of this Section 8.7 only and does not extend to the consent to or waiver of any of the applicable conditions contained in Section 5.2 with respect to the making of Revolving Loans, Swingline Loans or the issuance of Letters of Credit).

8.8	Prepayments of Indebtedness, etc.

The Credit Parties will not permit any Consolidated Party to, if any Default or Event of Default has occurred and is continuing or would be directly or indirectly caused as a result thereof, make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any other Indebtedness of such Consolidated Party; provided that the Borrower may prepay the Convertible Notes or redeem such Convertible Notes put to Borrower by the holders thereof in accordance with the terms of the Convertible Note Indenture.

8.9	Transactions with Affiliates.

The Credit Parties will not permit any Consolidated Party to enter into or permit to exist any transaction or series of transactions with any officer, director, shareholder, Subsidiary or Affiliate of such Person other than (a) transactions permitted by Section 8.1, Section 8.4, Section 8.6 or Section 8.7, (b) compensation and reimbursement of expenses of officers and directors2 and (c) except as otherwise specifically limited in this Credit Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director, shareholder, Subsidiary or Affiliate.

8.10	Fiscal Year; Organizational Documents.

The Credit Parties will not permit any Consolidated Party to change its fiscal year or amend, modify or change its articles of incorporation or organization (or corporate charter or other similar organizational document) or bylaws or operating agreement (or other similar document) in any manner adverse to the Lenders without the prior written consent of the Required Lenders; provided a Credit Party may amend, modify or change any such document if such amendment, modification or change is required by any SEC regulation or stock exchange listing requirement, so long as such Credit Party gives the Agent prior written notice of such amendment, modification or change.

8.11	Limitation on Restricted Actions.

The Credit Parties will not permit any Consolidated Party to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts, or imposes condition upon such Person to (a) grant a Lien on its properties or assets (other than purchase money indebtedness to the extent such restriction related only to the asset constructed or acquired) whether now owned or hereafter acquired, (b) act as a Guarantor and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(b) above) for such encumbrances or restrictions existing under or by reason of (i) this Credit Agreement and the other Credit Documents or (ii) applicable law or (c) require an equal and ratable grant, or a senior grant, of any security for such obligation if security is given for some other obligation.

8.12	Ownership of Subsidiaries; Limitations on Borrower.

Notwithstanding any other provisions of this Credit Agreement to the contrary, the Credit Parties will not permit any Consolidated Party to (a) permit any Person (other than the Borrower or any Wholly-Owned Subsidiary of the Borrower) to own any Capital Stock of any Subsidiary of the Borrower described in clause (a) or (b) of the definition of “Subsidiary”, (b) permit any Subsidiary of the Borrower described in clause (a) or (b) of the definition of “Subsidiary” to issue Capital Stock (except to the Borrower or to a Wholly-Owned Subsidiary of the Borrower), (c) permit, create, incur, assume or suffer to exist any Lien thereon, in each case (i) except to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Capital Stock of Subsidiaries, (ii) except as a result of or in connection with a dissolution, merger or disposition of a

[2]	Our intent in making this comment had been to strike the word “normal”, not the whole carveout.

Subsidiary not prohibited under Section 8.4 or Section 8.5 or (iii) except for Permitted Liens and (d) notwithstanding anything to the contrary contained in clause (b) above, permit any Subsidiary of the Borrower described in clause (a) or (b) of the definition of “Subsidiary” to issue any shares of preferred Capital Stock to any Person other than a Credit Party.

8.13	Sale Leasebacks.

The Credit Parties will not permit any Consolidated Party to enter into any Sale and Leaseback Transaction other than Sale and Leaseback Transactions in which the value of the Properties subject to such transactions shall not exceed $25,000,000 in the aggregate.

SECTION 9

EVENTS OF DEFAULT

9.1	Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default’”):

(a) Payment. Any Credit Party shall

(i) default in the payment when due of any principal of any Revolving Loans or Swingline Loans or of any reimbursement obligations arising from drawings under Letters of Credit, or

(ii) default, and such default shall continue for three (3) or more Business Days, in the payment when due of any interest on the Revolving Loans or on any reimbursement obligations arising from drawings under Letters of Credit, or of any Fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith or therewith; or

(b) Representations. Any representation, warranty or statement made or deemed to be made by any Credit Party herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made; or

(c) Covenants. Any Credit Party shall

(i) default in the due performance or observance of any term, covenant or agreement contained in Sections 7.2, 7.9, 7.11 or 8.1 through 8.15, inclusive;

(ii) default in the due performance or observance of any term, covenant or agreement contained in Section 7.1 and such default shall continue unremedied for a period of at least 5 Business Days after the earlier of a responsible officer of a Credit Party becoming aware of such default or notice thereof by the Agent; or

(iii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b), (c)(i) or (c)(ii) of this Section 9.1) contained in this Credit Agreement and such default shall continue unremedied for a period of at least 30 days after the earlier of a responsible officer of a Credit Party becoming aware of such default or notice thereof by the Agent.

(d) Other Credit Documents. (i) Any Credit Party shall default in the due performance or observance of any term, covenant or agreement in any of the other Credit Documents (subject to applicable grace or cure periods, if any) or repudiate its obligations thereunder, or (ii) except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary not prohibited under Section 8.4 or Section 8.5, any Credit Document shall fail to be in full force and effect or to give the Agent and/or the Lenders the Liens, rights, powers and privileges purported to be created thereby, or any Credit Party shall so state in writing; or

(e) Guaranties. Except as the result of or in connection with a dissolution, merger or disposition of a Subsidiary permitted under Section 8.4, the guaranty given by any Guarantor hereunder (including any Person after the Closing Date in accordance with Section 7.12) or any provision thereof shall cease to be in full force and effect, or any Guarantor (including any Person after the Closing Date in accordance with Section 7.12) hereunder or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under such guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any guaranty; or

(f) Bankruptcy, etc. Any Bankruptcy Event shall occur with respect to any Consolidated Party; or

(g) Defaults under Other Agreements.

(i) Any Consolidated Party shall default in the performance or observance (beyond the applicable grace period with respect thereto, if any) of any material obligation or condition of any contract or lease material to the Consolidated Parties if such default could reasonably be expected to have a Material Adverse Effect.

(ii) With respect to any Indebtedness (other than Indebtedness outstanding under this Credit Agreement) in excess of $50,000,000 in the aggregate for the Consolidated Parties taken as a whole, (A) any Consolidated Party shall (1) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (2) default (after giving effect to any applicable grace period) in the observance or performance of any term, covenant or agreement relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required), any such Indebtedness to become due prior to its stated maturity; or (B) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof.

(h) Judgments. One or more judgments or decrees shall be entered against one or more of the Consolidated Parties involving a liability of $50,000,000 or more in the aggregate (to the extent not paid or fully covered by insurance provided by a carrier who has acknowledged coverage and has, in the reasonable judgment of the Agent, the ability to perform) and any such judgments or decrees shall not have been paid, vacated, discharged or stayed or appealed (bonded pending appeal where required) within 60 days from the entry thereof or as legally required or allowed by applicable statute or local rule, whichever is longer (but in no case to exceed 90 days); or

(i) ERISA. Any of the following events or conditions, if such event or condition could reasonably be expected to have a Material Adverse Effect (i) any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of any Consolidated Party or any ERISA Affiliate in favor of the PBGC or a Plan; (ii) an ERISA Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iii) an ERISA Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Agent, likely to result in (A) the termination of such Plan for purposes of Title IV of ERISA, or (B) any Consolidated Party or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency or (within the meaning of Section 4245 of ERISA) such Plan; or (iv) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which may subject any Consolidated Party or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(1) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any Consolidated Party or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability; or

(j) Ownership. There shall occur a Change of Control.

(k) Invalidity. The Credit Documents or any provision thereof shall cease to be in full force and effect in any material respect (other than in accordance with their respective terms) or any Credit Party or any Person acting by or on behalf of any Credit Party shall deny or disaffirm any Credit Party Obligation under the Credit Documents.

9.2	Acceleration; Remedies.

If any Event of Default occurs and is continuing, the Agent shall, upon the request of, or may, with the consent of the Required Lenders, take any or all of the following actions:

(a) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(b) Acceleration. Declare the unpaid principal of and any accrued interest in respect of all Revolving Loans, Swingline Loans, any reimbursement obligations arising from drawings under Letters of Credit and any and all other indebtedness or obligations of any and every kind owing by the Borrower to the Agent and/or any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(c) Cash Collateral. Direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default under Section 9.1(f), it will immediately pay) to the Agent additional cash, to be held by the Agent, for the benefit of the Lenders, in a cash collateral account as additional security for the LOC Obligations in respect of subsequent drawings under all then outstanding Letters of Credit in an amount equal to the maximum aggregate amount which may be drawn under all Letters of Credits then outstanding.

(d) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents including, without limitation, all rights and remedies existing under the Pledge Agreement, all rights and remedies against a Guarantor and all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(f) shall occur, then the Commitments shall automatically terminate and all Revolving Loans, Swingline Loans, all reimbursement obligations arising from drawings under Letters of Credit, all accrued interest in respect thereof, all accrued and unpaid Fees and other indebtedness or obligations owing to the Agent and/or any of the Lenders hereunder automatically shall immediately become due and payable without the giving of any notice or other action by the Agent or the Lenders.

SECTION 10

AGENCY PROVISIONS

10.1	Appointment and Authorization of Agent.

Each of the Lenders and each of the Issuing Lenders hereby irrevocably appoints and authorizes Bank of America to act on its behalf as the Agent hereunder and under the other Credit Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section are solely for the benefit of the Agent, the Lenders and each Issuing Lender, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

The Agent shall also act as the collateral agent under the Credit Documents, and each of the Lenders (in its capacities as a Lender and Swingline Lender (if applicable)) and each Issuing Lender hereby irrevocably appoints and authorizes the Agent to act as the agent of such Lender and each Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Credit Party Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Agent pursuant to Section 10.2 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Agent), shall be entitled to the benefits of all provisions of this Section 10 and Section 11 (including Section 11.5(c), as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Credit Documents) as if set forth in full herein with respect thereto.

10.2	Delegation of Duties.

The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

10.3	Liability of Agent.

The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Credit Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.6 and 9.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent by the Borrower, a Lender or the applicable Issuing Lender.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Credit Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

10.4	Reliance by Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Revolving Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuing Lender, the Agent may presume that such condition is satisfactory to such Lender or the applicable Issuing Lender unless the Agent shall have received notice to the contrary from such Lender or the applicable Issuing Lender prior to the making of such Revolving Loan or the issuance of such Letter of Credit. The Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5	Notice of Default.

The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Agent will notify the Lenders of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders in accordance with Section 9; provided, however, that unless and until the Agent has received any such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

10.6	Credit Decision; Disclosure of Information by Agent.

Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

10.7	Indemnification of Agent.

Whether or not the transactions contemplated hereby are consummated, to the extent that the Borrower for any reason fail to indefeasibly pay any amount required under Section 11.5 to be paid by it to an Agent-Related Person, the Lenders shall indemnify upon demand each Agent-Related Person (without limiting the obligation of any Credit Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Person’s gross negligence or willful misconduct; provided. however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Commitments, the payment of all Credit Party Obligations hereunder and the resignation or replacement of the Agent.

10.8	Agent in its Individual Capacity.

The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term

“Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Credit Party or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

10.9	Successor Agent.

The Agent may at any time give notice of its resignation to the Lenders, each Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and each Issuing Lender, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders or any Issuing Lender under any of the Credit Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring (or retired) Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section and Section 11.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Any resignation by Bank of America as Agent pursuant to this Section shall also constitute its resignation as Swingline Lender and as an Issuing Lender under this Credit Agreement. Upon the acceptance of a successor’s appointment as Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (ii) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (iii) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

10.10	Agent May File Proofs of Claim.

In case of the pendency of any Bankruptcy Event or any other judicial proceeding relative to any Credit Party, the Agent (irrespective of whether the principal of any Revolving Loan or LOC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Loans, LOC Obligations and all other Credit Party Obligations arising under the Credit Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, each Issuing Lender and the Agent (including, without limitation, any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, each Issuing Lender and the Agent and their respective agents and counsel and all other amounts due the Lenders, each Issuing Lender and the Agent under Sections 3.5 and 11.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders and the applicable Issuing Lender, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 3.5 and 11.5.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Credit Party Obligations or the rights of any Lender or any Issuing Lender to authorize the Agent to vote in respect of the claim of any Lender or the Issuing Lender in any such proceeding.

10.11	Collateral and Guaranty Matters.

The Lenders and each Issuing Lender irrevocably authorize the Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Agent under any Credit Document (i) upon termination of the aggregate Commitments and payment in full of all Credit Party Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is transferred or to be transferred as part of or in connection with any Asset Disposition permitted hereunder or under any other Credit Document or any Excluded Asset Disposition, or (iii) as approved in accordance with Section 11.6; and

(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.11.

10.12	No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this

Credit Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Agent, a Lender or an Issuing Lender hereunder.

SECTION 11

MISCELLANEOUS

11.1	Notices.

Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below, (c) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the fifth Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address, in the case of the Borrower, Guarantors and the Agent, set forth below, and, in the case of the Lenders, set forth on Schedule 2.1 (a), or at such other address as such party may specify by written notice to the other parties hereto:

(a) if to any Credit Party:

Lincare Holdings Inc.

19387 U.S. 19 North

Clearwater, FL 33764

Attn: Chief Financial Officer

Telephone: (727) 530-7700

Telecopy:   (727) 532-9692

with a copy to:

Lincare Holdings Inc.

19387 U.S. 19 North

Clearwater, FL 33764

Attn: Legal Department

Telephone: (727) 530-7700

Telecopy:   (727) 532-9692

(b) if to the Agent (for notices regarding borrowings, payments, conversions, fees, interest, and other administrative matter):

Bank of America, N.A.

101 North Tryon Street

Mail Code: NC1-001-04-39

Charlotte, NC 28255

Attn: Agency Services – Johnathon (Todd) Clarke

Telephone: (980) 386-4198

Telecopy:   (704) 719-8839

Email: johnathon.clarke@baml.com

Bank of America, N.A.

New York, NY

ABA#: 026009593

Acct#: 1366212250600

Attn: Credit Services

Reference: Lincare Holdings Inc.

(c) if to the Agent for all other notices (including with respect to delivery of financial statements, compliance certificates, Defaults and Events of Default, amendments, waivers and modifications of the Credit Documents and assignments):

Bank of America, N.A.

Agency Management

1455 Market Street

Mail Code: CA5-701-05-19

San Francisco, CA 94103

Attention: Kevin Ahart

Telephone: (415) 436-2750

Telecopy:   (415) 503-5000

Email: kevin.ahart@baml.com

with a copy to:

Bank of America, N.A.

100 North Tryon

Mail Code: NCI-007-17-11

Charlotte, NC 28202

Attention: Zubin Shroff

Telephone: (980) 387-1340

Telecopy:   (704) 804-5415

Email: zubin.r.shroff@baml.com

(d) if to an Issuing Lender (for requests for the issuance of Letters of Credit, or amendments to Letters of Credit, etc.):

Bank of America, N.A., as an Issuing Lender:

1 Fleet Way

Mail code: PA6-580-02-30

Scranton, PA 18507

Attention: Mary Cooper

Telephone: (570) 330-4235

Telecopy:   (570) 330-4186

Email: mary.j.cooper@baml.com

Credit Agricole Corporate and Investment Bank, as an Issuing Lender

1301 Avenue of the Americas

New York, NY 10019

Attention: Dawn M. Evans, Loan Administrator

Telephone: (732) 590-7718

Telecopy:   (917) 849-5464

Email: Dawn.Evans@ca-cib.com

(e) if to the Swingline Lender:

Bank of America, N.A.

101 North Tryon Street

Mail Code: NC1-001-04-39

Charlotte, NC 28255

Attn: Agency Services – Johnathon (Todd) Clarke

Telephone: (980) 386-4198

Telecopy:   (704) 719-8839

Email: johnathon.clarke@baml.com

Bank of America, N.A.

New York, NY

ABA#: 026009593

Acct#: 1366212250600

Attn: Credit Services

Reference: Lincare Holdings Inc.

(f) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Credit Agreement shall be deemed to have been given on the date of receipt.

11.2	Right of Set-Off: Adjustments.

Upon the occurrence and during the continuance of any Event of Default, each Lender (and each of its Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender (or any of its Affiliates) to or for the credit or the account of any Credit Party against any and all of the obligations of such Person now or hereafter existing under this Credit Agreement, under the Revolving Notes, if any, under any other Credit Document or otherwise, irrespective of whether such Lender shall have made any demand hereunder or thereunder and although such obligations may be unmatured. Each Lender agrees promptly to notify any affected Credit Party after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 11.2 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

11.3	Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Credit Agreement and the other Credit Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Agent and each Lender except as otherwise permitted by Section 8.4 and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, each Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Credit Agreement and the other Credit Documents (including all or a portion of its Commitment and the Revolving Loans (including for purposes of this subsection (b), participations in LOC Obligations and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the related Revolving Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Revolving Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Revolving Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Revolving Loans and Commitments assigned, and rights and obligations with respect thereto, except that this clause (ii) shall not apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the Commitment subject to such assignment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of each Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of Revolving Loans and Commitments.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee in the amount $3,500; provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.6, 3.9, 3.11, 3.12 and 11.5 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Revolving Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Agent’s office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Revolving Loans and LOC Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. In addition, the Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Revolving Loans (including such Lender’s participations in LOC Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent, the other Lenders and each Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (ix) of the Section 11.6(a) that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.6, 3.9, 3.11 and 3.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.2 as though it were a Lender, provided such Participant agrees to be subject to Section 3.14 as though it were a Lender.

(e) Limitation on Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.6, 3.9 or 3.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of

Section 3.11 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.11(d) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Revolving Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Resignation as Issuing Lender or Swingline Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America or Credit Agricole Corporate and Investment Bank assigns all of its Commitment and Revolving Loans pursuant to subsection (b) above, (i) Bank of America or Credit Agricole Corporate and Investment, as applicable, may, upon thirty days’ notice to the Borrower and the Lenders, resign as an Issuing Lender and/or (ii) Bank of America may, upon thirty days’ notice to the Borrower, resign as Swingline Lender. In the event of any such resignation as an Issuing Lender or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Lender or Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America or Credit Agricole Corporate and Investment as an Issuing Lender or Bank of America as a Swingline Lender, as the case may be. If Bank of America or Credit Agricole Corporate and Investment resigns as an Issuing Lender, it shall retain all the rights, powers, privileges and duties of an Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Lender and all LOC Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.2(d)). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.3(b). Upon the appointment of a successor Issuing Lender and/or Swingline Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender or Swingline Lender, as the case may be, and (2) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America or Credit Agricole Corporate and Investment, as applicable to effectively assume the obligations of Bank of America or Credit Agricole Corporate and Investment, as applicable, with respect to such Letters of Credit.

11.4	No Waiver; Remedies Cumulative.

No failure or delay on the part of the Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Agent or any Lender and any of the Credit Parties shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle the Borrower or any other Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or the Lenders to any other or further action in any circumstances without notice or demand.

11.5	Expenses; Indemnification.

(a) Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to pay on demand all reasonable costs and expenses of the Agent in connection with the syndication, preparation, execution, delivery, administration, modification, and amendment of this Credit Agreement, the other Credit Documents, and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel (including all reasonable fees, time charges and disbursements for attorneys who may be employees of the Agent) for the Agent with respect thereto with respect to advising the Agent as to its rights and responsibilities under the Credit Documents. The Borrower further agrees to pay on demand all reasonable costs and expenses of the Agent and the Lenders, if any, in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of the Credit Documents and the other documents to be delivered hereunder.

(b) Whether or not the transactions contemplated hereby are consummated, the Credit Parties agree to indemnify, save and hold harmless each Agent-Related Person, each Joint Lead Arranger, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against: (i) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than the Agent or any Lender) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against any Credit Party, any Affiliate of any Credit Party or any of their respective officers or directors; (ii) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Credit Party Obligations and the resignation or removal of the Agent or the replacement of any Lender) be asserted or imposed against any Indemnitee, arising out of or relating to, the Credit Documents, any predecessor Credit Documents, the Commitments, the use or contemplated use of the proceeds of any Revolving Loan or Letter of Credit, the relationship of any Credit Party, the Agent and the Lenders under this Credit Agreement or any other Credit Document, or any actual or alleged breach of any Environmental Law; (iii) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (i) or (ii) above; and (iv) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including reasonable attorney costs, including all fees, time charges and disbursements for attorneys who may be employees of the Agent) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not arising out of the negligence of an Indemnitee, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding (all the foregoing, collectively, the “Indemnified Liabilities”); provided that no

Indemnitee shall be entitled to indemnification for any claim caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee. The agreements in this Section shall survive the termination of the Commitments and repayment of all the Credit Party Obligations.

(c) Reimbursement by Lenders. To the extent that the Credit Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Agent (or any sub-agent thereof), any Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent), such Issuing Lender or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or such Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) or an Issuing Lender in connection with such capacity.

11.6	Amendments, Waivers and Consents.

Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing entered into by, or approved in writing by, the Required Lenders and the Borrower and acknowledged by the Agent, provided, however, that:

(a) without the consent of each Lender affected thereby, no such amendment, change or waiver shall:

(i) extend the final maturity of any Revolving Loan or the time of payment of any reimbursement obligation, or any portion thereof, arising from drawings under Letters of Credit, or extend or waive the principal payment of any Revolving Loan, or any portion thereof;

(ii) reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or Fees or costs hereunder;

(iii) reduce or waive the principal amount of any Revolving Loan (except for the waiver of a mandatory prepayment required by Section 3.3(b) hereof) or of any reimbursement obligation, or any portion thereof, arising from drawings under Letters of Credit;

(iv) increase the Commitment of a Lender over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender);

(v) release all or substantially all of the Pledged Collateral;

(vi) except as the result of or in connection with a dissolution, merger or disposition of a Subsidiary permitted under Section 8.4, release the Borrower or substantially all of the other Credit Parties from its or their obligations under the Credit Documents;

(vii) amend, modify or waive any provision of this Section 11.6 or Section 3.14;

(viii) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders;

(ix) consent to the assignment or transfer by the Borrower or all or substantially all of the other Credit Parties of any of its or their rights and obligations under (or in respect of) the Credit Documents except as permitted thereby; or

(x) change Section 3.14 or Section 3.15(b) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(b) without the consent of the Agent, no provision of Section 10 may be amended;

(c) without the consent of each Issuing Lender, no provision of Section 2.2 may be amended;

(d) without the consent of the Swingline Lender, no provision of Section 2.3 may be amended;

provided, however, that notwithstanding anything to the contrary herein, (i) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iii) the Required Lenders shall determine whether or not to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

11.7	Counterparts.

This Credit Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart for each of the parties hereto. Delivery by facsimile by any of the parties hereto of an executed counterpart of this Credit Agreement shall be as effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered.

11.8	Headings.

The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

11.9	Survival.

All indemnities set forth herein, including, without limitation, in Section 2.2(h), 3.6, 3.9, 3.11, 3.12, 10.7 or 11.5 shall survive the execution and delivery of this Credit Agreement, the making of the Revolving Loans, the issuance of the Letters of Credit, the repayment of the Revolving Loans, LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments hereunder, and all representations and warranties made by the Credit Parties herein shall survive delivery of the Revolving Notes, if any, and the making of the Revolving Loans hereunder.

11.10	Governing Law; Submission to Jurisdiction; Venue.

(a) THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in the courts of the State of North Carolina in Mecklenburg County, or the State of New York in New York County or of the United States for the Western District of North Carolina or the Southern District of New York, and, by execution and delivery of this Credit Agreement, each of the Credit Parties hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts. Each of the Credit Parties further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 11.1, such service to become effective three (3) days after such mailing. Nothing herein shall affect the right of the Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against any Credit Party in any other jurisdiction.

(b) Each of the Credit Parties hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) TO THE EXTENT PERMITTED BY LAW, EACH OF THE AGENT, THE LENDERS, THE BORROWER AND THE CREDIT PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.11	Severabiiity.

If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

11.12	Entirety.

This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

11.13	Binding Effect; Termination.

(a) This Credit Agreement shall become effective at such time on or after the Closing Date when it shall have been executed by the Borrower, the Guarantors and the Agent, and the Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Guarantors, the Agent and each Lender and their respective successors and assigns.

(b) The term of this Credit Agreement shall be until no Revolving Loans, LOC Obligations or any other amounts payable hereunder or under any of the other Credit Documents shall remain outstanding, no Letters of Credit shall be outstanding, all of the Credit Party Obligations have been irrevocably satisfied in full and all of the Commitments hereunder shall have expired or been terminated.

11.14	Conflict.

To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of any Credit Document, on the other hand, this Credit Agreement shall control.

11.15	Confidentiality.

Each of the Agent, the Lenders and each Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (excluding equity security departments and their members) and to any direct or indirect contractual counterparty (or such contractual counterparty’s professional advisor) under any Hedging Agreement relating to Revolving Loans outstanding under this Credit Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Credit Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Credit Party and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent, any Lender, any

Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from a Credit Party or any Subsidiary relating to the Credit Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by such Credit Party or any Subsidiary, provided that, in the case of information received from a Credit Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Agent, the Lenders and each Issuing Lender acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including federal and state securities laws.

11.16	No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, the Credit Parties each acknowledge and agree that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Credit Parties and their respective Affiliates, on the one hand, and the Agent and the Joint Lead Arrangers, on the other hand, and each of the Credit Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Agent and the Joint Lead Arrangers each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Credit Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Agent nor either Joint Lead Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Agent or either Joint Lead Arranger has advised or is currently advising any of the Credit Parties or any of their respective Affiliates on other matters) and neither the Agent nor either Joint Lead Arranger has any obligation to any of the Credit Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Agent and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their respective Affiliates, and neither the Agent nor either Joint Lead Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Agent and the Joint Lead Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and each Credit Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Credit Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agent and the Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.

11.17	USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Act.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	LINCARE HOLDINGS INC.,
a Delaware corporation

By:
	Name:	Paul G. Gabos
	Title:	Secretary

GUARANTORS:	LINCARE INC.,
a Delaware corporation

LINCARE PROCUREMENT INC.,
a Delaware corporation

LINCARE OF NEW YORK, INC.,
a New York corporation

LINCARE PHARMACY SERVICES INC.,
a Delaware corporation

LINCARE LICENSING INC.,
a Delaware corporation

CONVACARE SERVICES, INC.,
an Indiana corporation

MED 4 HOME INC.,
a Delaware corporation

ALPHA RESPIRATORY INC.,
a Delaware corporation

HEALTH CARE SOLUTIONS AT HOME INC.,
a Delaware corporation

HOME-CARE EQUIPMENT NETWORK INC.,
a Delaware corporation

GAMMA ACQUISITION INC.,
a Delaware corporation

LINCARE OF CANADA ACQUISITIONS, INC.,
a Delaware corporation

By:
	Name:	Paul G. Gabos
	Title:	Secretary

Lincare Holdings Inc.

Credit Agreement

PULMOREHAB LLC,
a Delaware limited liability company

LINCARE EQUIPMENT LLC,
a Delaware limited liability company

LINCARE LEASING LLC,
a Delaware limited liability company

LINCARE PULMONARY REHAB MANAGEMENT, LLC,
a Delaware limited liability company

ACRO PHARMACEUTICAL SERVICES LLC,
a Pennsylvania limited liability company

COMMUNITY PHARMACY SERVICES, LLC,
a Delaware limited liability company

ACRO HEALTHCARE, LLC,
a Delaware limited liability company

CARING RESPONDERS LLC,
a Delaware limited liability company

OPTIGEN, INC.,
a Florida corporation

LINCARE ONLINE LLC,
a Delaware limited liability company

COMPLETE INFUSION SERVICES, LLC,
a Michigan limited liability company

MDINR, LLC,
a Delaware limited liability company

By:
Name:	Paul G. Gabos
Title:	Secretary

Lincare Holdings Inc.

Credit Agreement

MEDIMATICS LLC,
a Delaware limited liability company

OCT PHARMACY, L.L.C.,
a Michigan limited liability company

MMOC, LLC,
a Michigan limited liability company

W&F HIGH TECH SYSTEMS, LLC,
a Michigan limited liability company

MRB ACQUISITION CORP.,
a Florida corporation

By:
Name:	Paul G. Gabos
Title:	Secretary

LINCARE PULMONARY REHAB SERVICES OF FLORIDA, P.L.,
a Florida professional limited company

By: LINCARE PULMONARY REHAB MANAGEMENT, LLC,
its Manager

By:
Name:	Paul G. Gabos
Title:	Secretary

LINCARE PULMONARY REHAB SERVICES OF MISSOURI, LLC,
a Missouri limited liability company

By: LINCARE INC.,
its Sole Member

By:
Name:	Paul G. Gabos
Title:	Secretary

Lincare Holdings Inc.

Credit Agreement

HEALTHLINK MEDICAL EQUIPMENT L.L.C.,
a Michigan limited liability company

By: HEALTH CARE SOLUTIONS AT HOME INC.,
its Sole Member

By:
Name:	Paul G. Gabos
Title:	Secretary

HCS LANCASTER, LLC,
a Delaware limited liability company

By: HEALTH CARE SOLUTIONS AT HOME INC.,
its Sole Member

By:
Name:	Paul G. Gabos
Title:	Secretary

Lincare Holdings Inc.

Credit Agreement

AGENT:	BANK OF AMERICA, N.A.
individually in its capacity as Agent

By:
	Name:	Kevin L. Ahart
	Title:	Vice President

Lincare Holdings Inc.

Credit Agreement

LENDERS:	BANK OF AMERICA, N.A.,
individually in its capacity as a Lender, Issuing Lender and Swingline Lender

By:
	Name:	Zubin R. Shroff
	Title:	Director

Lincare Holdings Inc.

Credit Agreement

Credit Agricole Corporate and Investment Bank

By:
Name:	David Christiansen
Title:	Director

By:
Name:	John Bosco
Title:	Vice President

Lincare Holdings Inc.

Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:	Scott Santa Cruz
Title:	Managing Director

Lincare Holdings Inc.

Credit Agreement

U.S. Bank National Association

By:
Name:	John M. Langenderfer
Title:	Senior Vice President

Lincare Holdings Inc.

Credit Agreement

RBS CITIZENS, N.A.

By:
Name:	Stephen F. O’Sullivan
Title:	Senior Vice President

Lincare Holdings Inc.

Credit Agreement

TD BANK, N.A.

By:
Name:	Todd Antico
Title:	Senior Vice President

Lincare Holdings Inc.

Credit Agreement

PNC Bank, N.A.

By:
Name:	Ralph Swanson
Title:	SVP

Lincare Holdings Inc.

Credit Agreement

THE BANK OF NEW YORK MELLON

By:
Name:	Jeffrey Dickson
Title:	Managing Director

Lincare Holdings Inc.

Credit Agreement

[Fifth Third Bank]

By:
Name:	Michelle Bahner
Title:	Vice President

Lincare Holdings Inc.

Credit Agreement

Schedule 1.1(a)

INVESTMENTS

None.

Schedule 1.1(b)

LIENS

Liens Securing Lease Plan - Vehicle Leases referred to in Schedule 8.1

Liens Pitney Bowes - Postage Meter Contracts referred to in Schedule 8.1

Schedule 1.1(c)

EXISTING LETTERS OF CREDIT

Account No.: 530636024

Issuance Date: November 25, 2005

Issuing Lender: Credit Agricole Corporate and Investment Bank

Expiry Date: November 25, 2011

Beneficiary: The Travelers Indemnity Company

Original Amount: $14,000,000.00

Current Amount: $19,000,000.00

Account No.: 933837005

Issuance Date: December 4, 2009

Issuing Lender: Credit Agricole Corporate and Investment Bank

Expiry Date: December 1, 2011

Beneficiary: Liberty Mutual Insurance Company

Original Amount: $6,575,000.00

Current Amount: $12,640,000.00

Account No.: 106737021

Issuance Date: March 8, 2011

Issuing Lender: Credit Agricole Corporate and Investment Bank

Expiry Date: December 1, 2011

Beneficiary: Blue Cross Blue Shield of Florida, Inc.

Original Amount: $2,112,083.00

Current Amount: $2,112,083.00

Schedule 2.1(a)

COMMITMENT PERCENTAGES

Lender	Revolving Commitment	Commitment Percentage
Bank of America, NA.	$75,000,000	16.666666667%
Credit Agricole Corporate and Investment Bank	$75,000,000	16.666666667%
Wells Fargo Bank, National Association	$75,000,000	16.666666667%
U.S. Bank National Association	$50,000,000	11.111111111%
RBS Citizens, National Association	$50,000,000	11.111111111%
TD Bank, NA.	$50,000,000	11.111111111%
PNC Bank, National Association	$25,000,000	5.555555556%
The Bank of New York Mellon	$25,000,000	5.555555556%
Fifth Third Bank	$25,000,000	5.555555556%

Total	$450,000,000	100.000000000%

Schedule 6.13

SUBSIDIARIES

Subsidiary Name	Jurisdiction of Incorporation/ Organization	Total Number of Shares Authorized	Total Number of Shares Outstanding	Ownership by Consolidated Party	Outstanding Options, Warrants, Rights, Etc.
Acro Healthcare, LLC	Delaware	N/A	N/A	Sole Member is Lincare Inc.	-0-

Acro Pharmaceutical Services LLC	Pennsylvania	N/A	N/A	Sole Member is Lincare Inc.	-0-

Alpha Respiratory Inc.	Delaware	1,000 Common	1,000 Common	1,000 Common Lincare Inc.	-0-

Caring Responders LLC	Delaware	N/A	N/A	Sole Member is Lincare Inc.	-0-

Community Pharmacy Services, LLC	Delaware	N/A	N/A	Sole Member is Lincare Inc.	-0-

Complete Infusion Services, LLC	Michigan	N/A	N/A	Sole Member is Lincare Inc.	-0-

ConvaCare Services, Inc.	Indiana	2,000,000 Common	1,280,500 Common	1,280,500 Common Lincare Holdings Inc.	Note 1

Gamma Acquisition Inc.	Delaware	1,000 Common	1,000 Common	1,000 Common Lincare Inc.	-0-

HCS Lancaster LLC	Delaware	1,250 Equity Units	1,250 Equity Units	1,250 Equity Units Health Care Solutions at Home Inc.	-0-

Health Care Solutions at Home Inc.	Delaware	1,000 Common	1,000 Common	1,000 Common Lincare Holdings Inc.	-0-

Healthlink Medical Equipment LLC	Michigan	400,000 Equity Units	400,000 Equity Units	400,000 Equity Units Health Care Solutions at Home Inc.	-0-

Home-Care Equipment Network Inc.	Delaware	1,000 Common	1,000 Common	1,000 Common Lincare Inc.	-0-

Lincare Equipment LLC	Delaware	N/A	N/A	Sole Member is Lincare Inc.	-0-

Lincare Inc.	Delaware	1,000 Common 1,000 Preferred	500 Common -0-Preferred	500 Common Lincare Holdings Inc.	-0-

Lincare Licensing Inc.	Delaware	1,000 Common	1,000 Common	1,000 Common Lincare Inc.	-0-

Lincare Leasing LLC	Delaware	N/A	N/A	Sole Member is Lincare Inc.	-0-

Lincare of New York, Inc.	New York	100 Common	100 Common	100 Common Lincare Inc.	-0-

Lincare Online LLC	Delaware	N/A	N/A	Sole Member is Lincare Inc.	-0-

Lincare Pharmacy Services Inc.	Delaware	1,000 Common	1,000 Common	1,000 Common Lincare Inc.	-0-

Lincare Procurement Inc.	Delaware	1,000 Common	1,000 Common	1,000 Common Lincare Holdings Inc.	-0-

Lincare	Delaware	N/A	N/A	Sole Member is Lincare	-0-

Subsidiary Name	Jurisdiction of Incorporation/ Organization	Total Number of Shares Authorized	Total Number of Shares Outstanding	Ownership by Consolidated Party	Outstanding Options, Warrants, Rights, Etc.
Pulmonary Rehab Management, LLC				Inc.

Lincare Pulmonary Rehab Services of Florida, P.L.	Florida	N/A	N/A	Sole Member is William J. Richards, M.D.	-0-

Lincare Pulmonary Rehab Services of Missouri, LLC	Missouri	N/A	N/A	Sole Member is Lincare Inc.	-0-

mdINR, LLC	Delaware	N/A	N/A	Sole Member is Lincare Inc.	-0-

Med 4 Home Inc.	Delaware	1,000 Common	1,000 Common	1,000 Common Lincare Inc.	-0-

Medimatics LLC	Delaware	N/A	N/A	Sole Member is Lincare Inc.	-0-

MMOC, LLC	Michigan	N/A	N/A	Sole Member is Lincare Inc.	-0-

MRB Acquisition Corp.	Florida	900,000 Common	900,000 Common	900,000 Common Lincare Inc.	-0-

OCT Pharmacy, LLC	Michigan	N/A	N/A	Sole Member is Lincare Inc.	-0-

Optigen, Inc.	Florida	1,000 Common	1,000 Common	1,000 Common Lincare Inc.

PulmoRehab LLC	Delaware	N/A	N/A	Sole Member is Lincare Inc.	-0-

W&F High Tech Systems, LLC	Michigan	N/A	N/A	Sole Member is Lincare Inc.	-0-

Note 1: Pre-emptive rights provided to shareholder(s) by Article V, Section 2(i) of the Articles of Incorporation. As the sole shareholder of ConvaCare Services, Inc., Borrower is the sole beneficiary of such rights.

Schedule 8.1

INDEBTEDNESS

Lease Plan — Vehicle Leases	$39,539,578
Pitney Bowes — Postage Meter Contracts	$1,830,000
Total	$41,369,578

Exhibit 1.1(a)

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT (this “Pledge Agreement”) is entered into as of September 15, 2011 among LINCARE HOLDINGS INC., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower (individually a “Guarantor”, and collectively, the “Guarantors”; together with the Borrower, individually a “Pledgor”, and collectively the “Pledgors”) and BANK OF AMERICA, N.A., in its capacity as administrative agent (in such capacity, the “Agent”) for the lenders from time to time party to the Credit Agreement described below (the “Lenders”).

RECITALS

WHEREAS, pursuant to that certain Credit Agreement, dated as of September 15, 2011, (as the same may be amended, modified, extended, renewed or replaced from time to time hereafter, the “Credit Agreement”), among the Borrower, the Guarantors, the Lenders and Bank of America, N.A., in its capacity as agent for the Lenders (the “Agent”), the Lenders have established a credit facility in favor of the Borrower; and

WHEREAS, the Lenders have required that the Pledgors execute this Pledge Agreement to secure the Borrower’s obligations to the Lenders, in accordance with the terms of the Credit Agreement.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions. As used in this Pledge Agreement, (i) unless otherwise defined herein or the context otherwise requires, capitalized terms have the meanings provided in the Credit Agreement and (ii) the following terms shall have the meanings specified below unless the context otherwise requires:

“Agent” shall have the meaning assigned thereto in the Recitals hereof, together with any successors and assigns.

“Credit Agreement” shall have the meaning assigned thereto in the Recitals hereof.

“Non-Voting Equity” shall have the meaning assigned thereto in Section 2(a) hereof.

“Permitted Liens” means any Liens permitted in accordance with Section 8.2 of the Credit Agreement.

“Pledge Agreement” shall have the meaning assigned thereto in the introductory paragraph hereof.

“Pledged Shares” shall have the meaning assigned thereto in Section 2(a) hereof.

“Pledged Collateral” shall have the meaning assigned thereto in Section 2 hereof.

“Pledgors” shall have the meaning assigned thereto in the introductory paragraph hereof.

“Secured Obligations” means a collective reference to the Credit Party Obligations and all indebtedness, liabilities, obligations and expenses of any kind or nature owing from any Pledgor to the Agent, in its capacity as such, in connection with (i) this Pledge Agreement and (ii) collecting and enforcing such obligations.

“Secured Party” means each holder of the Secured Obligations.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“Voting Equity” shall have the meaning assigned thereto in Section 2(a) hereof.

2. Pledge and Grant of Security Interest. To secure the prompt payment and performance in full when due, whether by lapse of time or otherwise, of the Secured Obligations, each Pledgor hereby pledges and assigns to the Agent, for the benefit of the Secured Parties, and grants to the Agent, for the benefit of the Secured Parties, a continuing security interest in, and a right to set off against, any and all right, title and interest of such Pledgor in and to the following, whether now owned or existing or owned, acquired, or arising hereafter (collectively, the “Pledged Collateral”):

(a) Pledged Shares. Pledged Shares. (i) 100% (or, if less, the full amount owned by such Pledgor) of the issued and outstanding shares of capital stock or other ownership interest owned by such Pledgor of each Domestic Subsidiary set forth on Schedule 2(a) attached hereto (other than Lincare Canada), and (ii) 65% (or, if less the full amount owned by such Pledgor) of the issued and outstanding shares of capital stock or other ownership interest entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) (“Voting Equity”) and 100% (or, if less, the full amount owned by such Pledgor) of the issued and outstanding shares of each class of capital stock or other ownership interest not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) (“Non-Voting Equity”) owned by such Pledgor of Lincare Canada and of each Foreign Subsidiary set forth on Schedule 2(a) attached hereto, in each case together with the certificates (or other agreements or instruments), if any, representing such shares, and all options and other rights, contractual or otherwise, with respect thereto (collectively, together with the shares of capital stock or other ownership interest described in Section 2(b) below, the “Pledged Shares”), including, but not limited to, the following:

(y) all shares, securities, membership interests or other equity interests representing a dividend on any of the Pledged Shares, or representing a distribution or return of capital upon or in respect of the Pledged Shares, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Shares; and

(z) without affecting the obligations of the Pledgors under any provision prohibiting such action hereunder or under the Credit Documents, in the event of any consolidation or merger involving the issuer of any Pledged Shares and in which such issuer is not the surviving corporation, all shares of each class of the capital stock of the successor corporation formed by or resulting from such consolidation or merger payable to or received by such Pledgor as consideration for such merger.

(b) Additional Shares. 100% (or, if less, the full amount owned by such Pledgor) of the issued and outstanding shares of capital stock or other ownership interest owned by such Pledgor of any Person which hereafter becomes a Domestic Subsidiary and 65% (or, if less, the full amount owned by such Pledgor) of the Voting Equity and 100% (or, if less, the full amount owned by such Pledgor) of the Non-Voting Equity owned by such Pledgor of any Person which hereafter becomes a Foreign Subsidiary, including, without limitation, the certificates representing such shares.

(c) Proceeds. All proceeds and products of the foregoing, however and whenever acquired and in whatever form.

Without limiting the generality of the foregoing, it is hereby specifically understood and agreed that each Pledgor may from time to time hereafter deliver additional shares of stock to the Agent as collateral security for the Secured Obligations. Upon delivery to the Agent, such additional shares of stock shall be deemed to be part of the Pledged Collateral and shall be subject to the terms of this Pledge Agreement whether or not Schedule 2(a) is amended to refer to such additional shares.

3. Delivery of the Pledged Collateral. Each Pledgor hereby agrees that:

(a) Each Pledgor shall deliver to the Agent (i) simultaneously with or prior to the execution and delivery of this Pledge Agreement, all certificates representing the Pledged Shares of such Pledgor and (ii) promptly upon the receipt thereof by or on behalf of a Pledgor, all other certificates and instruments constituting Pledged Collateral of a Pledgor. Prior to delivery to the Agent, all such certificates and instruments constituting Pledged Collateral of a Pledgor shall be held in trust by such Pledgor for the benefit of the Agent pursuant hereto. All such certificates shall be delivered in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, substantially in the form provided in Exhibit 3(a) attached hereto.

(b) Additional Securities. If such Pledgor shall receive by virtue of its being or having been the owner of any Pledged Collateral, any (i) stock certificate, including without limitation, any certificate representing a stock dividend or distribution in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares, stock splits, spin-off or split-off, promissory notes or other instrument; (ii) option or right, whether as an addition to, substitution for, or an exchange for, any Pledged Collateral or otherwise; (iii) dividends payable in securities; or (iv) distributions of securities in connection with a partial or total liquidation, dissolution or reduction of capital, capital surplus or paid-in surplus, then such Pledgor shall receive such stock certificate, instrument, option, right or distribution in trust for the benefit of the Agent, shall segregate it from such Pledgor’s other property and shall deliver it forthwith to the Agent in the exact form received together with any necessary endorsement and/or appropriate stock power duly executed in blank, substantially in the form provided in Exhibit 3(a), to be held by the Agent as Pledged Collateral and as further collateral security for the Secured Obligations.

(c) Financing Statements. Each Pledgor authorizes the Agent to file one or more financing statements disclosing the Agent’s security interest in the Pledged Collateral. Each Pledgor shall deliver to the Agent such UCC or other applicable financing statements as may be reasonably requested by the Agent in order to perfect and protect the security interest created hereby in the Pledged Collateral of such Pledgor.

(d) Acknowledgment and Consent; Authorization and Transaction Statements. If necessary to perfect the Agent’s security interest in any Pledged Collateral consisting of uncertificated Pledged Shares, concurrently with the execution of this Pledge Agreement, (i) each Pledgor shall send to each issuer of such uncertificated Pledged Shares (each an “Issuer”) an Authorization Statement substantially in the form provided in Exhibit 3(d)(i) (each an “Authorization Statement”) and (ii) such Pledgor shall cause each such Issuer to, and each such Issuer shall, deliver to the Agent (A) an Acknowledgment and Consent substantially in the form provided in Exhibit 3(d)(ii)(A) (each an “Acknowledgment and Consent”) and (B) a Transaction Statement substantially in the form provided in Exhibit 3(d)(ii)(B) (each a “Transaction Statement”), confirming that such Issuer has registered the pledge effected by this Pledge Agreement on its books. Each Pledgor hereby authorizes and instructs each Issuer that is a party to this Pledge Agreement to comply with any instruction received by it from the Agent in writing that (y) states that an Event of Default has occurred and is continuing and (z) is otherwise in accordance with the terms of this Pledge Agreement, without any other or further instructions from such Pledgor.

4. Representations and Warranties. Each Pledgor hereby represents and warrants to the Agent, for the benefit of the Secured Parties, that so long as any of the Credit Party Obligations remain outstanding or any Credit Document or any Hedging Agreement or Equity Swap Agreement between any Pledgor and any Lender, or any Affiliate of a Lender, is in effect or any Letter of Credit shall remain outstanding, and until all of the Commitments shall have been terminated:

(a) Authorization of Pledged Shares. The Pledged Shares are duly authorized and validly issued, are fully paid and nonassessable and are not subject to the preemptive rights of any Person. All other shares of stock constituting Pledged Collateral will be duly authorized and validly issued, fully paid and nonassessable and not subject to the preemptive rights of any Person.

(b) Title. Each Pledgor has good and indefeasible title to the Pledged Collateral of such Pledgor and will at all times be the legal and beneficial owner of such Pledged Collateral free and clear of any Lien, other than those arising under or contemplated in connection with the Credit Documents. There exists no “adverse claim” within the meaning of Section 8-302 of the UCC with respect to the Pledged Shares of such Pledgor.

(c) Exercising of Rights. The exercise by the Agent of its rights and remedies hereunder will not violate any material law or governmental regulation or any material contractual restriction binding on or affecting a Pledgor or any of its property.

(d) Pledgor’s Authority. No authorization, approval or action by, and no notice or filing with any federal, state, local, provincial or foreign court, governmental agency, authority, instrumentality or regulatory body or any securities exchange or self-regulatory organization, or with the issuer of any Pledged Stock is required either (i) for the pledge made by a Pledgor or for the granting of the security interest by a Pledgor pursuant to this Pledge Agreement or (ii) for the exercise by the Agent of its rights and remedies hereunder (except as may be required by laws affecting the offering and sale of securities).

(e) Security Interest/Priority. This Pledge Agreement creates a valid security interest in favor of the Agent, for the benefit of the Secured Parties, in the Pledged Collateral. The taking possession by the Agent of the certificates representing the Pledged Shares and all other certificates and instruments constituting Pledged Collateral will perfect and establish the first priority of the Agent’s security interest in the Pledged Shares and such certificates and instruments and, upon the filing of UCC financing statements or registration of the Agent’s security interest on the books and records of the Issuers of any uncertificated Pledged Shares, the Agent shall have a first priority perfected security interest in all other Pledged Collateral represented by such Pledged Shares and instruments securing the Secured Obligations. Except as set forth in this Section 4(e), no action is necessary to perfect or otherwise protect such security interest.

(f) No Other Capital Stock. As of the date of this Pledge Agreement, no Pledgor owns any capital stock other than as set forth on Schedule 2(a) attached hereto.

(g) Partnership and Limited Liability Company Interests. Except as previously disclosed to the Agent, none of the Pledged Shares consisting of partnership or limited liability company interests (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a security governed by Article 8 of the UCC, (iii) is an investment company security, (iv) is held in a securities account or (v) constitutes a “security” or a “financial asset” as such terms are defined in Article 8 of the UCC.

5. Covenants. Each Pledgor hereby covenants, that so long as any of the Credit Party Obligations remain outstanding or any Credit Document or any Hedging Agreement or Equity Swap Agreement between any Pledgor and any Lender, or any Affiliate of a Lender, is in effect or any Letter of Credit shall remain outstanding, and until all of the Commitments shall have been terminated, such Pledgor shall:

(a) Books and Records. Mark its books and records (and shall cause the issuer and Issuers of the Pledged Shares of such Pledgor to mark its books and records) to reflect the security interest granted to the Agent, for the benefit of the Secured Parties, pursuant to this Pledge Agreement.

(b) Defense of Title. Warrant and defend title to and ownership of the Pledged Collateral of such Pledgor at its own expense against the claims and demands of all other parties claiming an interest therein, keep the Pledged Collateral free from all Liens, other than those arising under or contemplated in connection with the Credit Documents, and not sell, exchange, transfer, assign, lease or otherwise dispose of Pledged Collateral of such Pledgor or any interest therein, except as permitted under the Credit Documents.

(c) Further Assurances. Promptly execute and deliver at its expense all further instruments and documents and take all further action that may be reasonably necessary and desirable or that the Agent may reasonably request in order to (i) perfect and protect the security interest created hereby in the Pledged Collateral of such Pledgor (including without limitation, the execution and filing of UCC financing statements and any and all action necessary to satisfy the Agent that the Agent has obtained a first priority perfected security interest in any capital stock); (ii) enable the Agent to exercise and enforce its rights and remedies hereunder in respect of the Pledged Collateral of such Pledgor after the occurrence and during the continuance of an Event of Default; and (iii) otherwise effect the purposes of this Pledge Agreement, including, without limitation and if requested by the Agent, delivering to the Agent irrevocable proxies in respect of the Pledged Collateral of such Pledgor after the occurrence and during the continuance of an Event of Default.

(d) [Reserved]

(e) Compliance with Securities Laws. File all material reports and other information now or hereafter required to be filed by such Pledgor with the United States Securities and Exchange Commission and any other state, federal or foreign agency in connection with the ownership of the Pledged Collateral of such Pledgor.

(f) Issuance or Acquisition of Capital Stock. Not, without providing 30 days prior written notice to the Agent and without executing and delivering, or causing to be executed and delivered, to the Agent such agreements, documents and instruments as the Agent may require, issue or acquire any capital stock consisting of an interest in a partnership or a limited liability company that (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a security governed by Article 8 of the UCC, (iii) is an investment company security, (iv) is held in a securities account or (v) constitutes a “security” or a “financial asset” as such terms are defined in Article 8 of the UCC.

6. Performance of Obligations and Advances by Agent. On failure of any Pledgor to perform any of the covenants and agreements contained herein and upon written notice to such Pledgor, the Agent may, at its sole option and in its sole discretion, perform the same and in so doing may expend such sums as the Agent may reasonably deem advisable in the performance thereof, including, without limitation, the payment of any insurance premiums, the payment of any taxes, a payment to obtain a release of a Lien or potential Lien, expenditures made in defending against any adverse claim and all other expenditures which the Agent may make for the protection of the security hereof or which may be compelled to make by operation of law. No such performance of any covenant or agreement by the Agent on behalf of any Pledgor, and no such advance or expenditure therefor, shall relieve the Pledgors of any default under the terms of this Pledge Agreement, the Credit Documents or any Hedging Agreement or Equity Swap Agreement between any Pledgor and any Lender, or any Affiliate of a Lender. The Agent may make any payment hereby authorized in accordance with any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax lien, title or claim except to the extent such payment is being contested in good faith by a Pledgor in appropriate proceedings and against which adequate reserves are being maintained in accordance with GAAP.

7. Remedies.

(a) General Remedies. Upon the occurrence of an Event of Default and during the continuation thereof, the Agent shall have, in respect of the Pledged Collateral of any Pledgor, in addition to the rights and remedies provided herein, in the Credit Documents, in any Hedging Agreements or Equity Swap Agreement between any Pledgor and any Lender, or any Affiliate of a Lender, or by law, the rights and remedies of a secured party under the UCC or any other applicable law.

(b) Sale of Pledged Collateral. Upon the occurrence of an Event of Default and during the continuation thereof, without limiting the generality of this Section and without notice, the Agent, at the direction of the Required Lenders, may sell or otherwise dispose of or realize upon the Pledged Collateral, or any part thereof, in one or more parcels, at public or private sale, at any exchange or broker’s board or elsewhere, at such price or prices and on such other terms as the Agent may deem commercially reasonable, for cash, credit or for future delivery or otherwise in accordance with applicable law. To the extent permitted by law, any Lender may in such event, bid for the purchase of such securities. Each Pledgor agrees that, to the extent notice of sale shall be required by law and has not been waived by such Pledgor, any requirement of reasonable notice shall be met if notice, specifying the place of any public sale or the time after which any private sale is to be made, is personally served on or mailed, postage prepaid, to the Borrower and such Pledgor (if other than the Borrower) in accordance with the notice provisions of Section 15 at least 10 days before the time of such sale. The Agent shall not be obligated to make any sale of Pledged Collateral of such Pledgor regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(c) Private Sale. Upon the occurrence of an Event of Default and during the continuation thereof, the Pledgors recognize that the Agent may deem it impracticable to effect a public sale of all or any part of the Pledged Shares or any of the securities constituting Pledged Collateral and that the Agent may, therefore, determine to make one or more private sales of any such securities to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that any such private sale may be at prices and on terms less favorable to the seller than the prices and other terms which might have been obtained at a public sale and, notwithstanding the foregoing, agrees that such private sale shall be deemed to have been made in a commercially reasonable manner and that the Agent shall have no obligation to delay sale of any such securities for the period of time necessary to permit the issuer of such securities to register such securities for public sale under the Securities Act of 1933. Each Pledgor further acknowledges and agrees that any offer to sell such securities which has been (i) publicly advertised on a bona fide basis in a newspaper or other publication of general circulation in the financial community of New York, New York (to the extent that such offer may be advertised without prior registration under the Securities Act of 1933), or (ii) made privately in the manner described above shall be deemed to involve a “public sale” under the UCC, notwithstanding that such sale may not constitute a “public offering” under the Securities Act of 1933, and the Agent may, in such event, bid for the purchase of such securities.

(d) Retention of Pledged Collateral. In addition to the rights and remedies hereunder, upon the occurrence and during the continuance of an Event of Default, the Agent may, after providing the notices required by Sections 9-620 and 9-621 of the UCC or otherwise complying with the requirements of applicable law of the relevant jurisdiction, accept or retain all or any portion of the Pledged Collateral in satisfaction of the Secured Obligations. Unless and until the Agent shall have provided such notices, however, the Agent shall not be deemed to have retained any Pledged Collateral in satisfaction of any Secured Obligations for any reason.

(e) Deficiency. For the avoidance of doubt, subject to Section 4.8 of the Credit Agreement, in the event that the proceeds of any sale, collection or realization are insufficient to pay all amounts to which the Agent or the Secured Parties are legally entitled, the Pledgors shall be jointly and severally liable for the deficiency. Any surplus remaining after the full payment and satisfaction of the Secured Obligations shall be returned to the Pledgors or to whomsoever a court of competent jurisdiction shall determine to be entitled thereto.

8. Rights of the Agent; Compensation and Reimbursement of Agent.

(a) Power of Attorney. In addition to other powers of attorney contained herein, each Pledgor hereby designates and appoints the Agent, on behalf of the Secured Parties, and each of its designees or agents as attorney-in-fact of such Pledgor, irrevocably and with power of substitution, with authority to take any or all of the following actions upon the occurrence and during the continuance of an Event of Default:

(i) to demand, collect, settle, compromise, adjust and give discharges and releases concerning the Pledged Collateral of such Pledgor, all as the Agent may reasonably determine;

(ii) to commence and prosecute any actions at any court for the purposes of collecting any of the Pledged Collateral of such Pledgor and enforcing any other right in respect thereof;

(iii) to defend, settle or compromise any action brought and, in connection therewith, give such discharge or release as the Agent may deem reasonably appropriate;

(iv) to pay or discharge taxes, liens, security interests, or other encumbrances levied or placed on or threatened against the Pledged Collateral of such Pledgor;

(v) to direct any parties liable for any payment under any of the Pledged Collateral to make payment of any and all monies due and to become due thereunder directly to the Agent or as the Agent shall direct;

(vi) to receive payment of and receipt for any and all monies, claims, and other amounts due and to become due at any time in respect of or arising out of any Pledged Collateral of such Pledgor;

(vii) to sign and endorse any drafts, assignments, proxies, stock powers, verifications, notices and other documents relating to the Pledged Collateral of such Pledgor;

(viii) to settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as the Agent may deem reasonably appropriate;

(ix) execute and deliver all assignments, conveyances, statements, financing statements, renewal financing statements, pledge agreements, affidavits, notices and other agreements, instruments and documents that the Agent may reasonably determine necessary in order to perfect and maintain the security interests and liens granted in this Pledge Agreement and in order to fully consummate all of the transactions contemplated therein;

(x) to exchange any of the Pledged Collateral of such Pledgor or other property upon any merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Pledged Collateral of such Pledgor with any committee, depository, transfer agent, registrar or other designated agency upon such terms as the Agent may determine;

(xi) to vote for a shareholder resolution, or to sign an instrument in writing, sanctioning the transfer of any or all of the Pledged Shares of such Pledgor into the name of the Agent or one or more of the Secured Parties or into the name of any transferee to whom the Pledged Shares of such Pledgor or any part thereof may be sold pursuant to Section 7 hereof; and

(xii) to do and perform all such other acts and things as the Agent may reasonably deem to be necessary, proper or convenient in connection with the Pledged Collateral of such Pledgor.

This power of attorney is a power coupled with an interest and shall be irrevocable (i) for so long as any of the Credit Party Obligations remain outstanding, any Credit Document or any Hedging Agreement or Equity Swap Agreement between any Pledgor and any Lender, or any Affiliate of a Lender, is in effect or any Letter of Credit shall remain outstanding and (ii) until all of the Commitments shall have been terminated. The Agent shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to the Agent in this Pledge Agreement, and shall not be liable for any failure to do so or any delay in doing so. The Agent shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or its capacity as attorney-in-fact except acts or omissions resulting from its gross negligence or willful misconduct. This power of attorney is conferred on the Agent solely to protect, preserve and realize upon its security interest in Pledged Collateral.

(b) Assignment by the Agent. The Agent may assign the Secured Obligations and any portion thereof and/or the Pledged Collateral and any portion thereof to a successor Agent appointed in accordance with Section 10.9 of the Credit Agreement, and the assignee shall be entitled to all of the rights and remedies of the Agent under this Pledge Agreement in relation thereto. Upon the request of any such successor Agent, however, at the expense of the Pledgors, the Pledgors shall promptly execute and deliver such instruments of conveyance and further assurance reflecting terms consistent with the terms of this Pledge Agreement and do such other things as may reasonably be required for more fully and certainly vesting and confirming in such successor Agent its interest in the Collateral and all such rights, powers, duties and obligations of the predecessor Agent hereunder.

(c) The Agent’s Duty of Care. Other than the exercise of reasonable care to assure the safe custody of the Pledged Collateral while being held by the Agent hereunder, the Agent shall have no duty or liability to preserve rights pertaining thereto, it being understood and agreed that the Pledgors shall be responsible for preservation of all rights in the Pledged Collateral of such Pledgor, and the Agent shall be relieved of all responsibility for Pledged Collateral upon surrendering it or tendering the surrender of it to the Pledgors. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equal to that which the Agent accords its own property, which shall be no less than the treatment employed by a reasonable and prudent agent in the industry, it being understood that the Agent shall not have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Pledged Collateral, whether or not the Agent has or is deemed to have knowledge of such matters; or (ii) taking any necessary steps to preserve rights against any parties with respect to any Pledged Collateral.

(d) Voting Rights in Respect of the Pledged Collateral.

(i) So long as no Event of Default shall have occurred and be continuing, to the extent permitted by law, each Pledgor may exercise any and all voting and other consensual rights pertaining to the Pledged Collateral of such Pledgor or any part thereof for any purpose not inconsistent with the terms of this Pledge Agreement or the Credit Documents; and

(ii) Upon the occurrence and during the continuance of an Event of Default and upon receipt of notice from the Agent, all rights of a Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to paragraph (i) of this Section shall cease and all such rights shall thereupon become vested in the Agent which shall then have the sole right to exercise such voting and other consensual rights.

(e) Dividend Rights in Respect of the Pledged Collateral.

(i) So long as no Event of Default shall have occurred and be continuing and subject to Section 3(b) hereof, each Pledgor may receive and retain any and all dividends (other than stock dividends and other dividends constituting Pledged Collateral which are addressed hereinabove) or interest paid in respect of the Pledged Collateral to the extent they are allowed under the Credit Documents.

(ii) Upon the occurrence and during the continuance of an Event of Default:

(A) all rights of a Pledgor to receive the dividends, distributions and interest payments which it would otherwise be authorized to receive and retain pursuant to subsection (i) of this Section, upon written notice to the Borrower and such Pledgor (if other than the Borrower), shall cease and all such rights shall thereupon be vested in the Agent which shall then have the sole right to receive and hold as Pledged Collateral such dividends, distributions and interest payments; and

(B) all dividends, distributions and interest payments which are received by a Pledgor contrary to the provisions of subsection (A) of this Section shall be received in trust for the benefit of the Agent, shall be segregated from other property or funds of such Pledgor, and shall be forthwith paid over to the Agent as Pledged Collateral in the exact form received, to be held by the Agent as Pledged Collateral and as further collateral security for the Secured Obligations.

(f) Release of Pledged Collateral. As permitted under the Credit Documents, the Agent may release any of the Pledged Collateral from this Pledge Agreement or may substitute any of the Pledged Collateral for other Pledged Collateral without altering, varying or diminishing in any way the force, effect, lien, pledge or security interest of this

Pledge Agreement as to any Pledged Collateral not expressly released or substituted, and this Pledge Agreement shall continue as a first priority lien on all Pledged Collateral not expressly released or substituted. Notwithstanding anything to the contrary contained herein, the Agent, without the direction of the Secured Parties, shall be entitled to release or substitute any of the Pledged Collateral of any Pledgor for other Pledged Collateral upon any merger, consolidation or recapitalization of the issuer of any of the Pledged Shares permitted under the Credit Documents.

(g) [Reserved]

9. [Reserved]

10. Application of Proceeds. Upon the occurrence and during the continuance of an Event of Default, any payments in respect of the Credit Party Obligations and any proceeds of any Pledged Collateral, when received by the Agent or any of the Secured Parties in cash or its equivalent, will be applied in reduction of the Credit Party Obligations in the order set forth in Section 3.15(b) of the Credit Agreement, and each Pledgor irrevocably waives the right to direct the application of such payments and proceeds and acknowledges and agrees that the Agent shall have the continuing and exclusive right to apply and reapply any and all such payments and proceeds in the Agent’s sole discretion, notwithstanding any entry to the contrary upon any of its books and records.

11. [Reserved]

12. Continuing Agreement.

(a) This Pledge Agreement shall be a continuing agreement in every respect and shall remain in full force and effect so long as any of the Credit Party Obligations remain outstanding or any Credit Document, or Hedging Agreement or Equity Swap Agreement between any Pledgor and any Lender, or any Affiliate of a Lender, is in effect or any Letter of Credit shall remain outstanding, and until all of the Commitments thereunder shall have terminated (other than any obligations with respect to the indemnities and the representations and warranties set forth in the Credit Documents). Upon such payment and termination, this Pledge Agreement shall be automatically terminated and the Agent shall, upon the request and at the expense of the Pledgors, (i) return all certificates representing the Pledged Shares, all other certificates and instruments constituting Pledged Collateral and all instruments of transfer or assignment which have been delivered to the Agent pursuant to this Pledge Agreement and (ii) forthwith release all of its liens and security interests hereunder and shall promptly execute and deliver all UCC termination statements and/or other documents reasonably requested by the Pledgors evidencing such termination. Notwithstanding the foregoing, all releases and indemnities provided hereunder shall survive termination of this Pledge Agreement.

(b) This Pledge Agreement shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Agent or any Secured Party as a preference, fraudulent conveyance or otherwise under any bankruptcy, insolvency or similar law, all as though such payment had not been made; provided that in the event payment of all or any part of the Secured Obligations is rescinded or must be restored or returned, all reasonable costs and expenses (including without limitation any reasonable legal fees and disbursements) incurred by the Agent or any Secured Party in defending and enforcing such reinstatement shall be deemed to be included as a part of the Secured Obligations.

13. Amendments; Waivers; Modifications. This Pledge Agreement and the provisions hereof may not be amended, waived, supplemented or otherwise modified except as set forth in Section 11.6 of the Credit Agreement; provided that any update or revision to Schedule 2(a) hereof delivered by any Pledgor shall not constitute an amendment for purposes of this Section 11 or Section 11.6 of the Credit Agreement.

14. Successors in Interest. This Pledge Agreement shall create a continuing security interest in the Pledged Collateral and shall be binding upon each Pledgor, its successors and assigns and shall inure, together with the rights and remedies of the Agent and the Secured Parties hereunder, to the benefit of the Agent and the Secured Parties and their successors and permitted assigns. To the fullest extent permitted by law, each Pledgor hereby releases the Agent and each Secured Party, and its successors and assigns, from any liability for any act or omission relating to this Pledge Agreement or the Pledged Collateral, except for any liability arising from the gross negligence or willful misconduct of the Agent, or such Secured Party, or its officers, employees or agents.

15. Notices. All notices required or permitted to be given under this Pledge Agreement shall be given at the address set forth below, or at such other address as may be designated in a written notice to the other party hereto:

if to the Pledgors:

Lincare Holdings Inc.

19387 U.S. 19 North

Clearwater, Florida 33764

Attn: Chief Financial Officer

Telephone: (727) 530-7700

Telecopy:   (727) 532-9692

with a copy to:

Lincare Holdings Inc.

19387 U.S. 19 North

Clearwater, Florida 33764

Attn: Legal Department

Telephone: (727) 530-7700

Telecopy:   (727) 532-9692

if to the Agent:

Bank of America, N.A.

Agency Management

1455 Market Street

Mail Code: CA5-704-05-19

San Francisco, CA 94103

Attention: Kevin Ahart

Telephone: (415) 436-2750

Telecopy:   (415) 503-5000

Email: kevin.ahart@baml.com

16. Counterparts. This Pledge Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Pledge Agreement to produce or account for more than one such counterpart.

17. Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Pledge Agreement.

18. Governing Law; Submission to Jurisdiction; Venue.

(a) THIS PLEDGE AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Pledge Agreement may be brought in the courts of the State of North Carolina in Mecklenburg County, or the State of New York in New York County, or of the United States for the Western District of North Carolina or the Southern District of New York (or in any other court located in the jurisdiction in which the Agent maintains its chief executive office), and, by execution and delivery of this Pledge Agreement, each Pledgor hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts. Each Pledgor further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set forth in Section 15 hereof, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of the Agent to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against any Pledgor in any other jurisdiction.

(b) Each Pledgor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Pledge Agreement brought in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

19. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES TO THIS PLEDGE AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS PLEDGE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

20. Severability. If any provision of any of this Pledge Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

21. Entirety. This Pledge Agreement, the Credit Documents and any Hedging Agreements or Equity Swap Agreements between any Pledgor and any Lender, or any Affiliate of a Lender, represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents, any Hedging Agreements or Equity Swap Agreements between any Pledgor and any Lender, or any Affiliate of a Lender, or the transactions contemplated herein and therein.

22. Survival. All representations and warranties of the Pledgors hereunder shall survive the execution and delivery of this Pledge Agreement, the Credit Documents and any Hedging Agreements or Equity Swap Agreements between any Pledgor and any Lender, or any Affiliate of a Lender, the making of the Loans under the Credit Agreement and the issuance of the Letters of Credit under the Credit Agreement.

23. Other Security. To the extent that any of the Secured Obligations are now or hereafter secured by property other than the Pledged Collateral (including, without limitation, real and other personal property owned by a Pledgor), or by a guarantee, endorsement or property of any other Person, then the Agent and the Secured Parties shall have the right to proceed against such other property, guarantee or endorsement upon the occurrence and during the continuance of any Event of Default, and the Agent and the Secured Parties have the right, in their sole discretion, to determine which rights, security, liens, security interests or remedies the Agent and the Secured Parties shall at any time pursue, relinquish, subordinate, modify or take with respect thereto, without in any way modifying or affecting any of them or any of the Agent’s and the Secured Parties’ rights or the Secured Obligations under this Pledge Agreement, the Credit Documents or under any Hedging Agreement or Equity Swap Agreement between any Pledgor and any Lender, or any Affiliate of a Lender.

24. Joint and Several Obligations of Pledgors.

(a) Subject to Section 4.8 of the Credit Agreement, each of the Pledgors is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Secured Parties under the Credit Documents, for the mutual benefit, directly and indirectly, of each of the Pledgors and in consideration of the undertakings of each of the Pledgors to accept joint and several liability for the obligations of each of them.

(b) Subject to Section 4.8 of the Credit Agreement, each of the Pledgors jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Pledgors with respect to the payment and performance of all of the Secured Obligations arising under this Pledge Agreement, the Credit Documents and any Hedging Agreements or Equity Swap Agreement between any Pledgor and any Lender, or any Affiliate of a Lender, it being the intention of the parties hereto that all the Secured Obligations shall be the joint and several obligations of each of the Pledgors without preferences or distinction among them.

(c) Notwithstanding any provision to the contrary contained herein, in the Credit Documents or in any Hedging Agreement or Equity Swap Agreement between any Pledgor and any Lender, or any Affiliate of a Lender, the obligations of each Pledgor shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Pledge Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	LINCARE HOLDINGS INC., a Delaware corporation

By:
	Name:	Paul G. Gabos
	Title:	Secretary

GUARANTORS:	LINCARE INC., a Delaware corporation

LINCARE PROCUREMENT INC., a Delaware corporation

LINCARE OF NEW YORK, INC., a New York corporation

LINCARE PHARMACY SERVICES INC., a Delaware corporation

LINCARE LICENSING INC., a Delaware corporation

CONVACARE SERVICES, INC., an Indiana corporation

MED 4 HOME INC., a Delaware corporation

ALPHA RESPIRATORY INC., a Delaware corporation

HEALTH CARE SOLUTIONS AT HOME INC., a Delaware corporation

HOME-CARE EQUIPMENT NETWORK INC., a Delaware corporation

GAMMA ACQUISITION INC., a Delaware corporation

LINCARE OF CANADA ACQUISITIONS, INC., a Delaware corporation

By:
	Name:	Paul G. Gabos
	Title:	Secretary

PULMOREHAB LLC, a Delaware limited liability company

LINCARE EQUIPMENT LLC, a Delaware limited liability company

LINCARE LEASING LLC, a Delaware limited liability company

LINCARE PULMONARY REHAB MANAGEMENT, LLC, a Delaware limited liability company

ACRO PHARMACEUTICAL SERVICES LLC, a Pennsylvania limited liability company

COMMUNITY PHARMACY SERVICES, LLC, a Delaware limited liability company

ACRO HEALTHCARE, LLC, a Delaware limited liability company

CARING RESPONDERS LLC, a Delaware limited liability company

OPTIGEN, INC., a Florida corporation

LINCARE ONLINE LLC, a Delaware limited liability company

COMPLETE INFUSION SERVICES, LLC, a Michigan limited liability company

MDINR, LLC, a Delaware limited liability company

By:
Name:	Paul G. Gabos
Title:	Secretary

MEDIMATICS LLC, a Delaware limited liability company

OCT PHARMACY, L.L.C., a Michigan limited liability company

MMOC, LLC, a Michigan limited liability company

W&F HIGH TECH SYSTEMS, LLC, a Michigan limited liability company

MRB ACQUISITION CORP., a Florida corporation

By:
Name:	Paul G. Gabos
Title:	Secretary

LINCARE PULMONARY REHAB SERVICES OF FLORIDA, P.L., a Florida professional limited company

By: LINCARE PULMONARY REHAB MANAGEMENT, LLC, its Manager

By:
Name:	Paul G. Gabos
Title:	Secretary

LINCARE PULMONARY REHAB SERVICES OF MISSOURI, LLC, a Missouri limited liability company

By: LINCARE INC., its Sole Member

By:
Name:	Paul G. Gabos
Title:	Secretary

HEALTHLINK MEDICAL EQUIPMENT L.L.C., a Michigan limited liability company

By: HEALTH CARE SOLUTIONS AT HOME INC., its Sole Member

By:
Name:	Paul G. Gabos
Title:	Secretary

HCS LANCASTER, LLC, a Delaware limited liability company

By: HEALTH CARE SOLUTIONS AT HOME INC., its Sole Member

By:
Name:	Paul G. Gabos
Title:	Secretary

Accepted and agreed to as of the date first above written.

BANK OF AMERICA, N.A., as Agent

By:
Name:
Title:

Schedule 2(a)

to

Pledge Agreement

dated as of September 15, 2011

in favor of Bank of America, N.A.

as Agent

PLEDGED STOCK

Pledgor: Lincare Holdings Inc.

Name of Subsidiary	Number of Shares	Certificate Number	Percentage Ownership
Lincare of Canada Acquisitions Inc.	N/A	N/A	100%
Lincare Procurement Inc.	1,000 common	1	100%
ConvaCare Services, Inc.	1,280,500 common	128	100%
PulmoRehab LLC	N/A	N/A	100%
Health Care Solutions at Home Inc.	1,000 common	1	100%
Lincare Inc.	500 common	5	100%

Pledgor: Lincare Inc.

Name of Subsidiary	Number of Shares	Certificate Number(s)	Percentage Ownership
Lincare Equipment LLC	N/A	N/A	100%
Lincare Pulmonary Rehab	N/A	N/A	100%
Management, LLC
Lincare Pharmacy Services Inc.	1,000 common	1	100%
Home-Care Equipment Network Inc.	1,000 common	1	100%
Lincare Licensing Inc.	1,000 common	2	100%
Med 4 Home Inc.	1,000 common	1	100%
Lincare Online LLC	N/A	N/A	100%
Alpha Respiratory Inc.	1,000 common	1	100%
Gamma Acquisition Inc.	1,000 common	1	100%
Lincare of New York, Inc.	100 common	1	100%
Acro Pharmaceutical Services LLC			100%
Community Pharmacy Services LLC	N/A	N/A	100%
Acro Healthcare, LLC	N/A	N/A	100%
Caring Responders LLC	N/A	N/A	100%
Optigen, Inc.	1,000 common	1&2	100%
Complete Infusion Services, LLC	N/A	N/A	100%
mdlNR, LLC	N/A	N/A	100%
Medimatics LLC	N/A	N/A	100%
OCT Pharmacy, L.L.C.	N/A	N/A	100%
MMOC, LLC	N/A	N/A	100%

W&F High Tech Systems, LLC	N/A	N/A	100%
MRB Acquisition Corp.	900,000 common	N/A	100%

Pledgor: Health Care Solutions at Home Inc.

Name of Subsidiary	Number of Shares/Units	Certificate Number	Percentage Ownership
Healthlink Medical Equipment L.L.C.	400,000 equity units	N/A	100%
HCS Lancaster, LLC	1,250 equity units	N/A	100%

Pledgor: Lincare Equipment LLC

Name of Subsidiary	Number of Shares	Certificate Number	Percentage Ownership
Lincare Leasing LLC	N/A	N/A	100%

Pledgor: Lincare Pulmonary Rehab Management, LLC

Name of Subsidiary	Number of Shares	Certificate Number	Percentage Ownership
Lincare Pulmonary Rehab Services of Missouri, LLC	N/A	N/A	100%

Exhibit 3(a)

to

Pledge Agreement

dated as of September 15, 2011

in favor of Bank of America, N.A.

as Agent

Irrevocable Stock Power

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to

the following shares of capital stock of                             , a                              corporation:

No. of Shares	Certificate No.

and irrevocably appoints                                                               its agent and attorney-in-fact to transfer all or any part of such capital stock and to take all necessary and appropriate action to effect any such transfer. The agent and attorney-in-fact may substitute and appoint one or more persons to act for him. The effectiveness of a transfer pursuant to this stock power shall be subject to any and all transfer restrictions referenced on the face of the certificates evidencing such interest or in the certificate of incorporation or bylaws of the subject corporation, to the extent they may from time to time exist.

By:
Name:
Title:

Exhibit 3(d)(i)

to

Pledge Agreement

dated as of September 15, 2011 in favor of

Bank of America, N.A.,

as Agent

Form of Authorization Statement

[Date]

To:	[Name of Issuer]

You are hereby instructed to register the pledge of the following uncertificated security:

All member or other ownership interests of the undersigned in [NAME OF ISSUER] in favor of:

Bank of America, N.A.

Agency Management

1455 Market Street

Mail Code: CA5-704-05-19

San Francisco, CA 94103

Attention: Kevin Ahart

Telephone: (415) 436-2750

Telecopy:   (415) 503-5000

Email: kevin.ahart@baml.com

You are hereby authorized and instructed to comply with any instruction you receive from the Agent in writing that (i) states that an Event of Default (as defined in the Pledge Agreement has occurred and is continuing and (ii) is otherwise in accordance with the terms of the Pledge Agreement, without any other or further instructions from [name of Pledgor]. [Name of Pledgor] agrees to indemnify you for any loss, damage or liability incurred by you in acting upon such instructions of the Agent.

Very truly yours, [NAME OF PLEDGOR]

By:
Name:
Title:

Exhibit 3(d)(ii)(A)

to

Pledge Agreement

dated as of September 15, 2011 in favor of

Bank of America, N.A.,

as Agent

Acknowledgment and Consent

The undersigned Issuer referred to in the foregoing Pledge Agreement hereby acknowledges receipt of a copy thereof and agrees to be bound thereby and to comply with the terms thereof insofar as such terms are applicable to it. Each Issuer agrees to notify the Agent promptly in writing of the occurrence of any of the events described in Section 3(b) of the Pledge Agreement.

[NAME OF ISSUER]

By:
Name:
Title:

Exhibit 3(d)(ii)(B)

to

Pledge Agreement

dated as of September 15, 2011 in favor of

Bank of America, N.A.,

as Agent

Form of Transaction Statement

[Date]

To:	[Name of Pledgor]

and

Bank of America, N.A.

Agency Management

1455 Market Street

Mail Code: CA5-704-05-19

San Francisco, CA 94103

Attention: Kevin Ahart

Telephone: (415) 436-2750

Telecopy:   (415) 503-5000

Email: kevin.ahart@baml.com

This statement is to advise you that a pledge of the following uncertificated securities has been registered in the name of Bank of America, N.A., as Agent:

1.	Uncertificated security: All member or other ownership interests of [INSERT PLEDGOR] in the undersigned.

2.	Registered Owner:

[Name of Pledgor]

Taxpayer Identification Number:

3.	Registered Pledgee:

Bank of America, N.A.

Agency Management

1455 Market Street

Mail Code: CA5-704-05-19

San Francisco, CA 94103

Attention: Kevin Ahart

Telephone: (415) 436-2750

Telecopy:  (415) 503-5000

Email: kevin.ahart@baml.com

Taxpayer Identification Number:

4.

There are no liens, restrictions or other encumbrances on the interest of [Name of Pledgor] in the undersigned, and no adverse claims to which the uncertificated security is or may be subject are known to the undersigned.

5.	The pledge was registered on [Date of Registration].

THIS STATEMENT IS MERELY A RECORD OF THE RIGHTS OF THE ADDRESSEES AS OF THE TIME OF ITS ISSUANCE. DELIVERY OF THIS STATEMENT, OF ITSELF, CONFERS NO RIGHTS ON THE RECIPIENT. THIS STATEMENT IS NEITHER A NEGOTIABLE INSTRUMENT NOR A SECURITY.

Very truly yours, [NAME OF ISSUER]

By:
Name:
Title:

Exhibit 2.1(b)(i)

FORM OF NOTICE OF BORROWING

Bank of America, N.A.

  as Agent for the Lenders

101 North Tryon Street

Mail Code: NCI-001-04-39

Charlotte, North Carolina 28255

Attn: Agency Services – Johnathon (Todd) Clarke

Ladies and Gentlemen:

The undersigned, LINCARE HOLDINGS INC. (the “Borrower”), refers to the Credit Agreement dated as of September 15, 2011 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), among the Borrower, the Guarantors, the Lenders and Bank of America, N. A., as Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives notice pursuant to Section 2.1 of the Credit Agreement that it requests a Revolving Loan advance under the Credit Agreement, and in connection therewith sets forth below the terms on which such Loan advance is requested to be made:

(A) Date of Borrowing (which is a Business Day)

(B) Aggregate principal amount of Borrowing

(C) Interest rate basis

(D) Interest Period and the last day thereof (if applicable)

In accordance with the requirements of Section 5.2 of the Credit Agreement, the Borrower hereby reaffirms the representations and warranties set forth in the Credit Agreement as provided in subsection (b) of such Section, and confirms that the matters referenced in subsections (c), (d) and (e) of such Section are true and correct.

LINCARE HOLDINGS INC.

By:
Name:
Title:

Exhibit 2.1(e)

FORM OF REVOLVING NOTE

$	,20

FOR VALUE RECEIVED, LINCARE HOLDINGS INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of                                 , its successors and assigns (the “Lender”), at the office of Bank of America, N. A., as Agent (the “Agent”), at 101 North Tryon Street, Independence Center, NC1-001-04-39, Charlotte, North Carolina 28255 (or at such other place or places as the holder hereof may designate), at the times set forth in the Credit Agreement dated as of the date hereof among the Borrower, the Guarantors, the Lenders and the Agent (as it may be as amended, modified, restated or supplemented from time to time, the “Credit Agreement”; all capitalized terms not otherwise defined herein shall have the meanings set forth in the Credit Agreement), but in no event later than the Maturity Date, in Dollars and in immediately available funds, the principal amount of                          DOLLARS ($                     ) or, if less than such principal amount, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, and to pay interest from the date hereof on the unpaid principal amount hereof, in like money, at said office, on the dates and at the rates selected in accordance with Section 2.1(d) of the Credit Agreement.

Upon the occurrence and during the continuance of a default in the payment of any amount hereunder, the balance outstanding hereunder shall bear interest as provided in Section 3.1 of the Credit Agreement. Further, in the event the payment of all sums due hereunder is accelerated under the terms of the Credit Agreement, this Note, and all other indebtedness of the Borrower to the Lender shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees.

This Note and the Loans evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Register maintained by or on behalf of the Borrower as provided in Section 11.3(c) of the Credit Agreement.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed by its duly authorized officer as of the day and year first above written.

LINCARE HOLDINGS INC.

By:
Name:
Title:

Exhibit 3.2

FORM OF NOTICE OF EXTENSION/CONVERSION

Bank of America, N.A.

  as Agent for the Lenders

101 North Tryon Street

Mail Code: NC1-001-04-39

Charlotte, North Carolina 28255

Attn: Agency Services – Johnathon (Todd) Clarke

Ladies and Gentlemen:

The undersigned, LINCARE HOLDINGS INC. (the “Borrower”), refers to the Credit Agreement dated as of September 15, 2011 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), among the Borrower, the Guarantors, the Lenders and Bank of America, N. A., as Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives notice pursuant to Section 3.2 of the Credit Agreement that it requests an extension or conversion of a Revolving Loan outstanding under the Credit Agreement, and in connection therewith sets forth below the terms on which such extension or conversion is requested to be made:

(A) Loan Type

(B) Date of Extension or Conversion (which is the last day of the the applicable Interest Period)

(C) Aggregate principal Amount of Extension or Conversion

(D) Interest rate basis

(E) Interest Period and the last day thereof (if applicable)

In accordance with the requirements of Section 5.2 of the Credit Agreement, the Borrower hereby reaffirms the representations and warranties set forth in the Credit Agreement as provided in subsection (b) of such Section, and confirms that the matters referenced in subsections (c), (d) and (e) of such Section are true and correct.

LINCARE HOLDINGS INC.

By:
Name:
Title:

Exhibit 3.3

FORM OF NOTICE OF PREPAYMENT

Bank of America, N.A.

  as Agent for the Lenders

101 North Tryon Street

Mail Code: NC1-001-04-39

Charlotte, North Carolina 28255

Attn: Agency Services – Johnathon (Todd) Clarke

Ladies and Gentlemen:

The undersigned, LINCARE HOLDINGS INC. (the “Borrower”), refers to the Credit Agreement dated as of September 15, 2011 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), among the Borrower, the Guarantors, the Lenders and Bank of America, N. A., as Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives notice it intends to make a prepayment [by allowing Agent to impound amounts due from our concentration account ending in [                 ]]. The particulars regarding this transaction are outlined below:

(A) Loan Type

(B) Date of Principal Prepayment

(C) Aggregate principal Amount of Prepayment

(D) Interest rate basis

LINCARE HOLDINGS INC.

By:
Name:
Title:

Exhibit 7.1(c)

FORM OF OFFICER’S COMPLIANCE CERTIFICATE

For the fiscal quarter ended                             , 20      .

I,                                                      , [Title] of LINCARE HOLDINGS INC. (the “Borrower”) hereby certify that, to the best of my knowledge and belief, with respect to that certain Credit Agreement dated as of September 15, 2011 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”; all of the defined terms in the Credit Agreement are incorporated herein by reference) among the Borrower, the Guarantors, the Lenders and Bank of America, N. A., as Agent:

a.

The company-prepared financial statements which accompany this certificate are true and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from normal year-end audit adjustments; and

b.	Since (the date of the last similar certification, or, if none, the Closing Date) no Default or Event of Default has occurred under the Credit Agreement.

Delivered herewith are detailed calculations demonstrating compliance by the Credit Parties with the financial covenants contained in Section 7.11 of the Credit Agreement as of the end of the fiscal period referred to above.

[remainder of page intentionally left blank]

This              day of                             , 20      .

LINCARE HOLDINGS INC.

By:
Name:
Title:

Attachment to Officer’s Certificate

Computation of Financial Covenants

Exhibit 7.12

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of                     , 20__, is by and between                             , a                              (the “Subsidiary”), and BANK OF AMERICA, N. A., in its capacity as Agent under that certain Credit Agreement (as it may be amended, modified, restated or supplemented from time to time, the “Credit Agreement”), dated as of September 15, 2011, by and among Lincare Holdings Inc., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders and Bank of America, N. A., as Agent. All of the defined terms in the Credit Agreement are incorporated herein by reference.

The Credit Parties are required by Section 7.12 of the Credit Agreement to cause the Subsidiary to become a “Guarantor”.

Accordingly, the Subsidiary hereby agrees as follows with the Agent, for the benefit of the Lenders:

1. The Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the Subsidiary hereby (i) jointly and severally together with the other Guarantors, guarantees to each Lender and the Agent, as provided in Section 4 of the Credit Agreement, the prompt payment and performance of the Credit Party Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

2. The Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Pledge Agreement, and shall have all the obligations of a “Pledgor” thereunder as if it had executed the Pledge Agreement. The Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all the terms, provisions and conditions contained in the Pledge Agreement. Without limiting the generality of the foregoing terms of this paragraph 3, the Subsidiary hereby pledges and assigns to the Agent, for the benefit of the Lenders, and grants to the Agent, for the benefit of the Lenders, a continuing security interest in any and all right, title and interest of the Subsidiary in and to the Pledged Capital Stock (as such term is defined in Section 2 of the Pledge Agreement) listed on Schedule 1 attached hereto and the other Pledged Collateral (as such term is defined in Section 2 of the Pledge Agreement).

3. The address of the Subsidiary for purposes of all notices and other communications is                             ,                             , Attention of                              (Facsimile No.                             ).

4. The Subsidiary hereby waives acceptance by the Agent and the Lenders of the guaranty by the Subsidiary under Section 4 of the Credit Agreement upon the execution of this Agreement by the Subsidiary.

5. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

6. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officers, and the Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

BANK OF AMERICA, N. A., as Agent

By:
Name:
Title:

Schedule 1

TO FORM OF JOINDER AGREEMENT

[Pledged Capital Stock]

Exhibit 11.3(b)

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the] [each]1 Assignor identified in item 1 below ([the] [each, an] “Assignor”) and [the] [each]2 Assignee identified in item 2 below ([the] [each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors] [the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the] [each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of [the Assignor’s] [the respective Assignors’] rights and obligations in [its capacity as a Lender] [their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor] [the respective Assignors] under the respective facilities identified below (including, without limitation, any Letters of Credit and the Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the] [any] Assignor to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to [the] [any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the] [any] Assignor.

1. Assignor:

2. Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]]

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

3. Borrower:	Lincare Holdings Inc.

4. Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement:

The $450,000,000 Credit Agreement dated as of September 15, 2011 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), among the Borrower, the Guarantors, the Lenders and Bank of America, N. A., as Agent and the other agents parties thereto.

6. Assigned Interest:

Facility Assigned[5]	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans[6]
	$	$		%
	$	$		%
	$	$		%

[7.	Trade Date: ][7]

Effective Date:                                , 20       [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:
Name:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:
Name:

[5]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment,” “Term Loan Commitment,” etc.)

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[6]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[7]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Consented to [and Accepted]:

BANK OF AMERICA, N.A., as Agent

By:
Title:
Name:

BANK OF AMERICA, N.A.,
as Issuing Lender and/or Swingline Lender

By:
Title:
Name:

[Consented to:

LINCARE HOLDINGS INC., a Delaware corporation

By:
Title:
Name: ]
__________________________